Filed pursuant to Rule 424(b)(3)

Securities Act File No. 333-274174

July 13, 2026

HERZFELD CREDIT INCOME FUND, INC.

Supplement to and Restatement of the Prospectus dated July 1, 2024

On June 18, 2025, Herzfeld Credit Income Fund, Inc. (formerly, The Herzfeld Caribbean Basin Fund, Inc.) (the “Fund”) announced that the Fund’s stockholders approved the Fund’s conversion from its then current investment strategy to focus on a “CLO Equity Strategy” along with certain other changes to the Fund’s investment policies and restrictions. The approval was voted for at a Special Meeting of Stockholders held on June 17, 2025, with approximately 96% of the votes cast in favor of the change.

With these changes, effective July 1, 2025, the Fund’s primary investment objective changed to a total return strategy with a secondary objective of generating high current income for stockholders. In accordance with the change in investment objective, the Fund will focus on investing primarily in credit related instruments including equity and junior debt tranches of collateralized loan obligations, or “CLOs.” CLOs are portfolios of collateralized loans consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors.

This prospectus supersedes the prospectus dated July 1, 2024 in its entirety, and reflects the changes to the Fund’s investment objectives, strategy, policies, and restrictions as approved by Fund shareholders on June 17, 2025.

PROSPECTUS

Dated June 28, 2024,
as supplemented and restated July 13, 2026

$109,000,000

HERZFELD CREDIT INCOME FUND, INC.

Common Stock

Subscription Rights for Common Stock

Herzfeld Credit Income Fund, Inc. (formerly, The Herzfeld Caribbean Basin Fund, Inc.) (the “Fund”) is a non-diversified, closed-end management investment company incorporated under the laws of the State of Maryland on March 10, 1992, and has registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”). The Fund’s investment adviser is Thomas J. Herzfeld Advisors, Inc. (the “Adviser”). The Fund’s primary investment objective is maximizing risk adjusted total returns with a secondary objective of generating high current income for stockholders. In accordance with the investment objective, the Fund’s current principal investment strategies and policies focus on investing in credit related instruments, including equity and junior debt tranches of collateralized loan obligations, or “CLOs.”

We may offer, from time to time, in one or more offerings, up to $109,000,000 of our common stock, par value $0.001 per share, or subscription rights described in this prospectus. We may sell our securities through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus. In the event we offer common stock, the offering price per share of our common stock exclusive of any underwriting commissions or discounts will not be less than the net asset value, or NAV, per share of our common stock at the time we make the offering except (1) in connection with a subscription rights offering to our existing stockholders, (2) with the consent of the majority of our common stockholders and approval of our board of directors or (3) under such circumstances as the Securities and Exchange Commission (“SEC”) may permit.

Our common stock is traded on the NASDAQ Capital Market under the symbol “HERZ.” On July 9, 2026, the last reported sales price on the NASDAQ Capital Market for our common stock was $16.91 per share. We determine the NAV per share of our common stock no less frequently than monthly. The NAV per share of our common stock as of April 30, 2026 was $19.91 and our total net assets were approximately $39,888,055.20. As of April 30, 2026 there were 2,002,996 shares of our common stock outstanding.

Investing in the securities may be considered speculative and involves a high degree of risk, including the risk of a total loss of investment. Shares of closed-end investment companies frequently trade at a discount to their net asset value. See “Risk Factors and Special Considerations” beginning on page 34 of this prospectus to read about the risks you should carefully consider before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Fund involves risks. See “Risk Factors and Special Considerations” on page 34 of this prospectus.

The date of this prospectus is July 13, 2026

This prospectus may not be used to consummate sales of securities by us through agents, underwriters or dealers unless accompanied by a prospectus supplement.

Please carefully read this prospectus and any accompanying prospectus supplement before investing in our securities and keep each for future reference. This prospectus and any accompanying prospectus supplement will contain important information about us that a prospective investor ought to know before investing in our securities.

We are required to file with or submit to the U.S. Securities and Exchange Commission, or “SEC,” annual, semi-annual and quarterly reports, proxy statements and other information about us. You may request copies of these reports and filings, including this prospectus and accompanying prospectus supplement, free of charge, make inquiries or request other information about us by contacting us by mail at 119 Washington Avenue, Suite 504 Miami Beach, FL 33139 or by telephone at (800) TJH-FUND (toll-free) or (305) 777-1660. Copies of these reports and filings are also available free of charge through our website at http://www.herzfeld.com/herz. The SEC also maintains a website at http://www.sec.gov that contains this information. The inclusion of our website address above and elsewhere in this prospectus and any accompanying prospectus supplement is, in each case, intended to be an inactive textual reference only and not an active hyperlink to our website. The information contained in, or that can be accessed through, our website is not part of this prospectus or any accompanying prospectus supplement.

As permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the Fund’s annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports. Instead, the reports will be made available on the Fund’s website, https://www.herzfeld.com/herz, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. You must not rely on any unauthorized information or representations not contained in this prospectus or incorporated by reference or any accompanying prospectus supplement as if we had authorized it. We are offering to sell, and seeking offers to buy, shares of securities only in jurisdictions where offers and sales are permitted. This prospectus and any accompanying prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any security other than the securities offered by this prospectus and any accompanying prospectus supplement, nor does this prospectus or any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities by anyone in any jurisdiction in which such offer or solicitation would be unlawful. The information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the date of this prospectus and any accompanying prospectus supplement, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any sale of securities.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	7
Information Regarding the Fund	7
The Offering	8
Information Regarding the Adviser and Custodian, Transfer Agent, Dividend Disbursing Agent, and Registrar	8
Closed-End Fund Structure	9
Investment Focus	9
Summary Risk Factors and Special Considerations	10
FEES AND EXPENSES	18
Fee Table	18
Example	19
FINANCIAL HIGHLIGHTS	20
PRICE RANGE OF COMMON STOCK	23
USE OF PROCEEDS	24
INVESTMENT OBJECTIVE AND POLICIES	24
Investment Policies - General	24
Principal Investment Policies	25
Illiquid Investments	25
Maturity and Duration	25
Non-U.S. Investments	26
Other Investments Companies	26
Derivatives Transactions	26
Temporary Defensive Investments	26
Portfolio Turnover	26
Special Leverage Considerations	28
Repurchase Agreements	31
Debt Securities	32
Securities Lending	32
Investment Restrictions	33
RISK FACTORS AND SPECIAL CONSIDERATIONS	34
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS	47
MANAGEMENT OF THE FUND	48
Board of Directors	48
Information About Directors and Officers	49
Risk Oversight	52
Committees of the Board	52
Ownership of the Fund by Directors	53
Director Compensation	53
Investment Adviser and Portfolio Managers	54
Investment Adviser	54
Portfolio Managers	54
Investment Advisory Agreement	55
Benefit to the Adviser	57

Rights Offerings	57
Expenses of the Fund	58
PORTFOLIO TRANSACTIONS AND BROKERAGE	58
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	59
REGULATION AS A REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANY	59
General	59
Code of Ethics	61
Compliance Policies and Procedures	61
Sarbanes-Oxley Act of 2002	62
Proxy Voting Policies and Procedures	62
DESCRIPTION OF COMMON STOCK	62
Share Repurchases and Tender Offers	63
Certain Provisions of Articles of Incorporation and Bylaws	65
Subscription Rights	66
DIVIDENDS AND DISTRIBUTIONS; DIVIDEND REINVESTMENT PLAN	67
PLAN OF DISTRIBUTION	69
TAXATION	71
Federal Taxation of the Fund and its Distributions	72
DETERMINATION OF NET ASSET VALUE	80
CUSTODIAN, TRANSFER AGENT, DIVIDEND DISBURSING AGENT, AND REGISTRAR	81
LEGAL MATTERS	82
EXPERTS	82
AVAILABLE INFORMATION	82
INCORPORATION BY REFERENCE	83

PROSPECTUS SUMMARY

This summary highlights some information that is described more fully elsewhere in this prospectus and is qualified in its entirety by the more detailed information included elsewhere in the prospectus supplement. The summary does not purport to be a complete discussion of all matters referred to in this prospectus and any accompanying prospectus supplement and may not contain all of the information that is important to you. To understand an offering fully you should read the entire prospectus and any accompanying prospectus supplement carefully, including the “Risk Factors and Special Consideration,” before making a decision to invest in our securities.

You should carefully read the section entitled “Risk Factors and Special Considerations” in this prospectus, any accompanying prospectus supplement, and our financial statements included in our Annual Report on Form N-CSR for the fiscal year ended June 30, 2025, filed with the SEC on September 9, 2025, and in our Semi-Annual Report on Form N-CSRS for the six month period ended December 31, 2025, filed with the SEC on March 5, 2026. References to “fiscal year” mean our applicable fiscal year which ends on June 30th in such year.

Except where the context requires otherwise, the terms the “Fund,” “we,” “us,” and “our” refer to Herzfeld Credit Income Fund, Inc. and the “Adviser” refers to Thomas J. Herzfeld Advisors, Inc.

Information Regarding the Fund

Herzfeld Credit Income Fund, Inc. (formerly, The Herzfeld Caribbean Basin Fund, Inc.) (the “Fund”) is a non-diversified, closed-end management investment company incorporated under the laws of the State of Maryland that has registered as an investment company under the 1940 Act. The Fund has elected and intends to continue to qualify annually to be treated as a regulated investment company under the Internal Revenue Code of 1986, as amended, or the “Code.”

The Fund’s primary investment objective is maximizing risk adjusted total returns and its secondary investment objective is generating high current income. The Fund seeks to achieve its investment objectives by investing primarily in credit related instruments, including equity and junior debt tranches of collateralized loan obligations, or “CLOs,” that are collateralized by a portfolio consisting primarily of below investment grade (such loans are commonly referred to as “junk”) U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. The Fund may also invest in other related securities and instruments or other securities and instruments that the Adviser believes are consistent with our investment objectives, including senior debt tranches of CLOs, loan accumulation facilities (“LAFs”), collateralized fund obligations (“CFOs”), and securities issued by other securitization vehicles, such as collateralized bond obligations, or “CBOs.”

In accordance with the requirements of the 1940 Act, the Fund has adopted a policy to invest at least 80% of its assets in the particular type of investments suggested by its name. Accordingly, under normal circumstances, the Fund will invest at least 80% of the aggregate of its net assets and borrowings for investment purposes in credit-related instruments.

The Fund’s 80% policy with respect to investments in credit-related instruments is not fundamental and may be changed by the Board without prior approval of our stockholders. Stockholders will be provided with sixty (60) days’ notice in the manner prescribed by the SEC before making any change to this policy.

The Fund’s income, expenses, assets, and performance are regularly monitored and assessed as a whole by the Adviser, who is responsible for the oversight functions of the Fund, using the information presented in the financial statements and financial highlights.

As of April 30, 2026, the Fund had 2,002,996 shares of common stock outstanding. The Fund’s common stock trades on the NASDAQ Capital Market under the symbol “HERZ.” The average weekly trading volume of the common stock on the NASDAQ Capital Market during the quarter ended March 30, 2026 was approximately 48,244 shares. As of April 30, 2026, the aggregate net assets of the Fund were approximately $39,888,055.20.

The Offering

We may offer, from time to time, in one or more offerings, our common shares, $0.001 par value per share, or our subscription rights to purchase our common shares (the “Offer” or the “Offering”). The securities may be offered at prices and on terms to be set forth in one or more supplements to this prospectus (each a “prospectus supplement”). The offering price per common share will not be less than the net asset value per common share at the time we make the offering, exclusive of any underwriting commissions or discounts, provided that rights offerings that meet certain conditions may be offered at a price below the then current net asset value. See “Rights Offerings.” You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. Our securities may be offered directly to one or more purchasers, through agents designated from time to time by us or to or through underwriters or dealers. The prospectus supplement relating to the Offering will identify any agents, underwriters, or dealers involved in the sale of our shares or notes, and will set forth any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters, or among our underwriters, or the basis upon which such amount may be calculated. The prospectus supplement relating to any offering of subscription rights will set forth the number of common or preferred shares issuable upon the exercise of each right and the other terms of such rights offering. We may not sell any of our shares or notes through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the particular Offering.

While the aggregate amount of securities we may issue pursuant to this registration statement is limited to $109,000,000, our board of directors may, without any action by the stockholders, amend our Articles of Incorporation, as amended, from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue.

Information Regarding the Adviser and Custodian, Transfer Agent, Dividend Disbursing Agent, and Registrar

Thomas J. Herzfeld Advisors, Inc. has acted as the investment adviser to the Fund since the Fund’s registration under the 1940 Act. On June 18, 2025, the Fund’s Stockholders approved an Amended and Restated Investment Advisory Agreement (the “Amended Agreement”) between the Fund and the Adviser, effective as of July 1, 2025. The Amended Agreement was approved by the Fund’s Board of Directors (the “Board of Directors” or “Board”) on February 27, 2025, and is required to be approved annually by the Board after an initial two-year term ending June 30, 2027.

Under the Amended Agreement, the Adviser receives an annual fee from the Fund of 1.25% of the Fund's calendar quarter end “Managed Assets.” Managed Assets of the Fund are its gross assets less its liabilities incurred for purposes other than investment. The Adviser also receives an incentive fee of 10% of the Fund's pre-incentive fee net investment income, for each calendar quarter subject to a 9.0% annualized hurdle rate, with a “catch-up” provision intended to provide the Adviser with an incentive fee of 10% on all of the Fund’s Pre-Incentive Fee net investment income as if a hurdle rate did not apply when the Fund’s net investment income exceeds 2.25% in any calendar quarter. The “catch-up” portion of our pre-incentive fee net investment income is the portion that exceeds the 2.25% hurdle rate but is less than or equal to 2.5% in any calendar quarter. These fees may be higher than the advisory fee paid by some investment companies.

See “Management of the Fund - Investment Adviser.”

U.S. Bank National Association acts as custodian for the Fund’s assets. For its services as custodian the Fund currently pays U.S. Bank an annual fee, plus a monthly fee based on the market value of the Fund’s assets. Ultimus Fund Solutions, LLC serves as the Fund’s transfer agent, and provides shareholder services to the Fund. Ultimus has subcontracted transfer agency services to Equiniti Trust Company, LLC, which serves as dividend/distribution disbursing agent, dividend reinvestment plan agent and as registrar for the Fund’s common stock. For its services as transfer agent, the Fund currently pays Ultimus a monthly fee based primarily on the number of registered Fund shareholders.

See, “Custodian, Transfer Agent, Dividend Disbursing Agent, And Registrar”.

Closed-End Fund Structure

The Fund is a non-diversified, closed-end management investment company under the 1940 Act, commonly referred to as a “closed-end fund.” Closed-end management investment companies differ from open-end management investment companies (commonly referred to as “mutual funds”) in that closed-end funds generally list their shares for trading on a stock exchange and do not redeem their stock at the request of the stockholder. This means that if a stockholder wishes to sell shares of a closed-end management investment company, he or she must trade them on the market, like any other stock, at the prevailing market price at that time. With respect to a mutual fund, if the stockholder wishes to sell shares of the company, the mutual fund will redeem, or buy back, the shares at NAV. Mutual funds also generally offer new shares on a continuous basis to new investors, and closed-end management investment companies generally do not. The continuous inflows and outflows of assets in a mutual fund can make it difficult to manage the company’s investments. By comparison, closed-end management investment companies are generally able to stay more fully invested in securities that are consistent with their investment objectives and also have greater flexibility to make certain types of investments and to use certain investment strategies, such as investments in illiquid securities.

When shares of closed-end management investment companies are traded, they may trade at a discount to their NAV. This characteristic of shares of closed-end management investment companies is a risk separate and distinct from the risk that the closed-end management investment company’s NAV may decrease as a result of investment activities. Our conversion to an open-end mutual fund would require an amendment to the Fund’s articles of incorporation.

Investment Focus

The Fund’s primary investment objective is maximizing risk adjusted total returns and its secondary investment objective is generating high current income.

The Fund seeks to achieve its investment objectives by investing primarily in credit related instruments including equity and junior debt tranches of collateralized loan obligations, or “CLOs,” that are collateralized by a portfolio consisting primarily of below investment grade (such loans are commonly referred to as “junk”) U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. The Fund may also invest in other related securities and instruments or other securities and instruments that the Adviser believes are consistent with our investment objectives, including senior debt tranches of CLOs, loan accumulation facilities (“LAFs”), collateralized fund obligations (“CFOs”), and securities issued by other securitization vehicles, such as collateralized bond obligations, or “CBOs.”

In accordance with the requirements of the 1940 Act, the Fund has adopted a policy to invest at least 80% of its assets in the particular type of investments suggested by its name. Accordingly, under normal circumstances, the Fund will invest at least 80% of the aggregate of its net assets and borrowings for investment purposes in credit-related instruments.

The Fund’s 80% policy with respect to investments in credit-related instruments is not fundamental and may be changed by the Board without prior approval of our stockholders. Stockholders will be provided with sixty (60) days’ notice in the manner prescribed by the SEC before making any change to this policy.

For more information, see “Investment Objective and Policies”.

Summary Risk Factors and Special Considerations

The value of our assets, as well as the market price of our securities, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. For additional information about the risks associated with investing in the Fund’s common stock, see “Risk Factors and Special Considerations.”

The Fund is a non-diversified, closed-end investment company designed primarily as a long-term investment and not as a trading tool. On June 18, 2025, the Fund announced that the Fund’s stockholders approved the Fund’s conversion from its then-current investment strategy of investing generally in a portfolio of Caribbean Basin Companies to its now current strategy focusing on a “CLO Equity Strategy.” An investment in the Fund may be speculative and involves a high degree of risk. The Fund should not constitute a complete investment program. Due to the uncertainty in all investments, there can be no assurance that the Fund will achieve its investment objective.

The Fund’s shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any governmental agency.

Risks that you should carefully consider before investing in our securities include, but are not limited to, the following:

Discount From NAV	Shares of closed-end funds frequently trade at a market price that is less than the value of the net assets attributable to those shares (a “discount”). The possibility that the Fund’s shares will trade at a discount from NAV is a risk separate and distinct from the risk that the Fund’s NAV will decrease. The risk of purchasing shares of a closed-end fund that might trade at a discount or unsustainable premium is more pronounced for investors who wish to sell their shares in a relatively short period of time after purchasing them because, for those investors, realization of a gain or loss on their investments is likely to be more dependent upon the existence of a premium or discount than upon portfolio performance.

Equity and Equity-Linked Securities Risk

Equity risk relates to the change in value of equity securities as they relate to increases or decreases in the general market. The Fund is exposed to risks associated with equity and equity-linked securities to the extent that adverse equity market conditions could negatively impact the ability of the borrowers to make payments of interest and/or principal with respect to the loans underlying the CLOs or other credit related instruments in which the Fund invests.

The Fund may also invest in preferred stock, convertible securities and other types of equity-linked securities. The market value of preferred and convertible securities and other debt securities tends to fall when prevailing interest rates rise. Preferred securities may pay fixed or adjustable rates of return. Preferred securities are subject to issuer-specific and market risks applicable generally to equity securities. In addition, a company’s preferred securities generally pay dividends only after the company makes required payments to holders of its bonds and other debt. For this reason, the value of preferred securities will usually react more strongly than bonds and other debt to actual or perceived changes in the company’s financial condition or prospects. Preferred securities of smaller companies may be more vulnerable to adverse developments than preferred stock of larger companies. The market value of a convertible security performs like that of a regular debt security; that is, if market interest rates rise, the value of a convertible security usually falls. In addition, convertible securities are subject to the risk that the issuer will not be able to pay interest or dividends when due, and their market value may change based on changes in the issuer’s credit rating or the market’s perception of the issuer’s creditworthiness. Since it derives a portion of its value from the common stock into which it may be converted, a convertible security is also subject to the same types of market and issuer risks that apply to the underlying common stock. Equity-linked securities bear the risk that, in addition to market risk and other risks of the referenced equity security, the Fund may experience a return that is different from that of the referenced equity security. Equity-linked instruments also subject the Fund to counterparty risk, including the risk that the issuing entity may not be able to honor its financial commitment, which could result in a loss of all or part of the Fund’s investment.

“Non-diversified” Investment Company	As a “non-diversified” investment company, the Fund’s investments involve greater risks than would be the case for a similar diversified investment company because the Fund is not limited by the Investment Company Act of 1940, as amended (the “1940 Act”), in the proportion of its assets that may be invested in the assets of a single issuer. Although the Fund is not diversified for the purposes of the 1940 Act, it must maintain a certain degree of diversification in order to comply with certain requirements of the Code, applicable to regulated investment companies. See “Risk Factors and Special Considerations” and “Taxation.”

Management Risk	The Adviser’s judgment about the attractiveness, relative value or potential appreciation of a particular security or investment strategy may prove to be incorrect.

Dividends and Distributions	The Fund distributes monthly to its stockholders substantially all of its net investment income and net short-term capital gains. The Fund determines annually whether to distribute any net realized long-term capital gains in excess of net realized short-term capital losses. See “Dividends and Distributions: Dividend Reinvestment Plan” and “Taxation.”

Plan of Distribution	We may offer, from time to time, up to $109,000,000 of our securities, on terms to be determined at the time of each such offering and set forth in a supplement to this prospectus. Securities may be offered at prices and on terms described in one or more supplements to this prospectus. We may sell our securities through underwriters or dealers, “at-the-market” to or through a market maker, into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The supplement to this prospectus relating to an offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee and commission or discount arrangement or the basis upon which such amount may be calculated. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the compensation to the underwriters or dealers in connection with the sale of our securities pursuant to this prospectus and the accompanying supplement to this prospectus may not exceed 8% of the aggregate offering price of the securities as set forth on the cover page of the supplement to this prospectus. We may not sell securities pursuant to this prospectus without delivering a prospectus supplement describing the terms of the particular securities to be offered and the method of an offering of such securities. See “Plan of Distribution”.

Certain Charter Provisions	The Fund’s Articles of Incorporation, as amended, include provisions that could have the effect of: inhibiting the Fund’s possible conversion to open-end status; limiting the ability of other entities or persons to acquire control of the Fund or to change the composition of its board; and depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the Fund. See “Description of Common Stock.”

Market Disruption Risk	Certain events have had a disruptive effect on the securities markets, such as pandemics, terrorist attacks, war and other geopolitical events, hurricanes, droughts, floods and other disasters.

Tender Offers and Share Repurchases	Because of the nature of the Fund’s investment objective and policies, if the Adviser anticipates that a share repurchase or tender offer might have an adverse effect on the Fund’s investment performance and anticipate any material difficulty disposing of portfolio securities in order to consummate such share repurchase or tender offer, the Board would consider deferring or withdrawing the share repurchase or tender offer. The Fund may realize gains and losses on securities that it may not otherwise wish to sell in the ordinary course of its portfolio management, which may adversely affect the Fund’s performance. The portfolio turnover rate of the Fund may or may not be affected by the Fund’s repurchases of shares pursuant to a tender offer. See “Share Repurchases and Tenders.”

Risk of Investing in CLOs	Investments in CLOs and related securities (such as LAFs, CFOs and CBOs) involve certain risks. CLOs are generally backed by an asset or a pool of assets that serve as collateral. The Fund and other investors in CLO securities ultimately bear the credit risk of the underlying collateral. Most CLOs are issued in multiple tranches, offering investors various maturity and credit risk characteristics, often categorized as senior, mezzanine and subordinated/equity according to their degree of risk. If there are defaults or the relevant collateral otherwise underperforms, scheduled payments to senior tranches of such securities take precedence over those of junior tranches which are the focus of our investment strategy, and scheduled payments to junior tranches have a priority in right of payment to subordinated/equity tranches. CLOs may present risks similar to those of the other types of debt obligations and, in fact, such risks may be of greater significance in the case of CLOs. For example, investments in junior debt and equity securities issued by CLOs, involve risks, including credit risk and market risk. Changes in interest rates and credit quality may cause significant price fluctuations. In addition to the general risks associated with investing in debt securities, CLO securities carry additional risks, including: (1) the possibility that distributions from collateral assets will not be adequate to make interest or other payments; (2) the quality of the collateral may decline in value or default; (3) investments in CLO junior debt and equity tranches will likely be subordinate in right of payment to other senior classes of CLO debt; and (4) the complex structure of a particular security may not be fully understood at the time of investment and may produce disputes with the issuer or unexpected investment results. Changes in the collateral held by a CLO may cause payments on the instruments the Fund holds to be reduced, either temporarily or permanently.

Dependence on CLO Managers Risk	The performance of the CLOs in which we invest is highly dependent on the quality of the respective CLO Managers. The CLO Manager’s responsibilities include managing insolvency proceedings, loan workouts and modifications, liquidations, and reporting on the performance of the loan pool to the trustee.

Covenant-Lite Loan Risk	Covenant-lite loans may comprise a significant portion of the senior secured loans underlying the CLOs in which the Fund invests. Over the past decade, the senior secured loan market has evolved from one in which covenant-lite loans represented a minority of the market to one in which such loans represent a significant majority of the market. Generally, covenant-lite loans provide borrower companies greater ability to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. Accordingly, to the extent that the CLOs that the Fund invests in hold covenant-lite loans, its CLOs may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.

Interest Rate Risk	The price of certain of our investments may be significantly affected by changes in interest rates. In the event of a significant rising interest rate environment and/or economic downturn, loan defaults may increase and result in credit losses which may adversely affect the Company’s cash flow, fair value of its assets and operating results.

Credit Spread Risk	Credit spread risk is the risk that credit spreads (i.e., the difference in yield between securities that is due to differences in their credit quality) may increase when the market expects below-investment-grade bonds to default more frequently. Widening credit spreads may quickly reduce the market values of below-investment-grade and unrated securities. Historically, the U.S. capital markets experienced extreme volatility and disruption following certain events, such as the spread of COVID-19, escalation of global conflicts and other unforeseeable risk. These event have historically increased the spread between yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. Central banks and governments have played a key role in reintroducing liquidity to parts of the capital markets.. Future market disruptions and/or illiquidity would be expected to have an adverse effect on the Fund’s business, financial condition, results of operations and cash flows.

Market Risk	Political, regulatory, economic and social developments, and developments that impact specific economic sectors, industries, or segments of the market, can affect the value of our investments. A disruption or downturn in the capital markets and the credit markets could impair our ability to raise capital, reduce the availability of suitable investment opportunities for us, or adversely and materially affect the value of our investments, any of which would negatively affect our business.

Credit Risk	If (1) a CLO in which the Fund invests, (2) an underlying asset of any such CLO, or (3) any other type of credit investment in the portfolio declines in value or fails to pay interest or principal when due because the issuer or debtor, as the case may be, experiences a decline in its financial status, our income, NAV, and/or market price would be adversely impacted.

Subordinated Securities Risk	CLO equity securities that the Fund may acquire are subordinated to more senior tranches of CLO debt. CLO equity securities are subject to increased risks of default relative to the holders of superior priority interests in the same CLO.

High-Yield Investment Risk	The CLO equity securities that the Fund holds and intends to acquire are typically unrated and are therefore considered speculative with respect to timely payment of interest and repayment of principal. The collateral of underlying CLOs are also typically higher-yield, sub-investment grade (sometimes referred to as “junk”) investments. Investing in CLO equity securities and other high-yield investments involves greater credit and liquidity risk than investment grade obligations, which may adversely impact the Fund’s performance.

Leverage Risk	The use of leverage, whether directly or indirectly through investments such as CLO equity securities that inherently involve leverage, may magnify the Fund’s risk of loss. CLO equity securities are very highly leveraged (with CLO equity securities typically being leveraged nine to 13 times), and therefore the CLO securities that it holds and in which it invests are subject to a higher degree of loss since the use of leverage magnifies losses.

Volatility Risk	Volatility risk refers to the magnitude of the movement, but not the direction of the movement, in a financial instrument’s price over a defined time period. Large increases or decreases in a financial instrument’s price over a relative time period typically indicate greater volatility risk, while small increases or decreases in its price typically indicate lower volatility risk.

Prepayment Risk	The assets underlying the CLO securities in which the Fund intends to invest are subject to prepayment by the underlying corporate borrowers. In addition, the CLO securities and related investments in which the Fund invests are subject to prepayment risk. If the Fund or a CLO collateral manager is unable to reinvest prepaid amounts in a new investment with an expected rate of return at least equal to that of the investment repaid, the investment performance will be adversely impacted.

Reinvestment Risk	CLOs will typically generate cash from asset repayments and sales that may be reinvested in substitute assets, subject to compliance with applicable investment tests. If the CLO collateral manager causes the CLO to purchase substitute assets at a lower yield than those initially acquired (for example, during periods of loan compression or as may be required to satisfy a CLO’s covenants) or sale proceeds are maintained temporarily in cash, it would reduce the excess interest-related cash flow, thereby having a negative effect on the fair value of our assets and the market value of our securities. In addition, the reinvestment period for a CLO may terminate early, which would cause the holders of the CLO’s securities to receive principal payments earlier than anticipated. There can be no assurance that we will be able to reinvest such amounts in an alternative investment that provides a comparable return relative to the credit risk assumed.

Counterparty Risk	The Fund may be exposed to counterparty risk, which could make it difficult for it or the CLOs in which it invests to collect on obligations, thereby resulting in potentially significant losses.

Default Risk

A default and any resulting loss, as well as other losses on an underlying asset held by a CLO may reduce the fair value of our corresponding CLO investment. A wide range of factors could adversely affect the ability of the borrower of an underlying asset to make interest or other payments on that asset. To the extent that actual defaults and losses on the collateral of an investment exceed the level of defaults and losses factored into its purchase price, the value of the anticipated return from the investment will be reduced. The more deeply subordinated the tranche of securities in which the Fund invests, the greater the risk of loss upon a default. For example, CLO equity is the most subordinated tranche within a CLO and is therefore subject to the greatest risk of loss resulting from defaults on the CLO’s collateral, whether due to bankruptcy or otherwise. Any defaults and losses in excess of expected default rates and loss model inputs will have a negative impact on the fair value of our investments, will reduce the cash flows that the Fund receives from its investments, adversely affect the fair value of the Fund’s assets and could adversely impact the Fund’s ability to pay dividends. Furthermore, the holders of the junior equity and debt tranches typically have limited rights with respect to decisions made with respect to collateral following an event of default on a CLO. In some cases, the senior most class of notes can elect to liquidate the collateral even if the expected proceeds are not expected to be able to pay in full all classes of notes. The Fund could experience a complete loss of its investment in such a scenario.

In addition, the collateral of CLOs may require substantial workout negotiations or restructuring in the event of a default or liquidation. Any such workout or restructuring is likely to lead to a substantial reduction in the interest rate of such asset and/or a substantial write-down or write-off of all or a portion of the principal of such asset. Any such reduction in interest rates or principal will negatively affect the fair value of the Fund’s portfolio.

CLO Warehouse Risk	The Fund may invest in participations in CLO Warehouses provided for the purposes of enabling the borrowers to acquire assets (“Collateral”) which are ultimately intended to be used to collateralize securities to be issued pursuant to a CLO transaction. The Fund’s participation in any CLO Warehouse may take the form of notes (“Warehouse Equity”) which are subordinated to the interests of one or more senior lenders under the CLO Warehouse. If the relevant CLO transaction does not proceed for any reason (which may include a decision on the part of the CLO Manager not to proceed with the closing of such transaction (“closing”)), the realized value of the Collateral may be insufficient to repay any outstanding amounts owing to the Company in respect of the Warehouse Equity, after payments have been made to the senior lenders under the terms of the CLO Warehouse, with the consequence that the Fund may not receive back all or any of its investment in the CLO Warehouse. This shortfall may be attributable to, amongst other things, a fall in the value of the Collateral between the date of the Fund’s participation in the CLO Warehouse and the date that the Collateral is realized.

Fair Value of Portfolio Investment Risk	Generally, there is a more limited public market for the CLO investments the Fund targets. As a result, these securities will be valued at least quarterly, or more frequently as may be required from time to time, at fair value. The determinations of the fair value of the investments have a material impact on our net earnings through the recording of unrealized appreciation or depreciation of investments and may cause the NAV on a given date to understate or overstate, possibly materially, the value that it may ultimately realize on one or more of our investments.

Limited Investment Opportunities Risk	The market for CLO securities is more limited than the market for other credit related investments. The Fund can offer no assurances that sufficient investment opportunities for our capital will be available.

Limited Operating Risk	The Fund has recently implemented the new investment strategy and has no prior track record of operating a similar investment strategy in any other registered investment company. The Fund is therefore subject to all of the business risks and uncertainties associated with any new line of business, including the risk that it will not achieve its investment objective and that the value of your investment could decline substantially.

The risks and special considerations discussed above apply generally to the investments and strategies that the Adviser will use under normal market conditions. The Fund and the Adviser also may use other strategies and engage in other investment practices. For more information about the risks described above and other risks, see “Risk Factors and Special Considerations” and, risks and special considerations discussed in any accompanying prospectus supplement. In addition, the other information included in this prospectus and any accompanying prospectus supplement contains a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus and any accompanying prospectus supplement contains a reference to fees or expenses paid by “us” or the Fund or that “we” will pay fees or expenses, you will indirectly bear such fees or expenses as an investor in the Fund.

Fee Table
Stockholder Transaction Expenses:
Sales load (as a percentage of the offering price)	--%*
Expenses of the Offer (as a percentage of offering price)	--%*
Dividend reinvestment plan fees	None
Total stockholder transaction expenses (as a percentage of offering price)

Annual Expenses (as a percentage of net assets attributable to common shares):
Management Fees (1)	1.25%
Incentive Fee (estimated) (1)	0.00%
Other expenses (estimated) (2)	1.76%
Acquired Fund Fees and Expenses (AFFE)(estimated)(3)	2.81%
Total Annual Expenses (estimated)	5.82%

*	The actual amounts in connection with any offering of securities by the Fund will be set forth in a supplement to the Fund’s prospectus if applicable.

(1)	Had the Amended Agreement been in place for the fiscal year ended June 30, 2025, the Management Fee would have been 1.25% and no Incentive Fee would have been payable to the Adviser. The Amended Agreement provides for a management fee of 1.25% of the Fund’s “Managed Assets.” The Fund anticipates that it may have interest income that could result in the payment of an Incentive Fee to the Adviser during certain future periods. However, the Incentive Fee is based on the Fund’s performance and will not be paid unless the Fund achieves certain performance targets. The Fund expects the Incentive Fee the Fund pays to increase to the extent the Fund earns greater interest income through its investments. The Incentive Fee is calculated and payable quarterly in arrears based upon the Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter, and is subject to a hurdle rate, expressed as a rate of return on the Fund’s Net Assets, equal to 2.25% per quarter, or an annualized hurdle rate of 9.00%, subject to a “catch-up” provision intended to provide the Adviser with an incentive fee of 10% on all of the Fund’s Pre-Incentive Fee net investment income as if a hurdle rate did not apply when the Fund’s net investment income exceeds 2.25% in any calendar quarter. The “catch-up” portion of our pre-incentive fee net investment income is the portion that exceeds the 2.25% hurdle rate but is less than or equal to 2.5% in any calendar quarter.

(2)	“Other Expenses” are estimated for the current fiscal year and do not include expenses of the Fund incurred in connection with any offer of the Fund’s securities. However, these expenses will be borne by the holders of the shares of common stock of the Fund and result in a reduction in the net asset value, or “NAV”, of the shares of common stock.

(3)	Estimated based on current fiscal year values on May 31, 2026.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock.

	Cumulative Expenses Paid for the Period June 30, 2025:
	1 year	3 years	5 years	10 years
An investor would pay the following expenses on a $1,000 investment, assuming a 5% annual return:	$30	$93	$158	$333

The example and the expenses in the tables above should not be considered a representation of past or future expenses or annual rates of return and actual expenses or annual rates of return may be more or less than those shown. The foregoing table and example are intended to assist investors in understanding the costs and expenses that an investor in the Fund will bear directly or indirectly. “Other Expenses” are based on estimated amounts for the current fiscal year. See “Management of the Fund” for additional information.

The example assumes the reinvestment of all dividends and distributions at NAV and an expense ratio of 3.01%. The tables above and the assumption in the example of a 5% annual return are required by SEC regulations applicable to all investment companies. In addition, while the example assumes the reinvestment of all dividends and distributions at NAV, participants in the Dividend Reinvestment Plan may receive shares purchased or issued at a price or value different from NAV.

Under the Advisory Agreement, the Adviser will receive an annual fee from the Fund of 1.25% of the Fund’s calendar quarter end “Managed Assets.” Managed Assets of the Fund are its gross assets less its liabilities incurred for purposes other than investment. This means that the Adviser will receive more fees when the Fund uses indebtedness to purchase more assets or issues senior securities, as compared to an advisory agreement that pays an adviser based on net assets. This creates a potential risk that the Adviser might be incentivized to manage the Fund’s portfolio using more leverage through indebtedness or the issuance of senior securities than it would if it were paid on the basis of net assets. Under the Amended Agreement, the Adviser will receive an incentive fee of 10.0% of the Fund’s pre-incentive fee net investment income for each calendar quarter subject to a 9.0% annualized hurdle rate, with a “catch-up” provision intended to provide the Adviser with an incentive fee of 10% on all of the Fund’s Pre-Incentive Fee net investment income as if a hurdle rate did not apply when the Fund’s net investment income exceeds 2.25% in any calendar quarter. The “catch-up” portion of our pre-incentive fee net investment income is the portion that exceeds the 2.25% hurdle rate but is less than or equal to 2.50% in any calendar quarter. This creates a potential risk that the Adviser might be incentivized to manage the Fund’s portfolio using higher risk assets to generate more income than it would if there were no incentive fee.

The example above illustrates the hypothetical expenses that an investor would pay on a $1,000 investment assuming annual expenses attributable to shares remain unchanged and shares earn a 5% annual return, in which case no performance fee would be earned.

FINANCIAL HIGHLIGHTS

The information in the table below for the six months ended December 31, 2025 is unaudited and is contained in the Fund’s December 31, 2026 Semi-Annual Report, which is incorporated by reference into this prospectus. The information in the table below for the fiscal years ended June 30, 2025, June 30, 2024, June 30, 2023, June 30, 2022 and June 30, 2021 is derived from the Fund’s financial statements for the fiscal year ended June 30, 2025 audited by Tait Weller & Baker LLP (“Tait Weller”), the Fund’s independent registered public accounting firm, whose report on such financial statements is contained in the Fund’s June 30, 2025 Annual Report and is incorporated by reference into this prospectus.

The information shown in the table below for the fiscal years ended June 30, 2020, June 30, 2019, June 30, 2018, June 30, 2017, and June 30, 2016 is derived from the Fund’s financial statements for the fiscal year ended June 30, 2020.

The Annual Report and Semi-Annual Report to stockholders is available without charge by calling (800) TJH-FUND.

	Six Months Ended December 31, 2025	Year Ended June 30
	(Unaudited)	2025	2024	2023	2022	2021
Selected Per Share Data:
Net asset value, beginning of period	$2.65	$3.10	$4.98	$4.63	$7.06	$4.76

Operations:
Net investment income (loss) [1]	0.02	(0.04)	(0.05)	(0.06)	(0.14)	(0.13)
Net realized and unrealized gain (loss) on investment	0.17	0.11	0.24	1.19	(1.07)	3.04
Total from investment operations	0.19	0.07	0.19	1.13	(1.21)	2.91

Less distributions to shareholders from:
Net realized gains	(0.69)	(0.23)	(0.12)	(0.10)	(0.23)	—
Return of capital	—	(0.23)	(0.29)	(0.59)	(0.83)	(0.62)
Total distributions	(0.69)	(0.46)	(0.41)	(0.69)	(1.06)	(0.62)

Anti-dilutive effect due to common stock repurchases	—	—	0.01	0.01	0.01	0.01
Dilutive effect due to dividend reinvestment	(0.01)	(0.06)	(0.07)	(0.10)	(0.17)	—
Dilutive effect due to rights offering	—	—	(1.60)	—	—	—
Net asset value, end of period	$2.14	$2.65	$3.10	$4.98	$4.63	$7.06
Per share market value, end of period	$2.22	$2.53	$2.35	$3.95	$4.01	$6.27

Total Investment return based on market value per share[2]	14.96%[3]	29.53%	(30.60)%	16.24%	(22.50)%	91.31%

Ratios and Supplemental Data:
Net assets, end of period (000 omitted)	$41,681	$44,796	$49,046	$35,576	$30,344	$41,147
Ratio of expenses to average net assets after waiver	3.13%[4]	3.57%	3.08%[5]	3.35%	3.47%	3.15%[6]
Ratio of expenses to average net assets before waiver	3.13%[4]	3.71%	3.21%[5]	3.45%	3.57%	3.25%[6]
Ratio of net investment income (loss) to average net assets after waiver	1.56%[4]	(1.25)%	(1.22)%[5]	(1.30)%	(2.17)%	(2.14)%[6]
Portfolio turnover rate	139%[3]	28%	25%	7%	9%	12%

[1]	Computed by dividing the respective period’s amounts from the Statement of Operations by the average outstanding shares for each period presented
[2]	Total investment return is calculated assuming a purchase of common stock at the current market price on the first day and a sale at the current market price on the last day of each period reported. Dividends and distributions, if any, are assumed for purposes of this calculation to be reinvested at actual prices pursuant to the Fund’s Dividend Reinvestment Plan.
[3]	Not Annualized.
[4]	Annualized.
[5]	This figure includes expenses incurred as a result of the expiration of the Fund’s shelf registration. The overall impact on the Fund’s ratios is an increase of 0.15% (Note 7).
[6]	This figure includes expenses incurred as a result of the expiration of the Fund’s shelf registration. The overall impact on the Fund’s ratios is an increase of 0.06% (Note 7).

	Year Ended June 30,
	2020	2019	2018	2017	2016
Selected Per Share Data:
Net asset value, beginning of year	$7.59	$8.00	$8.32	$6.47	$7.43

Investment operations:
Net investment loss[1]	(0.10)	(0.08)	(0.11)	(0.14)	(0.07)
Net realized and unrealized gain (loss) on investments	(1.72)	(0.02)	(0.09)	2.12	(0.80)
Total from investment operations	(1.82)	(0.10)	(0.20)	1.98	(0.87)

Less distributions to shareholders from:
Net realized gains	(0.11)	(0.31)	(0.12)	(0.13)	(0.16)
Return of capital	(0.90)	-	-	-	-
Total distributions	(1.01)	(0.31)	(0.12)	(0.13)	(0.16)

Accretive effect of ATM offering	-	-	-	-	0.07
Accretive effect of shares in reinvestment of distribution	-	-	-	-	- [2]
Net asset value, end of year	$4.76	$7.59	$8.00	$8.32	$6.47
Per share market value, end of year	$3.70	$6.36	$6.60	$7.20	$6.11

Total investment return based on market value per share[3]	(27.37)%	2.16%	(6.82)%	20.17%	(33.73)%

Ratios and Supplemental Data:
Net assets, end of year (000 omitted)	$29,196	$46,542	$49,048	$51,047	$39,699
Ratio of expenses to average net assets after waiver	3.10%	2.79%	2.72%[4]	3.36%[5]	3.20%
Ratio of expenses to average net assets before waiver	3.20%	2.79%	2.72%[4]	3.36%[5]	3.20%
Ratio of net investment loss to average net assets after waiver	(1.51)%	(1.06)%	(1.29)%[4]	(1.86)%[5]	(0.99)%
Portfolio turnover rate	8%	6%	19%	16%	9%

[1]	Computed by dividing the respective year’s amounts from the Statement of Operations by the average outstanding shares for each year presented.

[2]	Amount rounds to less than $0.01.

[3]	Total investment return is calculated assuming a purchase of common stock at the current market price on the first day and a sale at the current market price on the last day of each period reported. Dividends and distributions, if any, are assumed for purposes of this calculation to be reinvested at actual prices pursuant to the Fund’s Dividend Reinvestment Plan.

[4]	This figure includes expenses incurred as a result of the expiration of the Fund’s shelf registration. The overall impact on the Fund’s ratios is an increase of 0.22%.

[5]	This figure includes expenses incurred as a result of the expiration of the Fund’s ATM offering. The overall impact on the Fund’s ratios is an increase of 0.63%.

PRICE RANGE OF COMMON STOCK

As of April 30, 2026, the Fund had 2,002,996 shares of Common Stock outstanding. The Fund’s Common Stock is publicly held and is listed and traded on the NASDAQ Capital Market under the symbol “HERZ.” The average weekly trading volume of the Common Stock on the NASDAQ Capital Market during the quarter ended March 30, 2026 was approximately 48,244 shares. As of April 30, 2026, the aggregate net assets of the Fund were approximately $39,888,005.20, the NAV per share was $19.91, the share price was $17.23, and the discount to NAV was -13.46%. Historically, the Fund’s common stock has traded at both premiums and discounts to its NAV.

Share Price Data

The following table sets forth, for the periods indicated, the highest and lowest NAV and Market Price per Share, and the highest and lowest premium/discount:

	Price		NAV		Premium/(Discount)
Quarter Ended	High	Low	High	Low	High	Low
3/31/2026[1]	$21.90	$14.74	$21.60	$19.76	2.34%	-25.09%
12/31/2025	$2.76	$2.22	$2.67	$2.14	3.74%	-14.98%
9/30/2025	$2.71	$2.32	$2.67	$2.60	1.88%	-12.12%
6/30/2025	$2.74	$2.38	$2.89	$2.63	-4.51%	-14.03%
3/31/2025	$2.71	$2.30	$3.27	$2.84	-5.99%	-24.10%
12/31/2024	$2.57	$2.23	$3.42	$3.07	-22.12%	-28.61%
9/30/2024	$2.42	$2.19	$3.25	$2.89	-22.18%	-28.39%
6/30/2024	$2.59	$2.28	$3.49	$3.02	-23.83%	-27.56%
3/31/2024	$2.89	$2.56	$3.58	$3.25	-18.16%	-26.29%
12/31/2023	$3.04	$2.25	$5.24	$3.49	-19.66%	-52.33%

Our common stock has historically traded at a premium or at a discount to its NAV. We cannot predict whether our common stock will trade at a premium or discount to NAV in the future. In recognition of the possibility that the Fund’s shares might trade at a discount to NAV, our Board may determine that it would be in the best interest of stockholders of the Fund to take action to attempt to reduce or eliminate a market value discount from NAV. To that end, the Board may take action from time to time either to repurchase Fund shares in open market or private transactions or to make a tender offer for Fund shares at NAV. No assurance can be given that the Board will decide to undertake such repurchases or tender offers, or that any such repurchases or tender offers would reduce any market discount. The Fund may make tender offers or other offers to repurchase shares of the Fund from time to time, including in connection with the Fund’s current Tender Offer Policy approved by the Board, under which the Fund has undertaken to conduct a tender offer by the end of October following each fiscal year-end (June 30th) of 5% of outstanding shares of the Fund at 97.5% of NAV if the average discount was greater than 10% for the fiscal year just ended.

See also, “Description of Common Stock - Share Repurchases and Tender Offers”.

[1]	On February 9, 2026, the Fund consummated a 1:10 reverse stock split.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we intend to use all or substantially all of the net proceeds from a sale of our securities, pursuant to a prospectus supplement, if any, for acquiring investments in accordance with our investment objective and policies described in this prospectus and any accompanying prospectus supplement and for general corporate purposes. The Adviser anticipates that such proceeds, if received, will be invested promptly as investment opportunities are identified, depending on market conditions and the availability of appropriate securities, which we anticipate will take not more than approximately three to six months from the closing of any offering. Pending investment, the proceeds will be invested in short-term cash-equivalent instruments. Although the Adviser anticipates that a substantial portion of the proceeds from any offering will be invested pursuant to the Fund’s investment objective and policies, some of the proceeds may be used to make capital gain distributions required to maintain the Fund’s tax status as a regulated investment company.

INVESTMENT OBJECTIVE AND POLICIES

Investment Policies - General

The Fund’s primary investment objective is maximizing risk adjusted total returns and its secondary investment objective is generating high current income. The Fund seeks to achieve its investment objectives by investing primarily in credit related instruments including equity and junior debt tranches of collateralized loan obligations, or “CLOs,” that are collateralized by a portfolio consisting primarily of below investment grade (such loans are commonly referred to as “junk”) U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. The Fund may also invest in other related securities and instruments or other securities and instruments that the Adviser believes are consistent with our investment objectives, including senior debt tranches of CLOs, loan accumulation facilities (“LAFs”), collateralized fund obligations (“CFOs”), and securities issued by other securitization vehicles, such as collateralized bond obligations, or “CBOs.”

LAFs are short- to medium-term facilities often provided by the bank that will serve as the placement agent or arranger on a CLO transaction. LAFs typically incur leverage between four and six times equity value prior to a CLO’s pricing.

CFOs are structured finance products that securitize a pool of alternative investment fund interests, like private equity or hedge funds, into different risk/return tranches (senior, mezzanine, equity) to provide liquidity, similar to Collateralized Debt Obligations (CDOs) but for private fund assets. CFOs allow investors to gain diversified exposure to private markets and offer fund sponsors a way to monetize their existing fund investments by issuing notes backed by the cash flows from those underlying assets.

The CLO securities in which the Fund primarily seeks to invest are unrated or rated below investment grade and are considered speculative with respect to timely payment of interest and repayment of principal. Unrated and below investment grade securities are also sometimes referred to as “junk” securities. In addition, the CLO equity and junior debt securities in which the Fund invests are highly leveraged (with CLO equity securities typically being leveraged ten times), which magnifies our risk of loss on such investments.

Principal Investment Policies

In accordance with the requirements of the 1940 Act, the Fund has adopted a policy to invest at least 80% of its assets in the particular type of investments suggested by its name. Accordingly, under normal circumstances, the Fund will invest at least 80% of the aggregate of its net assets and borrowings for investment purposes in credit-related instruments.

For purposes of the Fund’s 80% policy, “credit-related instruments” are debt securities, instruments and obligations of U.S. and non-U.S. governments, non-governmental and corporate entities and issuers, and include (i) debt issued by or on behalf of states, territories, and possessions of the United States, (ii) U.S. and non-U.S. corporate bonds, notes and other debentures, (iii) securities issued or guaranteed by the U.S. government, its agencies, instrumentalities or sponsored entities, (iv) sovereign debt, including emerging markets debt (v) zero coupon securities, (vi) collateralized debt and loan obligations, (vii) senior secured floating rate and fixed rate loans or debt, (viii) second lien or other subordinated or unsecured floating rate and fixed rate loans or debt, (ix) loan accumulation facilities, and (x) derivatives with similar economic characteristics.

The Fund may invest up to 100% of its net assets in any one of the above categories of instruments. The Fund’s investments in derivatives, other investment companies, and other instruments designed to obtain indirect exposure to credit and credit-related instruments will be counted towards its 80% investment policy to the extent such instruments have similar economic characteristics to the investments included within that policy.

The Fund’s 80% policy with respect to investments in credit-related instruments is not fundamental and may be changed by the Board without prior approval of our stockholders. Stockholders will be provided with sixty (60) days’ notice in the manner prescribed by the SEC before making any change to this policy.

Illiquid Investments

The Fund may invest without limitation in illiquid credit-related instruments, including instruments that are unregistered, restricted, for which there is no readily available trading market or that are otherwise illiquid.

Maturity and Duration

The Fund may invest in credit related instruments of any maturity, and does not manage its portfolio seeking to maintain a targeted dollar-weighted average maturity level. The Fund does not have a fixed duration target, and the portfolio’s duration may vary significantly over time based on the Adviser’s assessment of the current market conditions. In comparison to maturity, interest rate duration is a measure of the price volatility of a credit related instrument as a result of changes in market interest rates, based on the weighted average timing of the instrument’s expected principal and interest payments. For example, if interest rates increase by 1%, the net asset value of a portfolio with a duration of five years would decrease by approximately 5%. Conversely, if interest rates decline by 1%, the net asset value of a portfolio with a duration of five years would increase by approximately 5%. The longer the duration, the more susceptible the portfolio will be to changes in interest rates. Duration is expressed as a number of years but differs from maturity in that it considers an instrument’s yield, coupon payments, principal payments and call features in addition to the amount of time until the instrument matures. As the value of an instrument changes over time, so will its duration. Prices of instruments with longer durations tend to be more sensitive to interest rate changes than instruments with shorter durations. Longer-maturity investments generally have longer interest rate durations because the investment’s fixed rate is locked in for longer periods of time. Floating-rate or adjustable-rate securities, however, generally have shorter interest rate durations because their interest rates are not fixed but rather float up and down with the level of prevailing interest rates. The Fund intends to invest a significant portion of its assets primarily in equity and junior debt tranches of collateralized loan obligations and floating rate credit related instruments, the income from which will vary based on income received from the underlying collateral and the payments made to the respective tranches, both of which may be based on floating rates, which may mitigate risk associated with increases in prevailing short-term interest rates.

Non-U.S. Investments

While the investment strategy of the Fund does not focus primarily on non-U.S. corporate credit investments, under certain circumstances where such opportunities are favorable, the Fund may invest credit related instruments issued by non-U.S. issuers and in markets outside the United States.

Other Investments Companies

As an alternative to holding investments directly, the Fund may also obtain investment exposure to securities in which it may invest directly by investing in other investment companies subject to the limits of the 1940 Act. The Fund may invest in mutual funds, closed-end funds and exchange-traded funds.

Derivatives Transactions

The Fund may, but is not required to, use various derivatives transactions for hedging and risk management purposes, to facilitate portfolio management and to earn income or enhance total return. The use of derivatives transactions to earn income or enhance total return may be particularly speculative. Derivatives are financial instruments the value of which is derived from a reference instrument. The Fund may engage in a variety of derivatives transactions, including options, swaps, futures contracts, options on futures contracts and forward currency contracts and options on forward currency contracts. The Fund may purchase and sell exchange-listed and off-exchange derivatives. The Fund may utilize derivatives that reference one or more securities, indices, commodities, currencies or interest rates. In addition, the Fund may utilize new techniques, transactions, instruments or strategies that are developed or permitted as regulatory changes occur.

Rule 18f-4 requires registered investment companies to adopt written policies and procedures reasonably designed to manage their derivatives risks. In the event that the Fund’s derivatives exposure exceeds 10% of its net assets, the Fund will be required to adopt a written derivatives risk management program and comply with a value-at-risk based limit on leverage risk. The Board of Directors has an oversight role in ensuring these requirements are being taken into account and, if required, will appoint a derivatives risk manager to handle the day-to-day responsibilities of the derivatives risk management program.

Temporary Defensive Investments

During periods in which the Adviser believes that changes in economic, financial or political conditions make it advisable to maintain a temporary defensive posture, or in order to keep the Fund’s cash fully invested, including the period during which the net proceeds of an offering of securities are being invested, the Fund may, without limitation, hold cash or invest its assets in short-term investments and repurchase agreements in respect of those instruments.

Portfolio Turnover

The Fund will buy and sell securities to seek to accomplish its investment objective. Portfolio turnover rate is not considered a limiting factor in the execution of investment decisions for the Fund. Portfolio turnover generally involves some expense to the Fund, including brokerage commissions or dealer mark-ups and other transaction costs on the sale of securities and reinvestment in other securities. Higher portfolio turnover may decrease the after-tax return to individual investors in the Fund to the extent it results in an increase in the short-term capital gains portion of distributions to stockholders. The Fund’s portfolio turnover rate may vary greatly from year to year. For the fiscal year ending June 30, 2026, the Fund will experience portfolio turnover higher than its historical levels due to the transition of its portfolio from its prior investment strategy to its new investment strategy.

Unless otherwise stated herein, the Fund’s investment policies and parameters shall apply at the time of investment, and the Fund will not be required to reduce a position solely due to market price fluctuations.

Use of Leverage

The Fund is permitted to use leverage to seek to enhance total return and income. The Fund may use leverage through (i) indebtedness, including through borrowing from financial institutions or issuance of debt securities, including notes or commercial paper, (ii) the issuance of Preferred Stock and/or (iii) reverse repurchase agreements, securities lending, short sales or derivatives, such as swaps, futures or forward contracts that have the effect of leverage. The Fund may utilize leverage to the maximum extent permitted under the 1940 Act (including the proceeds of leverage). As of June 30, 2025, the Fund had no outstanding indebtedness or preferred stock.

The Adviser anticipates that the use of leverage may result in higher total return to stockholders over time; however, there can be no assurance that such expectations will be realized or that a leveraging strategy will be utilized or be successful in any particular time period. Use of leverage creates an opportunity for increased income and capital appreciation but, at the same time, creates special risks. The use of leverage will cause the Fund’s net asset value, market price and level of distributions to be more volatile than if leverage were not used. The costs associated with the issuance of leverage will be borne by the Fund, which will result in a reduction of net asset value of the common shares and, as a result, such costs will be borne by stockholders. The fees paid to the Adviser will be calculated on the basis of the Fund’s Managed Assets, including proceeds from leverage, so the fees paid to the Adviser will be higher if leverage is utilized. Stockholders bear the portion of the investment advisory fee attributable to the assets purchased with the proceeds of leverage, which means that stockholders effectively bear the entire management fee. There can be no assurance that a leveraging strategy will be utilized or, if utilized, will be successful.

Indebtedness

The Board of Directors may authorize the borrowing of money by the Fund, without the approval of the holders of the stockholders. The Fund may issue notes or other evidences of indebtedness and may secure any such borrowings by mortgaging, pledging or otherwise subjecting the Fund’s assets as security.

Under the 1940 Act the Fund may not incur indebtedness if, immediately after incurring such indebtedness, the Fund would have asset coverage (as defined in the 1940 Act) of less than 300% (i.e., for every dollar of indebtedness outstanding, the Fund is required to have at least three dollars of total assets, including the proceeds of leverage). In addition, the Fund generally is not permitted to declare any cash dividend or other distribution on its common shares unless, at the time of such declaration and after deducting the amount of such dividend or other distribution, the Fund maintains asset coverage of 300%. However, the foregoing restriction does not apply with respect to certain types of Indebtedness of the Fund, including a line of credit or other privately arranged borrowings from a financial institution.

Pursuant to the Fund’s Indebtedness, lenders would have the right to receive interest on and repayment of principal of any such Indebtedness, which right will be senior to those of stockholders. The terms of any such Indebtedness may require the Fund to pay a fee to maintain a line of credit, such as a commitment fee, or to maintain minimum average balances with a lender. Any such requirements would increase the cost of such Indebtedness over the stated interest rate. If the Fund utilizes Indebtedness, the stockholders will indirectly bear the offering costs of the issuance of any Indebtedness.

The 1940 Act grants to the lenders, under certain circumstances, certain voting rights in the event of default in the payment of interest on or repayment of principal. Failure to maintain certain asset coverage requirements could result in an event of default and entitle the debt holders to elect a majority of the Board of Directors.

Special Leverage Considerations

Hedging Transactions

The Fund may employ one or more of the hedging techniques described below, primarily to protect against a decrease in the U.S. Dollar equivalent value of its portfolio securities denominated in foreign currencies or in the payments thereon that may result from an adverse change in foreign currency exchange rates. Conditions in the securities, futures, options and foreign currency markets will continue to determine whether and under what circumstances the Fund will employ any of the techniques or strategies described below. The Fund’s ability to pursue certain of these strategies may be limited by applicable regulations of the Commodity Futures Trading Commission (“CFTC”) and the Federal tax requirements applicable to regulated investment companies. See “Taxation.”

Pursuant to applicable law and subject to certain restrictions, the Fund may effect hedging transactions on a variety of U.S. and foreign exchanges. The operations of U.S. exchanges are considered to be subject to more stringent regulation and supervision than those of certain non-U.S. exchanges.

If any percentage limitations applicable to the transactions described below are exceeded due to market fluctuations after an initial investment, the Fund may not enter into new transactions of the type to which the exceeded limitation applies until the total of the Fund’s commitments with respect to such transactions falls within the applicable limitation.

Forward Foreign Currency Exchange Contracts

The Adviser believes that in some circumstances the purchase and sale of forward foreign currency exchange contracts (“forward contracts”) may help offset declines in the U.S. Dollar equivalent value of the Fund’s assets denominated in foreign currencies and in the income available for distribution to the Fund’s stockholders that would result from adverse changes in the exchange rate between the U.S. Dollar and such foreign currencies. For example, the U.S. Dollar equivalent value of the principal of and rate of return on, the Fund’s foreign denominated securities will decline if the exchange rate fluctuates between the U.S. Dollar and such foreign currency whereby the U.S. Dollar increases in value. Such a decline could be partially or completely offset by an increase in the value of a foreign currency forward contract. The Fund may purchase forward contracts involving either the currencies in which certain of its portfolio securities are denominated or, in cross-hedging transactions, other currencies, changes in the value of which correlate closely with the changes in the value of the currencies in which its portfolio securities are denominated. The Fund will enter into such cross-hedging transactions (i) only with respect to currencies whose foreign exchange rate changes historically have shown a high degree of correlation to changes in the foreign exchange rate of the currency in which the hedged asset is denominated (a “correlated currency”) and (ii) only when the Adviser believes that the increase in correlation risk is offset by the lower transaction costs and increased liquidity available for financial instruments denominated in the correlated currency.

The Fund may enter into forward contracts or maintain a net exposure on such contracts only if (i) the consummation of the contracts would not obligate the Fund to deliver an amount of foreign currency in excess of the value of the Fund’s portfolio securities or other assets denominated in that currency or (ii) the Fund maintains cash, U.S. Government securities or other liquid, high-grade debt securities in a segregated account in an amount not less than the value of the Fund’s total assets committed to the consummation of the contract.

Although the use of forward contracts may protect the Fund against declines in the U.S. Dollar equivalent value of the Fund’s assets, such use may reduce the possible gain from advantageous changes in the value of the U.S. Dollar against particular currencies in which the Fund’s assets are denominated. Moreover, the use of forward contracts will not eliminate fluctuations in the underlying U.S. Dollar equivalent value of the prices of, or rates of return on, the assets held in the Fund’s portfolio.

The use of forward contracts subjects the Fund to certain risks. The matching of the increase in value of a forward contract and the decline in the U.S. Dollar equivalent value of the asset that is the subject of the hedge generally is not precise. The success of any of these techniques depends on the ability of the Adviser to predict correctly movements in foreign currency exchange rates. If the Adviser incorrectly predicts the direction of such movements or if unanticipated changes in foreign currency exchange rates occur, the Fund’s performance may be poorer than if it had not entered into such contracts. The cost to the Fund of engaging in forward contracts varies with such factors as the foreign currency involved, the length of the contract period and the prevailing market conditions, including general market expectations as to the direction of the movement of various foreign currencies against the U.S. Dollar. Consequently, because the Fund may not always be able to enter into forward contracts at attractive prices, it may be limited in its ability to use such contracts to hedge its assets or for other risk management purposes. In addition, there can be no assurance that historical correlations between the movements of certain foreign currencies relative to the U.S. Dollar will continue.

Options on Foreign Currencies

The Fund may purchase and write put and call options on foreign currencies to protect against a decline in the U.S. Dollar equivalent value of its portfolio securities or payments due thereon or a rise in the U.S. Dollar equivalent cost of securities that it intends to purchase. A foreign currency put option grants the holder the right, but not the obligation, at a future date to sell a specified amount of a foreign currency to its counterparty at a predetermined price. A foreign currency call option grants the holder the right, but not the obligation, to purchase at a future date a specified amount of a foreign currency at a predetermined price.

As in the case of other types of options, the benefit to the Fund from purchases of foreign currency options will be reduced by the amount of the premium and related transaction costs. In addition, if currency exchange rates do not move in the direction or to the extent anticipated, the Fund could sustain losses on transactions in foreign currency options which would require it to forego a portion or all of the benefits of advantageous changes in such rates.

Any options on foreign currencies written by the Fund will be covered. A call option is “covered” if the Fund owns the underlying foreign currency covered by the call or has an absolute and immediate right to acquire that foreign currency without additional cash consideration (or for additional cash consideration held in a segregated account by its custodian) upon conversion or exchange of other foreign currency held in its portfolio. A call option is also covered if the Fund has a call on the same foreign currency and in the same principal amount as the call written, so long as the exercise price of the call held (i) is equal to or less than the exercise price of the call written or (ii) is greater than the exercise price of the call written if the difference is maintained by the Fund in cash, U.S. government securities or other liquid, high-grade debt securities in a segregated account with its custodian. The Fund covers any put option it writes on foreign currencies by holding with its custodian, in a segregated account, cash, U.S. government securities or other liquid, high-grade debt securities in an amount equal to the option price.

The Fund may not purchase or write options on foreign currencies if, as a result, the Fund will have more than 20% of the value of its total assets invested in, or at risk with respect to, such options.

Futures Contracts

The Fund may enter into contracts for the purchase or sale for future delivery (“futures contracts”) of foreign stock or bond indices or other financial indices that the Adviser and the Manager determine are appropriate to hedge the risks associated with changes in interest rates or general fluctuations in the value of the Fund’s portfolio securities.

Pursuant to the regulations of the CFTC, and subject to certain restrictions, the Fund may purchase or sell futures contracts that are traded on U.S. exchanges that have been designated as contract markets by the CFTC. The Fund may also generally purchase or sell futures contracts that are subject to the rules of any foreign board of trade (“foreign futures contracts”). The Fund may not, however, trade a foreign futures contract based on a foreign stock index unless the contract has been approved by the CFTC for trading by U.S. persons.

The Fund is required to make a margin deposit in cash or government securities with a broker or custodian to initiate and maintain positions in futures contracts. Minimal initial margin requirements are established by the futures exchange and brokers may establish margin requirements which are higher than the exchange requirements. After a futures contract position is opened, the value of the contract is marked to market daily. If the futures contract price changes to the extent that the margin on deposit does not satisfy margin requirements, payment of additional “variation” margin is required. Conversely, reduction in the contract value may reduce the required margin resulting in a repayment of excess margin to the Fund. Variation margin payments are made to and from the futures broker for as long as the contract remains open.

Notwithstanding the foregoing, the Fund will generally only purchase or sell futures contracts (including foreign currency exchange contracts), or options thereon, for bona fide hedging purposes, as defined in applicable CFTC regulations. If the Fund purchases or sells such futures contracts (including foreign currency exchange contracts), or options thereon for purposes other than bona fide hedging transactions, in accordance with CFTC regulations, the Fund will in no event purchase or sell futures contracts if immediately thereafter the sum of the amounts of initial margin deposits and premiums on the Fund’s existing futures contracts would exceed 5% of the fair market value of the Fund’s total assets. The Adviser reserves the right to comply with such different standards as may be established by the CFTC with respect to the purchase or sale of futures contracts and foreign futures contracts.

Options on Securities and Options on Indices

The Fund may purchase or sell exchange traded or over-the-counter put and call options on its portfolio securities.

The Fund may write covered put and call options on portfolio securities to generate additional revenue for the Fund and, in certain circumstances, as a partial hedge (to the extent of the premium received less transaction costs) against a decline in the value of portfolio securities and in circumstances in which the Adviser anticipates that the price of the underlying securities will not increase above or fall below (in the case of put options) the exercise price of the option by an amount greater than the premium received (less transaction costs incurred) by the Fund. Although writing put and call options may generate additional revenue for the Fund, such revenue is incidental to the Fund’s efforts to achieve its investment objective. The Fund’s strategy limits potential capital appreciation in the portfolio securities subject to the options.

The Fund may write only covered options. “Covered” means that, so long as the Fund is obligated as the writer of a call option, it will own either the underlying securities or an option to purchase the same underlying securities having an expiration date not earlier than the expiration date of the covered option and an exercise price equal to or less than the exercise price of the covered option, or establish or maintain with its custodian for the term of the option a segregated account consisting of cash, U.S. government securities or other liquid, high-grade debt obligations having a value equal to the fluctuating market value of the option securities. The Fund will continue to cover any put option it writes by maintaining a segregated account with its custodian as described above.

The Fund’s successful use of options and futures depends on the ability of the Adviser to predict the direction of the market, and is subject to various additional risks. The investment techniques and skills required to use options and futures successfully are different from those required to select equity and equity-linked securities for investment. The correlation between movements in the price of the option or future and the price of the securities being hedged is imperfect and the risk from imperfect correlation increases, with respect to stock index futures and options, as the composition of the Fund’s portfolio diverges from the composition of the index underlying such index futures and options. In addition, the ability of the Fund to close out a futures or options position depends on a liquid secondary market. There is no assurance that liquid secondary markets will exist for any particular option or futures contract at any particular time. The securities the Fund is required to maintain in segregated accounts in connection with its hedging transactions are not available for investment in accordance with the Fund’s investment objective of long-term capital appreciation.

On U.S. exchanges, once an option contract has been accepted for clearance, the exchange clearing organization is substituted as both buyer and seller of the contract, thereby guaranteeing the financial integrity of the option contract. Options on securities and on indices traded on certain non-U.S. exchanges may not be so guaranteed by a clearing organization. The absence of such a role for a clearing organization on such a non-U.S. exchange would expose the Fund to the credit risk of its counterparty. If its counterparty were to default on its obligations, the Fund could lose the expected benefit of the transaction.

Repurchase Agreements

When cash may be available to the Fund for only a few days, the Fund may invest such cash in repurchase agreements until such time as it otherwise may be invested or used for payments of obligations of the Fund. In these transactions, the Fund purchases a security and simultaneously commits to resell that security to the seller at an agreed-upon price and date. The resale price reflects the purchase price plus an agreed-upon market rate of interest, which is unrelated to the coupon rate or maturity of the security purchased. The obligation of the seller to pay the agreed-upon price is secured by the value of the underlying securities, which is maintained at the Fund’s custodian at a value at least equal to the resale price. The Adviser monitors the adequacy of the collateral on a daily basis to ensure that the collateral always equals or exceeds the repurchase price. Repurchase agreements could involve certain risks in the event of default or insolvency of the other party, including possible delays or restrictions upon the Fund’s ability to dispose of the underlying securities. The Fund could suffer a loss to the extent proceeds from the sale of collateral were less than the value of the contract.

The Fund may not invest its assets in repurchase agreements with a maturity of more than seven days, but the collateral securities may have maturities of more than one year. The Fund has not adopted an investment restriction limiting the value of its total assets not invested in accordance with its fundamental investment policy that may be invested in repurchase agreements. To minimize the risks of such investments, however, the Fund enters into repurchase agreements only with its custodian, other member banks of the Federal Reserve System having assets in excess of $1 billion, and recognized primary U.S. Government securities dealers determined by the Adviser, subject to review by the board of the Fund, to be creditworthy.

Repurchase agreements do not constitute cash, cash items, receivables or government securities for purposes of the federal tax diversification test. Therefore, the Fund limits its investments in repurchase agreements with any one bank, dealer, broker or other entity in order to comply with the federal tax diversification test.

Debt Securities

The Fund may invest in debt securities including foreign denominated corporate debt and sovereign debt issued by foreign governments, their agencies or instrumentalities, or other government-related entities. Debt securities, such as bonds, involve credit risk. This is the risk that the issuer will not make timely payments of principal and interest. The degree of credit risk depends on the issuer’s financial condition and on the terms of the debt securities. Changes in an issuer’s credit rating or the market’s perception of an issuer’s creditworthiness may also affect the value of a Fund’s investment in that issuer. All debt securities are subject to interest rate risk. This is the risk that the value of the security may fall when interest rates rise. If interest rates move sharply in a manner not anticipated by the Adviser, a Fund’s investments in debt securities could be adversely affected and the Fund could lose money. In general, the market price of debt securities with longer maturities will go up or down more in response to changes in interest rates than will the market price of shorter-term debt securities. In addition, debt securities issued in foreign currency denominations will be subject to currency risk.

Investment in sovereign debt can involve a high degree of risk. The governmental entity that controls the repayment of sovereign debt may not be able or willing to repay the principal and/or interest when due in accordance with the terms of such debt. A governmental entity’s willingness or ability to repay principal and interest due in a timely manner may be affected by, among other factors, its cash flow situation, the extent of its foreign reserves, the availability of sufficient foreign exchange on the date a payment is due, the relative size of the debt service burden to the economy as a whole, the governmental entity’s policy towards the International Monetary Fund and the political constraints to which a governmental entity may be subject. Governmental entities may also be dependent on expected disbursements from foreign governments, multilateral agencies and others abroad to reduce principal and interest arrearages on their debt. The commitment on the part of these governments, agencies and others to make such disbursements may be conditioned on the implementation of economic reforms and/or economic performance and the timely service of such debtor’s obligations. Failure to implement such reforms, achieve such levels of economic performance or repay principal or interest when due may result in the cancellation of such third parties’ commitments to lend funds to the governmental entity, which may further impair such debtor’s ability or willingness to timely service its debts. Consequently, governmental entities may default on their sovereign debt. Holders of sovereign debt may be requested to participate in the rescheduling of such debt and to extend further loans to governmental entities. In the event of a default by a governmental entity, there may be few or no effective legal remedies for collecting on such debt.

Securities Lending

The Fund may lend portfolio securities with a value not exceeding 33 1/3% of its total assets or the limit prescribed by applicable law to banks, brokers and other financial institutions. In return, the Fund receives collateral in cash or securities issued or guaranteed by the U.S. Government, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The Fund maintains the ability to obtain the right to vote or consent on proxy proposals involving material events affecting securities loaned. The Fund receives the income on the loaned securities. Where the Fund receives securities as collateral, the Fund receives a fee for its loans from the borrower and does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned, net of any amount rebated to the borrower. As a result, the Fund’s yield may increase. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within the standard time period for settlement of securities transactions. The Fund is obligated to return the collateral to the borrower at the termination of the loan. The Fund could suffer a loss in the event the Fund must return the cash collateral and there are losses on investments made with the cash collateral. In the event the borrower defaults on any of its obligations with respect to a securities loan, the Fund could suffer a loss where there are losses on investments made with the cash collateral or where the value of the securities collateral falls below the market value of the borrowed securities. The Fund could also experience delays and costs in gaining access to the collateral. The Fund may pay reasonable securities lending agent, administrative and custodial fees in connection with its loans.

Investment Restrictions

The Fund has adopted certain investment restrictions, some of which are fundamental (i.e., may not be changed without the prior approval of the holders of a majority of the Fund’s outstanding voting securities) and others of which are non-fundamental (i.e., may be changed with the approval of a majority of the board only). For purposes of the fundamental and non-fundamental investment restrictions listed below and other investment restrictions of the Fund described in this prospectus, all percentage limitations apply immediately after a purchase or initial investment, and any subsequent change in any applicable percentage resulting from market fluctuations does not require elimination of any security from the Fund’s portfolio.

Fundamental Investment Restrictions

The following investment restrictions of the Fund are fundamental and may not be changed without the prior approval of the holders of a majority of the Fund’s outstanding voting securities. A “majority of the Fund’s outstanding voting securities” means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are present in person or represented by proxy or (ii) more than 50% of the outstanding shares. The Fund may not:

1.	Borrow money, except to the extent permitted by the 1940 Act, as such may be interpreted or modified by regulatory authorities having jurisdiction, from time to time. The Fund may borrow for investment purposes, for temporary liquidity, or to finance repurchases of its shares.

2.	Issue senior securities, except to the extent permitted under Section 18 of the 1940 Act, as such may be interpreted or modified by regulatory authorities having jurisdiction, from time to time.

3.	Underwrite securities of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the disposition of its portfolio securities (except to the extent that the Fund may be deemed to be an underwriter within the meaning of the 1933 Act in connection with the disposition of restricted securities).

4.	Purchase or sell real estate or interests in real estate. This limitation is not applicable to investments in securities that are secured by or represent interests in real estate (e.g., mortgage loans evidenced by notes or other writings defined to be a type of security). Additionally, the preceding limitation on real estate or interests in real estate does not preclude the Fund from investing in mortgage-related securities or investing in companies engaged in the real estate business or that have a significant portion of their assets in real estate (including real estate investment trusts), nor from disposing of real estate that may be acquired pursuant to a foreclosure (or equivalent procedure) upon a security interest.

5.	Purchase or sell commodities, except to the extent permitted under the 1940 Act, as such may be interpreted or modified by regulatory authorities having jurisdiction, from time to time.

6.	Make loans, except to the extent permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff, or other authority with appropriate jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff, or other authority with appropriate jurisdiction. For purposes of this investment restriction, the purchase of debt obligations (including acquisitions of loans, loan participations, or other forms of debt instruments) shall not constitute loans by the Fund.

7.	Invest more than 25% of the market value of its assets in the securities of companies, entities or issuers engaged in any one industry. This limitation does not apply to investment in the securities of the U.S. Government, its agencies or instrumentalities. For purposes of this restriction, an investment in a CLO, CBO, CFO, collateralized debt obligation, or “CDO” or a swap or other derivative will be considered to be an investment in the industry (if any) of the underlying or reference security, instrument or asset.

In addition to the fundamental investment restrictions discussed above, the Fund has adopted a policy to invest at least 80% of its assets in the particular type of investments suggested by its name. Accordingly, under normal circumstances, the Fund will invest at least 80% of the aggregate of its net assets and borrowings for investment purposes in credit-related instruments.

The Fund’s 80% policy with respect to investments in credit-related instruments is not fundamental and may be changed by the Board without prior approval of our stockholders. Stockholders will be provided with sixty (60) days’ notice in the manner prescribed by the SEC before making any change to this policy.

The Fund is also subject to certain diversification requirements with respect to its qualification as a “regulated investment company” under the Code. See “Taxation-- Federal Taxation of the Fund and its Distributions”.

The Fund may invest in other investment companies, subject to limitations set forth in the 1940 Act.

RISK FACTORS AND SPECIAL CONSIDERATIONS

Investing in the Fund’s common stock provides an ownership interest in the Fund. Investing in any investment company security involves significant risk, including the risk that a stockholder may receive little or no return on the stockholder’s investment or that the stockholder may lose part or all of the stockholder’s investment. In addition to the other information contained in this prospectus and the applicable prospectus supplement, you should consider carefully the following information before making an investment in our securities. The risks below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, the net asset value and trading price, if any, of our common stock could decline, or the value of our subscription rights may decline, and you may lose all or part of your investment. Therefore, before investing, stockholders should consider carefully the following risks that are assumed when investing in the Fund.

Risks Related to Offerings Pursuant to this Prospectus

A stockholder’s interest in us will be diluted if we issue additional shares of common stock, which could reduce the overall value of an investment in us. Our stockholders do not have preemptive rights to any shares we issue in the future. Our Articles of Incorporation authorizes us to issue up to 100,000,000 shares of capital stock, all of which is currently designated as common stock. Our board may elect to sell additional shares in the future or issue equity interests in private offerings. To the extent we issue additional equity interests at or below net asset value, stockholders’ the percentage ownership interest in us may be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, holders of our common stock may also experience dilution in the book value and fair value of their shares.

Under the 1940 Act, we generally are prohibited from issuing or selling our common stock at a price below net asset value per share, which may be a disadvantage as compared with certain public companies. We may, however, sell our common stock, or warrants, options, or rights to acquire our common stock, at a price below the current net asset value of our common stock if our board of directors and independent directors determine that such sale is in our best interests and the best interests of our stockholders, and our stockholders, including a majority of those stockholders that are not affiliated with us, approve such sale. In any such case, the price at which our securities are to be issued and sold may not be less than a price that, in the determination of our board of directors, closely approximates the fair value of such securities (less any distributing commission or discount). If we raise additional funds by issuing common stock or senior securities convertible into, or exchangeable for, our common stock, then the percentage ownership of our stockholders at that time will decrease and holders of our common stock will experience dilution.

Certain provisions of the Maryland General Corporation Law could deter takeover attempts. The Maryland Control Share Acquisition Act (“MCSAA”) significantly restricts the voting rights of control shares of a Maryland corporation acquired in a control share acquisition. To the extent that the Fund opts in to the MCSAA, the MCSAA may make it more difficult for a third party to obtain control of us and increase the difficulty of consummating such a transaction. The Fund has not opted-in to the provisions of the Maryland Control Share Acquisition Act, but may do so in the future upon the determination of the Board.

Discount From Net Asset Value

Shares of closed-end funds frequently trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that the Fund’s shares will trade at a discount from NAV is a risk separate and distinct from the risk that the Fund’s NAV will decrease. The risk of purchasing shares of a closed-end fund that might trade at a discount or unsustainable premium is more pronounced for investors who wish to sell their shares in a relatively short period of time after purchasing them because, for those investors, realization of a gain or loss on their investments is likely to be more dependent upon the existence of a premium or discount than upon portfolio performance. The Fund’s shares are not redeemable at the request of stockholders. The Fund may repurchase its shares in the open market or in private transactions, although it has no present intention to do so. Stockholders desiring liquidity may, subject to applicable securities laws, trade their shares in the Fund on the NASDAQ Capital Market or other markets on which such shares may trade at the then current market value, which may differ from the then current NAV.

The NAV of our common stock may fluctuate significantly. The NAV and liquidity of the market for shares of our common stock may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include:

●	changes in the value of our portfolio of investments;

●	changes in regulatory policies or tax guidelines;

●	distributions that exceed our net investment income and net income as reported according to generally accepted account principles in the United States;

●	changes in earnings or variations in operating results;

●	changes in accounting guidelines governing valuation of our investments;

●	departure of our Adviser or certain of their respective key personnel; and

●	general economic trends and other external factors.

Investing in our securities involves a high degree of risk. The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and includes volatility or loss of principal. Our investments in portfolio companies may be highly speculative and aggressive and, therefore, an investment in our securities may not be suitable for someone with lower risk tolerance. See also, “Description of Common Stock - Share Repurchases and Tender Offers”.

Risks Related to Equity and Equity-Linked Securities

Equity risk relates to the change in value of equity securities as they relate to increases or decreases in the general market. The Fund is exposed to risks associated with equity and equity-linked securities to the extent that adverse equity market conditions could negatively impact the ability of the borrowers to make payments of interest and/or principal with respect to the loans underlying the CLOs in which the Fund invests.

Non-Diversified Investment Company Risk

As a “non-diversified” investment company, the Fund’s investments involve greater risks than would be the case for a similar diversified investment company because the Fund is not limited by the Investment Company Act of 1940, as amended (the “1940 Act”), in the proportion of its assets that may be invested in the assets of a single issuer. Although the Fund is not diversified for the purposes of the 1940 Act, it must maintain a certain degree of diversification in order to comply with certain requirements of the Code, applicable to regulated investment companies. See “Taxation.”

Management Risk

The Adviser’s judgment about the attractiveness, relative value or potential appreciation of a particular security or investment strategy may prove to be incorrect.

Dividends and Distributions

The Fund distributes monthly to its stockholders substantially all of its net investment income and net short-term capital gains. The Fund determines annually whether to distribute any net realized long-term capital gains in excess of net realized short-term capital losses.

Market Disruption Risk

Certain events have had a disruptive effect on the securities markets, such as pandemics, terrorist attacks, war and other geopolitical events, hurricanes, droughts, floods and other disasters. Global economies and financial markets are becoming increasingly interconnected, and conditions and events in one country, region or financial market may adversely impact issuers in a different country, region, or financial market.

Tender Offers and Share Repurchases

Because of the nature of the Fund’s investment objective and policies, if the Adviser anticipates that a share repurchase or tender offer might have an adverse effect on the Fund’s investment performance and anticipate any material difficulty disposing of portfolio securities in order to consummate such share repurchase or tender offer, the Board would consider deferring or withdrawing the share repurchase or tender offer. The Fund may realize gains and losses on securities that it may not otherwise wish to sell in the ordinary course of its portfolio management, which may adversely affect the Fund’s performance. The portfolio turnover rate of the Fund may or may not be affected by the Fund’s repurchases of shares pursuant to a tender offer. See “Share Repurchases and Tenders.”

Risks of Investing in CLOs

Investments in CLOs and related securities (such as LAFs, CFOs and CBOs) involve certain risks. CLOs are generally backed by an asset or a pool of assets that serve as collateral. The Fund and other investors in CLO securities ultimately bear the credit risk of the underlying collateral. Most CLOs are issued in multiple tranches, offering investors various maturity and credit risk characteristics, often categorized as senior, mezzanine and subordinated equity according to their degree of risk. If there are defaults or the relevant collateral otherwise underperforms, scheduled payments to senior tranches of such securities take precedence over those of junior tranches which are the focus of our investment strategy, and scheduled payments to junior tranches have a priority in right of payment to subordinated/equity tranches. CLOs may present risks similar to those of the other types of debt obligations and, in fact, such risks may be of greater significance in the case of CLOs. For example, investments in junior debt and equity securities issued by CLOs, involve risks, including credit risk and market risk. Changes in interest rates and credit quality may cause significant price fluctuations. In addition to the general risks associated with investing in debt securities, CLO securities carry additional risks, including: (1) the possibility that distributions from collateral assets will not be adequate to make interest or other payments; (2) the quality of the collateral may decline in value or default; (3) investments in CLO junior debt and equity tranches will likely be subordinate in right of payment to other senior classes of CLO debt; and (4) the complex structure of a particular security may not be fully understood at the time of investment and may produce disputes with the issuer or unexpected investment results. Changes in the collateral held by a CLO may cause payments on the instruments the Fund holds to be reduced, either temporarily or permanently.

Dependence on CLO Managers Risk

The performance of the CLOs in which we invest is highly dependent on the quality of the respective CLO Managers. The CLO Managers’ responsibilities include managing insolvency proceedings, loan workouts and modifications, liquidations, and reporting on the performance of the loan pool to the trustee.

Covenant-Lite Loans Risk

Covenant-lite loans may comprise a significant portion of the senior secured loans underlying the CLOs in which the Fund invests. Over the past decade, the senior secured loan market has evolved from one in which covenant-lite loans represented a minority of the market to one in which such loans represent a significant majority of the market. Generally, covenant-lite loans provide borrower companies greater ability to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. Accordingly, to the extent that the CLOs that the Fund invests in hold covenant-lite loans, its CLOs may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.

Interest Rate Risk

The price of certain of our investments may be significantly affected by changes in interest rates. In the event of a significant rising interest rate environment and/or economic downturn, loan defaults may increase and result in credit losses which may adversely affect the Company’s cash flow, fair value of its assets and operating results.

Credit Spread Risk

Credit spread risk is the risk that credit spreads (i.e., the difference in yield between securities that is due to differences in their credit quality) may increase when the market expects below-investment-grade bonds to default more frequently. Widening credit spreads may quickly reduce the market values of below-investment-grade and unrated securities. In recent years, the U.S. capital markets experienced extreme volatility and disruption following the spread of COVID-19, which increased the spread between yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. Central banks and governments played a key role in reintroducing liquidity to parts of the capital markets. Future exits of these financial institutions from the market may reintroduce temporary illiquidity. These and future market disruptions and/or illiquidity would be expected to have an adverse effect on the Fund’s business, financial condition, results of operations and cash flows.

Market Risk

Political, regulatory, economic and social developments, and developments that impact specific economic sectors, industries, or segments of the market, can affect the value of our investments. A disruption or downturn in the capital markets and the credit markets could impair our ability to raise capital, reduce the availability of suitable investment opportunities for us, or adversely and materially affect the value of our investments, any of which would negatively affect our business.

Credit Risk

If (1) a CLO in which the Fund invests, (2) an underlying asset of any such CLO, or (3) any other type of credit investment in the portfolio declines in value or fails to pay interest or principal when due because the issuer or debtor, as the case may be, experiences a decline in its financial status, our income, NAV, and/or market price would be adversely impacted.

Subordinated Securities Risk

CLO equity securities that the Fund may acquire are subordinated to more senior tranches of CLO debt. CLO equity securities are subject to increased risks of default relative to the holders of superior priority interests in the same CLO.

Leverage Risk

The use of leverage, whether directly or indirectly through investments such as CLO equity securities that inherently involve leverage, may magnify the Fund’s risk of loss. CLO equity securities are very highly leveraged (with CLO equity securities typically being leveraged nine to 13 times), and therefore the CLO securities that it holds and in which it invests are subject to a higher degree of loss since the use of leverage magnifies losses.

Volatility Risk

Volatility risk refers to the magnitude of the movement, but not the direction of the movement, in a financial instrument’s price over a defined time period. Large increases or decreases in a financial instrument’s price over a relative time period typically indicate greater volatility risk, while small increases or decreases in its price typically indicate lower volatility risk.

Prepayment Risk

The assets underlying the CLO securities in which the Fund intends to invest are subject to prepayment by the underlying corporate borrowers. In addition, the CLO securities and related investments in which the Fund invests are subject to prepayment risk. If the Fund or a CLO collateral manager is unable to reinvest prepaid amounts in a new investment with an expected rate of return at least equal to that of the investment repaid, the investment performance will be adversely impacted.

Reinvestment Risk

CLOs will typically generate cash from asset repayments and sales that may be reinvested in substitute assets, subject to compliance with applicable investment tests. If the CLO collateral manager causes the CLO to purchase substitute assets at a lower yield than those initially acquired (for example, during periods of loan compression or as may be required to satisfy a CLO’s covenants) or sale proceeds are maintained temporarily in cash, it would reduce the excess interest-related cash flow, thereby having a negative effect on the fair value of our assets and the market value of our securities. In addition, the reinvestment period for a CLO may terminate early, which would cause the holders of the CLO’s securities to receive principal payments earlier than anticipated. There can be no assurance that we will be able to reinvest such amounts in an alternative investment that provides a comparable return relative to the credit risk assumed.

Counterparty Risk

The Fund may be exposed to counterparty risk, which could make it difficult for it or the CLOs in which it invests to collect on obligations, thereby resulting in potentially significant losses.

Default Risk

A default and any resulting loss, as well as other losses on an underlying asset held by a CLO may reduce the fair value of our corresponding CLO investment. A wide range of factors could adversely affect the ability of the borrower of an underlying asset to make interest or other payments on that asset. To the extent that actual defaults and losses on the collateral of an investment exceed the level of defaults and losses factored into its purchase price, the value of the anticipated return from the investment will be reduced. The more deeply subordinated the tranche of securities in which the Fund invests, the greater the risk of loss upon a default. For example, CLO equity is the most subordinated tranche within a CLO and is therefore subject to the greatest risk of loss resulting from defaults on the CLO’s collateral, whether due to bankruptcy or otherwise. Any defaults and losses in excess of expected default rates and loss model inputs will have a negative impact on the fair value of our investments, will reduce the cash flows that the Fund receives from its investments, adversely affect the fair value of the Fund’s assets and could adversely impact the Fund’s ability to pay dividends. Furthermore, the holders of the junior equity and debt tranches typically have limited rights with respect to decisions made with respect to collateral following an event of default on a CLO. In some cases, the senior most class of notes can elect to liquidate the collateral even if the expected proceeds are not expected to be able to pay in full all classes of notes. The Fund could experience a complete loss of its investment in such a scenario.

In addition, the collateral of CLOs may require substantial workout negotiations or restructuring in the event of a default or liquidation. Any such workout or restructuring is likely to lead to a substantial reduction in the interest rate of such asset and/or a substantial write-down or write-off of all or a portion of the principal of such asset. Any such reduction in interest rates or principal will negatively affect the fair value of the Fund’s portfolio.

CLO Warehouse Risk

The Fund may invest in participations in CLO Warehouses provided for the purposes of enabling the borrowers to acquire assets (“Collateral”) which are ultimately intended to be used to collateralize securities to be issued pursuant to a CLO transaction. The Fund’s participation in any CLO Warehouse may take the form of notes (“Warehouse Equity”) which are subordinated to the interests of one or more senior lenders under the CLO Warehouse. If the relevant CLO transaction does not proceed for any reason (which may include a decision on the part of the CLO Manager not to proceed with the closing of such transaction (“closing”)), the realized value of the Collateral may be insufficient to repay any outstanding amounts owing to the Company in respect of the Warehouse Equity, after payments have been made to the senior lenders under the terms of the CLO Warehouse, with the consequence that the Fund may not receive back all or any of its investment in the CLO Warehouse. This shortfall may be attributable to, amongst other things, a fall in the value of the Collateral between the date of the Fund’s participation in the CLO Warehouse and the date that the Collateral is realized.

Fair Value of Portfolio Investment Risk

Generally, there is a more limited public market for the CLO investments the Fund targets. As a result, these securities will be valued at least quarterly, or more frequently as may be required from time to time, at fair value. The determinations of the fair value of the investments have a material impact on our net earnings through the recording of unrealized appreciation or depreciation of investments and may cause the NAV on a given date to understate or overstate, possibly materially, the value that it may ultimately realize on one or more of our investments.

Limited Investment Opportunities Risk

The market for CLO securities is more limited than the market for other credit related investments. The Fund can offer no assurances that sufficient investment opportunities for our capital will be available.

Conflict of Interest Risks

The Fund’s executive officers and directors, other current and future principals of the Adviser and certain members of the Adviser’s investment committee may serve as officers, directors or principals of other entities and affiliates of the Adviser and funds managed by the Fund’s affiliates that operate in the same or a related line of business as the Fund does. Currently, the Fund’s executive officers, as well as the other principals of the Adviser, manage other funds affiliated with the Adviser. In addition, the Adviser’s investment team has responsibilities for sourcing and managing private debt investments for certain other investment funds and accounts. Accordingly, they have obligations to investors in those entities, the fulfillment of which may not be in the best interests of, or may be adverse to the interests of, the Fund and its stockholders. Although the professional staff of the Adviser will devote as much time to management of the Fund as appropriate to enable the Adviser to perform its duties in accordance with the Investment Advisory Agreement, the investment professionals of the Adviser may have conflicts in allocating their time and services among the Fund, on the one hand, and other investment vehicles managed by the Adviser or one or more of its affiliates on the other hand.

Potential Conflicts of Interest – Allocation of Investment Opportunities

The Adviser has adopted allocation procedures that are intended to treat each fund they advise in a manner that, over a period of time, is fair and equitable. The Adviser currently provides investment advisory services and may provide in the future similar services to other entities (collectively, “Advised Funds”). Certain existing Advised Funds have, and future Advised Funds may have, investment objectives similar to those of the Fund, and such Advised Funds will invest in asset classes similar to those targeted by the Fund. Certain other existing Advised Funds do not, and future Advised Funds may not, have similar investment objectives, but such funds may from time to time invest in asset classes similar to those targeted by the Fund. The Adviser will endeavor to allocate investment opportunities in a fair and equitable manner, and in any event consistent with any fiduciary duties owed to the Fund and other clients and in an effort to avoid favoring one client over another and taking into account all relevant facts and circumstances, including (without limitation): (i) differences with respect to available capital, size of client, and remaining life of a client; (ii) differences with respect to investment objectives or current investment strategies, including regarding: (a) current and total return requirements, (b)emphasizing or limiting exposure to the security or type of security in question, (c) diversification, including industry or company exposure, currency and jurisdiction, or (d) rating agency ratings; (iii)differences in risk profile at the time an opportunity becomes available; (iv) the potential transaction and other costs of allocating an opportunity among various clients; (v) potential conflicts of interest, including whether a client has an existing investment in the security in question or the issuer of such security; (vi) the nature of the security or the transaction, including minimum investment amounts and the source of the opportunity; (vii) current and anticipated market and general economic conditions; (viii) existing positions in a borrower/loan/security; and (ix) prior positions in borrower/loan/security. Nevertheless, it is possible that the Fund may not be given the opportunity to participate in certain investments made by investment funds managed by investment managers affiliated with the Adviser.

Foreign Exchange Rate Risk

Although the Fund intends to primarily make investments denominated in U.S. dollars, it may make investments denominated in other currencies. Our investments denominated in currencies other than U.S. dollars will be subject to the risk that the value of such currency will decrease in relation to the U.S. dollar.

Hedging Risk

Hedging transactions seeking to reduce risks may result in poorer overall performance than if the Fund had not engaged in such hedging transactions, and they may also not properly hedge our risks. To the extent that the Fund uses derivatives to hedge its investment risks, the Fund will be subject to risks specific to derivatives transactions. Such risks include counterparty risk, correlation risk, liquidity risk, leverage risk, and volatility risk.

Incentive Fee Risk

The Investment Advisory Agreement entitles the Adviser to receive incentive compensation on income regardless of any capital losses. In such case, the Fund may be required to pay the Adviser incentive compensation for a fiscal quarter even if there is a decline in the value of the Fund’s portfolio or if the Fund incurs a net loss for that quarter. Any Incentive Fee payable by the Fund that relates to its net investment income may be computed and paid on income that may include interest that has been accrued but not yet received. If an investment defaults on a loan that is structured to provide accrued interest, it is possible that accrued interest previously included in the calculation of the Incentive Fee will become uncollectible. The Adviser is not under any obligation to reimburse the Fund for any part of the Incentive Fee it received that was based on accrued income that the Fund never received as a result of a default by an entity on the obligation that resulted in the accrual of such income, and such circumstances would result in the Fund’s paying an Incentive Fee on income it never received. The Incentive Fee payable by the Fund to the Adviser may create an incentive for it to make investments on the Fund’s behalf that are risky or more speculative than would be the case in the absence of such compensation arrangement. The way in which the Incentive Fee payable to the Adviser is determined may encourage it to use leverage to increase the return on the Fund’s investments. In addition, the fact that the Management Fee is payable based upon the Fund’s Managed Assets, which would include any borrowings for investment purposes, may encourage the Adviser to use leverage to make additional investments. Under certain circumstances, the use of leverage may increase the likelihood of default, which would disfavor stockholders. Such a practice could result in the Fund’s investing in more speculative securities than would otherwise be in its best interests, which could result in higher investment losses, particularly during cyclical economic downturns.

Limited Prior Operating Risk

The Fund has recently implemented the new investment strategy and has no prior track record of operating a similar investment strategy in any other registered investment company. The Fund is therefore subject to all of the business risks and uncertainties associated with any new line of business, including the risk that it will not achieve its investment objective and that the value of your investment could decline substantially.

Refinancing Risk

If the Fund incurs debt financing and subsequently refinances such debt, the replacement debt may be at a higher cost and on less favorable terms and conditions. If the Fund fails to extend, refinance, or replace such debt financings prior to their maturity on commercially reasonable terms, the Fund’s liquidity will be lower than it would have been with the benefit of such financings, which would limit the Fund’s ability to grow.

Risks Related to the Reliance on Senior Management Personnel of the Adviser

Since the Fund has no employees, it depends on the investment expertise, skill and network of business contacts of the Adviser. The Adviser evaluates, negotiates, structures, executes, monitors and services the Fund’s investments. The Fund’s future success depends to a significant extent on the continued service and coordination of the Adviser and its senior management team. The departure of any members of the Adviser’s senior management team could have a material adverse effect on the Fund’s ability to achieve its investment objective.

Regulatory Risk

Government regulation and/or intervention may change the way the Fund is regulated, affect the expenses incurred directly by the Fund, affect the value of its investments and limit the Fund’s ability to achieve its investment objective. Government regulation may change frequently and may have significant adverse consequences. Moreover, government regulation may have unpredictable and unintended effects. In addition to exposing the Fund to potential new costs and expenses, additional regulation or changes to existing regulation may also require changes to the Fund’s investment practices.

Cybersecurity Risk

Cybersecurity incidents and cyber-attacks have been occurring globally at a more frequent and severe level and will likely continue to increase in frequency in the future. The Adviser faces various security threats on a regular basis, including ongoing cyber security threats to and attacks on its information technology infrastructure that are intended to gain access to its proprietary information, destroy data or disable, degrade or sabotage its systems. These security threats could originate from a wide variety of sources, including unknown third parties outside of the Adviser. Although the Adviser is not currently aware that it has been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, have materially affected its operations or financial condition, there can be no assurance that the various procedures and controls utilized to mitigate these threats will be sufficient to prevent disruptions to its systems.

Tax Risks

In order to qualify as a RIC each year, the Fund must satisfy both an annual income and asset diversification test. The Fund intends to take certain positions regarding the qualification of CLO equity under the asset diversification test for which there is a lack of guidance. If the Internal Revenue Service were to disagree with the Fund’s position and none of the applicable mitigation provisions are available, it could fail to qualify as a RIC. If the Fund fails to qualify for tax treatment as a RIC under Subchapter M of the Code for any reason, or become subject to corporate income tax, the resulting corporate taxes could substantially reduce its net assets, as well as the amount of income available for distributions, and the amount of such distributions, to the holders of the equity securities or obligations, and for payments to the holders of the equity securities or obligations.

Some of the CLOs in which the Fund invests may constitute “passive foreign investment companies,” or “PFICs.” If the Fund acquires interests treated as equity for U.S. federal income tax purposes in PFICs (including equity tranche investments and certain debt tranche investments in CLOs that are PFICs), the Fund may be subject to federal income tax on a portion of any “excess distribution” or gain from the disposition of such shares even if such income is distributed as a taxable dividend by the Fund to its stockholders. Certain elections may be available to mitigate or eliminate such tax on excess distributions, but such elections (if available) will generally require the Fund to recognize its share of the PFIC’s income for each tax year regardless of whether the Fund receives any distributions from such PFIC. The Fund must nonetheless distribute such income to maintain its status as a RIC. Treasury Regulations generally treat the Fund’s income inclusion with respect to a PFIC with respect to which the Fund has made a qualified electing fund, or “QEF,” election, as qualifying income for purposes of determining its ability to be subject to tax as a RIC if (i) there is a current distribution out of the earnings and profits of the PFIC that are attributable to such income inclusion or (ii) such inclusion is derived with respect to the Fund’s business of investing in stock, securities, or currencies. As such, the Fund may be restricted in its ability to make QEF elections with respect to its holdings in issuers that could be treated as PFICs in order to ensure its continued qualification as a RIC and/or maximize the Fund’s after-tax return from these investments.

If the Fund holds 10% or more of the interests treated as equity (by vote or value) for U.S. federal income tax purposes in a foreign corporation that is treated as a controlled foreign corporation, or “CFC” (including equity tranche investments and certain debt tranche investments in a CLO treated as a CFC), the Fund may be treated as receiving a deemed distribution (taxable as ordinary income) each tax year from such foreign corporation in an amount equal to the Fund’s pro rata share of the corporation’s income for the tax year (including both ordinary earnings and capital gains). If the Fund is required to include such deemed distributions from a CFC in its income, the Fund will be required to distribute such income to maintain its RIC status regardless of whether or not the CFC makes an actual distribution during such tax year. Treasury Regulations generally treat the Fund’s income inclusion with respect to a CFC as qualifying income for purposes of determining its ability to be subject to tax as a RIC either if (i) there is a current distribution out of the earnings and profits of the CFC that are attributable to such income inclusion or (ii) such inclusion is derived with respect to its business of investing in stock, securities, or currencies. As such, the Fund may limit and/or manage its holdings in issuers that could be treated as CFCs in order to ensure its continued qualification as a RIC and/or maximize the Fund’s after-tax return from these investments.

If the Fund is required to include amounts from CLO securities in income prior to receiving the cash distributions representing such income, the Fund may have to sell some of its investments at times and/or at prices the Fund would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If the Fund is not able to obtain cash from other sources, it may fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax.

Risks Related to Equity and Equity-Linked Securities

Equity risk relates to the change in value of equity securities as they relate to increases or decreases in the general market. The Fund is exposed to risks associated with equity and equity-linked securities to the extent that adverse equity market conditions could negatively impact the ability of the borrowers to make payments of interest and/or principal with respect to the loans underlying the CLOs in which the Fund invests.

The Fund may also invest in preferred stock, convertible securities and other types of equity-linked securities. The market value of preferred and convertible securities and other debt securities tends to fall when prevailing interest rates rise. Preferred securities may pay fixed or adjustable rates of return.

Preferred securities are subject to issuer-specific and market risks applicable generally to equity securities. In addition, a company’s preferred securities generally pay dividends only after the company makes required payments to holders of its bonds and other debt. For this reason, the value of preferred securities will usually react more strongly than bonds and other debt to actual or perceived changes in the company’s financial condition or prospects. Preferred securities of smaller companies may be more vulnerable to adverse developments than preferred stock of larger companies.

The market value of a convertible security performs like that of a regular debt security; that is, if market interest rates rise, the value of a convertible security usually falls. In addition, convertible securities are subject to the risk that the issuer will not be able to pay interest or dividends when due, and their market value may change based on changes in the issuer’s credit rating or the market’s perception of the issuer’s creditworthiness. Since it derives a portion of its value from the common stock into which it may be converted, a convertible security is also subject to the same types of market and issuer risks that apply to the underlying common stock.

Equity-linked securities bear the risk that, in addition to market risk and other risks of the referenced equity security, the Fund may experience a return that is different from that of the referenced equity security. Equity-linked instruments also subject the Fund to counterparty risk, including the risk that the issuing entity may not be able to honor its financial commitment, which could result in a loss of all or part of the Fund’s investment.

Risks Relating to Our Adviser and its Affiliates

Conflicts of Interest Caused by Compensation Arrangements

The Adviser and its respective affiliates will receive substantial fees from us in return for their services. These fees could influence the advice provided to us. Generally, the more equity we sell in public offerings and the greater the risk assumed by us with respect to our investments, the greater the potential for growth in our assets and profits (and, correlatively, the fees payable by us to the Adviser). These compensation arrangements could affect our Adviser’s or its affiliates’ judgment with respect to public offerings of equity and investments made by us, which allow the Adviser to earn increased asset management fees.

Competition for the Time and Resources of the Adviser

The Adviser currently manages other investment entities and is not prohibited from raising money for and managing future investment entities that make the same types of investments as those we target. As a result, the time and resources that our Adviser devotes to us may be diverted, and during times of intense activity in other programs the Adviser may devote less time and resources to our business than is necessary or appropriate. In addition, we may compete with any such investment entity for the same investors and investment opportunities.

Conflicts of Interest in Connection with the Management of our Business Affairs

Our Adviser will experience conflicts of interest in connection with the management of our business affairs, including relating to the allocation of investment opportunities by the Adviser and its affiliates; compensation to the Adviser; services that may be provided by the Adviser and its affiliates to issuers in which we invest; investments by us and other clients of the Adviser, subject to the limitations of the 1940 Act; the formation of additional investment funds by the Adviser; differing recommendations given by the Adviser to us versus other clients; the Adviser’s use of information gained from issuers in our portfolio for investments by other clients, subject to applicable law; and restrictions on the Adviser’s use of “inside information” with respect to potential investments by us.

Conflicts of Interest with the Adviser’s Management of Other Accounts

Because our Adviser manages assets for other investment companies, pooled investment vehicles and/or other accounts (including institutional clients, pension plans and certain high net worth individuals), certain conflicts of interest are present. For instance, an Adviser may receive fees from certain accounts that are higher than the fees received by the Adviser from us, or receive a performance-based fee on certain accounts. In those instances, a portfolio manager for the Adviser has an incentive to favor the higher fee and/or performance-based fee accounts over us. In addition, a conflict of interest exists to the extent an Adviser has proprietary investments in certain accounts, where its portfolio managers or other employees have personal investments in certain accounts, or when certain accounts are investment options in the Adviser’s employee benefit plans. The Adviser has an incentive to favor these accounts over us. The Adviser has policies and procedures in place to mitigate such conflicts and our board of directors monitors these conflicts.

Risk due to the Adviser’s Actions on Behalf of its Other Accounts and Clients

Our Adviser manages assets for accounts other than us, including private funds (for purposes of this section, Adviser Funds). Actions taken by an Adviser on behalf of its Adviser Funds may be adverse to us and our investments, which could harm our performance. For example, we may invest in the same credit obligations as other Adviser Funds, although, to the extent permitted under the 1940 Act, our investments may include different obligations of the same issuer. Decisions made with respect to the securities held by one Adviser Fund may cause (or have the potential to cause) harm to the different class of securities of the issuer held by other Adviser Funds (including us). As a further example, an Adviser may manage accounts that engage in short sales of (or otherwise take short positions in) securities or other instruments of the type in which we invest, which could harm our performance for the benefit of the accounts taking short positions, if such short positions cause the market value of the securities to fall.

Risk due to Inside Information

In the course of it duties, the members, officers, directors, employees, principals or affiliates of our Adviser may come into possession of material, non-public information. The possession of such information may, to our detriment, limit the ability of our Adviser to buy or sell a security or otherwise to participate in an investment opportunity for us. In certain circumstances, employees of our Adviser may serve as board members or in other capacities for portfolio or potential portfolio companies, which could restrict our ability to trade in the securities of such companies. For example, if personnel of our Adviser comes into possession of material non-public information with respect to our investments, such personnel will be restricted by our Adviser’s information-sharing policies and procedures or by law or contract from sharing such information with our management team, even where the disclosure of such information would be in our best interests or would otherwise influence decisions taken by the members of the management team with respect to that investment. This conflict and these procedures and practices may limit the freedom of our Adviser to enter into or exit from potentially profitable investments for us which could have an adverse effect on our results of operations. Accordingly, there can be no assurance that we will be able to fully leverage the resources and industry expertise of our Adviser’s other businesses. Additionally, there may be circumstances in which one or more individuals associated with our Adviser will be precluded from providing services to us because of certain confidential information available to those individuals or to other parts of the Adviser.

Risk in Transactions with Affiliates

We are prohibited under the 1940 Act from participating in certain transactions with certain of our affiliates without the prior approval of a majority of the independent directors and, in some cases, the SEC.

The Fund has applied for, but, as of the date of this prospectus, not been granted, an exemptive order from the SEC that will permit it to co-invest with other persons, including certain affiliated accounts managed and controlled by the Adviser (any such order, a “Co-Investment Exemptive Order”). Subject to the 1940 Act and the conditions of any such Co-Investment Exemptive Order issued by the SEC, the Fund may, under certain circumstances, co-invest with certain affiliated accounts in investments that are suitable for the Fund and one or more of such affiliated accounts.

There can be no assurance that the Fund will receive such exemptive relief. Moreover, even if the Fund does receive such exemptive relief and is permitted to co-invest in the same securities as one or more affiliated accounts, conflicts of interest may still arise.

If the Adviser is presented with co-investment opportunities that generally fall within the Fund’s investment objective and other Board-established criteria and those of one or more affiliated accounts advised by the Adviser, the Adviser will allocate such opportunities among the Fund and such affiliated accounts in a manner consistent with the Co-Investment Exemptive Order and the Adviser’s allocation policies and procedures. There is no assurance that the Co-Investment Exemptive Order will be granted by the SEC.

Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act, and we will generally be prohibited from buying or selling any securities from or to such affiliate on a principal basis. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which in certain circumstances could include investments in the same portfolio company (whether at the same or different times to the extent the transaction is considered a joint transaction. If a person acquires more than 25% of our voting securities, we will be prohibited from buying or selling any security from or to such person or certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. Similar restrictions limit our ability to transact business with our officers or directors or their affiliates. As a result of these restrictions, we may be prohibited from buying or selling any security from or to any portfolio company that is controlled by a fund managed by either the Adviser or its affiliates without the prior approval of the SEC, which may limit the scope of investment opportunities that would otherwise be available to us.

We may, however, invest alongside our Adviser’s and its affiliates’ other clients, including other entities it manages, which we refer to as affiliates’ other clients, in certain circumstances when doing so is consistent with applicable law and SEC staff interpretations and guidance. We may also invest alongside the other clients of our Adviser, as otherwise permissible under regulatory guidance, applicable regulations and the Adviser’s allocation policies. However, we can offer no assurance that investment opportunities will be allocated to us fairly or equitably in the short-term or over time.

In situations when co-investment with affiliates’ other clients is not permitted under the 1940 Act and related rules, existing or future staff guidance, or the terms and conditions of exemptive relief granted to us by the SEC, our Adviser will need to decide which client or clients will proceed with the investment. Generally, we will not have an entitlement to make a co-investment in these circumstances and, to the extent that another client elects to proceed with the investment, we will not be permitted to participate. Moreover, except in certain circumstances, we are unable to invest in any issuer in which an affiliate’s other client holds a controlling interest.

Risk of Investments that Could Give Rise to a Conflict of Interest

We do not expect to invest in, or hold securities of, companies that are controlled by affiliates’ other clients. However, an affiliate’s other clients may invest in, and gain control over, one of our portfolio companies. If an affiliate’s other client, or clients, gains control over one of our portfolio companies, it may create conflicts of interest and may subject us to certain restrictions under the 1940 Act. As a result of these conflicts and restrictions our Adviser may be unable to implement our investment strategies as effectively as they could have in the absence of such conflicts or restrictions. For example, as a result of a conflict or restriction, our Adviser may be unable to engage in certain transactions that it would otherwise pursue. In order to avoid these conflicts and restrictions, our Adviser may choose to exit these investments prematurely and, as a result, we would forego any positive returns associated with such investments. In addition, to the extent that an affiliate’s other client holds a different class of securities than we as a result of such transactions, our interests may not be aligned.

Operational Risk

The valuation of the Fund’s investments may be negatively impacted because of the operational risks arising from factors such as processing errors and human errors, inadequate or failed internal or external processes, failures in systems and technology, changes in personnel, and errors caused by third party service providers or trading counterparties. It is not possible to identify all of the operational risks that may affect the Fund or to develop processes and controls that completely eliminate or mitigate the occurrence of such failures. The Fund and its shareholders could be negatively impacted as a result.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contains forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “continue,” “forecast,” “possible,” “potential,” “approximate” and variations of these words and similar expressions, or the negatives of such words, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the SEC. The forward-looking statements contained in this prospectus and any prospectus supplement involve risks and uncertainties.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, actual results could differ materially from those projected or assumed in such forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Investment Objective and Policies” and “Risk Factors and Special Considerations” sections of this prospectus.

All forward-looking statements contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement are made as of the date of this prospectus or the accompanying prospectus supplement, as the case may be. Except for the Fund’s ongoing obligations under the federal securities laws, it does not intend, and it undertakes no obligation, to update any forward-looking statements. The forward-looking statements contained in this prospectus and any accompanying prospectus supplement are excluded from the safe harbor protection provided by Section 27A of the 1933 Act.

Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Investment Objective and Policies” and “Risk Factors and Special Considerations” sections of this prospectus. We urge you to review carefully those sections for a more detailed discussion of the risks of an investment in our securities.

MANAGEMENT OF THE FUND

Board of Directors

The board is responsible for the overall management of the Fund, including oversight of the Adviser and other service providers. There are five directors of the Fund. Two of the directors are an “interested person” (as defined in the 1940 Act). A director who is not an “interested person” is referred to as an “Independent Director.” Information about both the Fund’s directors and officers is set forth in the tables below. Unless otherwise noted, the mailing address of each director and officer is c/o Herzfeld Credit Income Fund, Inc., 119 Washington Avenue, Suite 504, Miami Beach, FL, 33139.

Information About Directors and Officers

Name and Age	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Complex Overseen by Director	Other Directorships Held by Director
Independent Directors
John A. Gelety, Esq. Age: 57	Director, Class II	Current term expires 2028; 2011 to present	Attorney and shareholder at Greenspoon Marder, LLP, corporate practice group, 2016-present.	1	None
Cecilia L. Gondor Age: 63	Chairperson, Director, Class I	Current term expires 2027; 2014 to present	Managing Member of L&M Management, a real estate management business, 2014- present; and Executive Vice President of Thomas J. Herzfeld Advisors, Inc., 1984-2014.	1	None
Kay W. Tatum, Ph.D., CPA Age: 74	Director, Class I	Current term expires 2027; 2007 to present.	Associate Professor of Accounting, University of Miami 1992-present; Chair, Department of Accounting, 2004-2008; Assistant Professor of Accounting, University of Miami, 1986-1992.	1	None
Interested Directors
Brigitta S. Herzfeld** Age: 48	Director, Class III	Current term expires 2026; 2024 to present.	Managing Partner and member of Senior Executive Committee of Thomas J. Herzfeld Advisors, Inc.	1	None
Erik M. Herzfeld Age: 52	Director, Class II	Current term expires 2028; 2025 to present.	Thomas J. Herzfeld Advisors, Inc., serving as President, 2016 – present; and Portfolio Manager, 2007-present.	1	Strategic Incubation Partners, Inc., Jacob Zabara Family Foundation

Officers:
Erik M. Herzfeld*** Age: 52	Portfolio Manager and President	2007 to present 2016 to present	Thomas J. Herzfeld Advisors, Inc., serving as President, 2016-present, and Portfolio Manager, 2007-present.	N/A	Strategic Incubation Partners, Inc., Jacob Zabara Family Foundation
Thomas K. Morgan Age: 67	CCO and Assistant Secretary	2018 to present	Thomas J. Herzfeld Advisors, Inc., serving as Chief Compliance Officer, 2018-present; TMorgan Advisers LLC, 2015-present.	N/A	N/A
Zachary P. Richmond**** Age: 46	Treasurer	2020 to present	Vice President, Financial Administration for Ultimus Fund Solutions, LLC since February 2019.	N/A	N/A
Alice Tham Age: 36	Secretary	2019 to present	Thomas J. Herzfeld Advisors, Inc., serving as Operations Manager, 2012 to present	N/A	N/A
Ryan M. Paylor Age: 45*****	Portfolio Manager	2019 to present	Thomas J. Herzfeld Advisors, Inc., serving as Portfolio Manager for the Advisor’s separately managed accounts since 2012 to present	N/A	N/A

*	Each director serves a three-year term after which the director may be re-elected for additional three-year terms.

*	Ages of directors were as of June 10, 2026.

**	Mr. Erik Herzfeld and Ms. Brigitta Herzfeld are each an “interested person” (as defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Fund because he or she is a control person and employee of Thomas J. Herzfeld Advisors, Inc. (the “Adviser”).

***	Mr. Herzfeld has been a portfolio manager for the Adviser since 2007 and a portfolio manager for the Fund since 2008.

****	Mr. Richmond’s address is: 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246.

*****	Mr. Paylor has been a portfolio manager for the Adviser’s separately managed accounts since 2012 and a portfolio manager for the Fund since February 2019.

The board believes that the significance of each director’s experience, qualifications, attributes or skills is an individual matter (meaning that experience that is important for one director may not have the same value for another) and that these factors are best evaluated at the board level, with no single director, or particular factor, being indicative of the Board’s effectiveness. The board determined that each of the directors is qualified to serve as such based on a review of the experience, qualifications, attributes and skills of each director. In reaching this determination, the board has considered a variety of criteria, including, among other things: character and integrity; ability to review critically, evaluate, question and discuss information provided, to exercise effective business judgment in protecting stockholder interests and to interact effectively with the other directors, the Adviser, other service providers, counsel and the independent registered accounting firm or independent accountants; and willingness and ability to commit the time necessary to perform the duties of a director. Each director’s ability to perform his or her duties effectively is evidenced by his or her experience or achievements in the following areas: management or board experience in the investment management industry or companies or organizations in other fields, educational background and professional training; and experience as a director of the Fund. In addition, the board values the diverse skill sets and experiences that each director contributes. The board considers that its diversity as a whole is as a result of a combination of directors and the various perspectives that each director provides as a result of his or her present experiences and his or her background. Information discussing the specific experience, skills, attributes and qualifications of each director which led to the board’s determination that the directors should serve in this capacity is provided below.

Kay W. Tatum, Ph.D., CPA, joined the board in 2007. Dr. Tatum is an Associate Professor of Accounting at the University of Miami Herbert Business School, where she has been since 1986. She also served as Chair of the Department of Accounting from 2004 to 2008.

John A. Gelety, Esq. joined the board in 2011. Mr. Gelety is a practicing attorney who specializes in business law, with a concentration on domestic and cross-border mergers & acquisitions, private equity and commercial transactions.

Cecilia L. Gondor joined the board in 2014 and has served as Chairperson of the board since 2025. Ms. Gondor is a Managing Member of L&M Management, a real estate management business. Ms. Gondor served as the Secretary/Treasurer of Fund since its inception until her retirement in May 2014. She also served as Executive Vice President of the Adviser from 1984 through the date of her retirement. Additionally, she was the Executive Vice President of Thomas J. Herzfeld & Co., Inc., a broker-dealer, from 1984 through 2010, when the broker-dealer ceased operations. Ms. Gondor is a freelance financial writer, including topics related to closed-end funds.

Brigitta S. Herzfeld joined the board in 2024. Ms. Herzfeld is the Managing Partner and member of Senior Executive Committee of Thomas J. Herzfeld Advisors, Inc. Prior to joining Thomas J. Herzfeld Advisors, Inc. she worked in the Japanese Equities Division of Lehman Brothers in Tokyo, where she was part of the Japanese Equities Research Sales team covering international clients. She also worked in the Investment Management Division at Goldman Sachs & Co. in New York City and Miami, in Private Wealth Management. Brigitta currently serves as a member of the MIT Educational Council.

Erik Herzfeld is President of Thomas J. Herzfeld Advisors, Inc. and serves as a portfolio manager of the Fund and has held this position since 2007. Before joining Thomas J. Herzfeld Advisors, Inc. in 2007, Mr. Herzfeld served in quantitative research and trading with both Lehman Brothers and JPMorgan, where he served as Vice President in New York and Asia.

Specific details regarding each director’s principal occupations during the past five years are included in the table above. The summaries set forth above as to the experience, qualifications, attributes and/or skills of the directors do not constitute holding out the board or any director as having any special expertise or experience, and do not impose any greater responsibility or liability on any such person or on the board as a whole than would otherwise be the case.

Risk Oversight

While responsibility for the day-to-day operations for the Fund, including certain risk management functions addressed in policies and procedures relating to the Fund, resides with the Adviser, the board actively performs a risk oversight function, both directly and through its committees, as described below. The board and its audit committee (the “audit committee”) exercise a risk oversight function through regular and ad hoc board and audit committee meetings during which the board and the audit committee meet with representatives of the Adviser and other service providers. The board also periodically receives reports regarding the Fund’s and the Adviser’s policies and procedures, and reviews and approves changes to the Fund’s policies and procedures. The audit committee also meets regularly with the Fund’s independent registered public accounting firm to discuss internal controls and financial reporting matters, among other things. The board and audit committee routinely receive reports from the Fund’s officers and the Adviser on a variety of other risk areas relating to the Fund, including, without limitation, investment risks, liquidity risks, valuation risks and operational risks, as well as more general business risks. In addition, the board consults with Fund counsel both during and, to the extent required, between meetings of the board and the audit committee.

The board also meets regularly with the Fund’s Chief Compliance Officer (“CCO”), who reports directly to the board. The CCO has responsibility for annually testing the compliance procedures of the Fund and its service providers. The CCO regularly discusses issues related to compliance and provides a quarterly report to the board regarding certain Fund compliance matters.

Committees of the Board

The board has formed an Audit Committee and a Nominating Committee.

The board has adopted a written charter for the Audit Committee, which became effective February 5, 2004. The Audit Committee of the board currently consists of Mr. Gelety, Ms. Gondor, and Dr. Tatum, none of whom is an “interested person” of the Fund. Each member of the Audit Committee is considered independent under the applicable NASDAQ Capital Market listing standards. During the fiscal year ended June 30, 2026, the Audit Committee met four times. The Audit Committee reviews the scope of the audit by the Fund’s independent accountants, confers with the independent accountants with respect to the audit and the internal accounting controls of the Fund and with respect to such other matters as may be important to an evaluation of the audit and the financial statements of the Fund, and makes recommendations with respect to the selection of the independent accountants for the Fund.

The Nominating Committee is comprised of Mr. Gelety, Ms. Gondor, and Dr. Tatum, each of whom is an independent director under the 1940 Act and under NASDAQ Capital Market listing standards. During the fiscal year ended June 30, 2026, the Nominating Committee met twice. The Nominating Committee is responsible for reviewing and recommending qualified candidates in the event that a directorship is vacated or created. The Nominating Committee will not consider nominees recommended by stockholders. The Nominating Committee believes that candidates for director should have certain minimum qualifications, including (i) the ability to apply good business judgment; (ii) the ability to properly exercise their duties of loyalty and care; (iii) proven leadership capabilities, high integrity and moral character, significant business experience and a high level of responsibility within their chosen fields; (iv) the ability to quickly grasp complex principles of business, finance, international transactions and the regulatory environment in which investment companies must operate; and (v) the ability to read and understand basic financial statements. The Nominating Committee retains the right to modify these minimum qualifications from time to time. In general, candidates will be preferred who hold an established senior or executive level position in business, finance, law, education, research or government. The Nominating Committee’s process for identifying and evaluating nominees is as follows:

In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to the Fund during their term, including the number of meetings attended, level of participation, quality of performance, and transactions of such directors with the Fund, if any, during their term, and confirms their independence, if applicable. In the case of new director candidates, the Nominating Committee first determines whether the nominee must be independent for purposes of the NASDAQ Capital Market and whether the candidate must be considered an Independent Director under the 1940 Act. In either case, determinations are based upon the Fund’s charter and bylaws, applicable securities laws, the rules and regulations of the SEC, and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee then meets to discuss and consider such candidates’ qualifications and recommend the nominee. The Board has adopted a written charter for the Nominating Committee, which is available on the Fund’s website at www.herzfeld.com/herz.

Ownership of the Fund by Directors

Set forth in the following table are the directors of the Fund, together with the dollar range of equity securities beneficially owned by each director as of December 31, 2025, as well as the aggregate dollar range of equity securities in all funds overseen or to be overseen in a family of investment companies (i.e., funds managed by the Adviser).

Name of Director	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Funds in Family of Investment Companies
Independent Directors
John A. Gelety	$10,001-50,000	$10,001-50,000
Cecilia L. Gondor	Over $100,000	Over $100,000
Kay W. Tatum	$10,001-50,000	$10,001-50,000
Interested Director
Erik M. Herzfeld*	Over $100,000	Over $100,000
Brigitta S. Herzfeld*	Over $100,000	Over $100,000

None of the independent directors, and no immediate family member of any independent director, own beneficially or of record any securities of the Fund’s Adviser, or any person directly or indirectly controlling, controlled by, or under common control with the Adviser.

As of December 31, 2025, directors (5 persons) beneficially owned an aggregate of 4.79% of the Fund’s outstanding shares.

Director Compensation

Our board of directors held eight meetings during the Fund’s fiscal year ended June 30, 2026.

For the fiscal year ended June 30, 2026 the aggregate Director compensation paid by the Fund was $172,000. The compensation paid by the Fund to each of its directors serving during the fiscal year ended June 30, 2026 is set forth in the compensation table below. Directors are also reimbursed for related business expenses. Directors who, during the fiscal period, were current employees or officers of the Fund’s investment adviser (during such period, Ms. Brigitta S. Herzfeld, and Mr. Erik M. Herzfeld) are not paid compensation for their service as a director. None of the other directors serves on the Board of any other registered investment company to which the Fund’s investment adviser or an affiliated person of the Fund’s investment adviser provides investment advisory services. Directors and executive officers of the Fund do not receive pension or retirement benefits from the Fund.

Name of Person and Position with the Fund	Aggregate Compensation from the Fund	Pension or Retirement Benefits Accrued As Part of Fund Expenses	Total Compensation from the Fund and Fund Complex Paid to Directors
Independent Directors
John A. Gelety	$54,500	$0	$54,500
Cecilia L. Gondor	$59,500	$0	$59,500
Ann S. Lieff*	$3,500	$0	$3,500
Kay W. Tatum	$54,500	$0	$59,500
Interested Director
Thomas J. Herzfeld**	$0	$0	$0
Brigitta S. Herzfeld**	$0	$0	$0
Erik M. Herzfeld *,***	$0	$0	$0

*	Ann Lieff served as a member of the Board until her retirement in November 20, 2025. Erik M. Herzfeld was elected to serve as Ms. Lieff’s successor by the stockholders of the Fund at Annual Meeting of Stockholders held on November 20, 2025.

**	“Interested person” of the Fund as defined by Section 2(a)(19) of the 1940 Act. Thomas J. Herzfeld resigned as director of the Fund, effective December 31, 2024. Brigitta S. Herzfeld was appointed by the Board to fill the vacancy created by Mr. Herzfeld’s resignation.

***	"Interested person" of the Fund as defined by Section 2(a)(19) of the 1940 Act.

Investment Adviser and Portfolio Managers

Investment Adviser

The Fund is advised by Thomas J. Herzfeld Advisors, Inc (the “Adviser”), whose principal business address is 119 Washington Avenue, Suite 504 Miami Beach, FL 33139. The Adviser has been providing advisory services to the Fund since our registration under the 1940 Act. Thomas J. Herzfeld Advisors, Inc. has provided advisory services since 1984 and is beneficially owned by Thomas J. Herzfeld, as the sole voting stockholder.

Pursuant to the amended and restated investment advisory agreement (the “Amended Agreement”) and under the direction and control of the board, the Adviser manages the Fund’s portfolio and makes investment decisions pursuant to the Fund’s stated investment objective, policies and restrictions. The Adviser is authorized to transmit purchase and sale orders and select brokers and dealers to execute portfolio transactions on behalf of the Fund. The Adviser determines the timing of portfolio transactions and other matters related to execution.

Portfolio Managers

Erik M. Herzfeld currently serves as President and Portfolio Manager of the Fund. Mr. E. Herzfeld has managed the Fund since 2008. In addition, Mr. E. Herzfeld has served as President of the Adviser since February 2016. Mr. E. Herzfeld formerly served as Managing Director of the Adviser since 2007. Prior to these positions he had served in quantitative research, trading and management roles with Lehman Brothers and JPMorgan and was based in New York and Asia.

Ryan M. Paylor currently serves as Portfolio Manager of the Fund. Mr. Paylor has managed the Fund since 2019. He joined the Adviser in 2012 as a Senior Trader after spending eight years at J.P. Morgan Chase in New York on the FX Derivatives Operations team.

Messrs. E. Herzfeld, and Paylor are primarily responsible for the day-to-day management of the Fund.

As of June 30, 2026, Mr. E. Herzfeld and Mr. Paylor were also portfolio managers for approximately 327 other accounts comprising $343 million under management, 11 pooled investment vehicles comprising $454 million under management. The portfolio managers also provide trading advisement models to a single client portfolio having approximately $156 million under advisement pursuant to a model licensing agreement. However, none of these accounts or models are managed with an investment strategy similar to the Fund’s. As of the same date, the Fund had total assets of approximately $40 million. Mr. E. Herzfeld serves as a portfolio manager for eleven (11) pooled investment vehicles which charge fees based on the performance of the accounts, with aggregate assets of $454 million.

The Fund does not believe that any material conflicts are likely to arise through Mr. E. Herzfeld's and Mr. Paylor’s management of other accounts in addition to the Fund in that there is very little overlap in the type of investments made for the Fund and other accounts, which generally trade shares of closed-end funds. The Fund is permitted, to a limited extent, to buy shares of other closed-end funds and occasionally other clients or Mr. E. Herzfeld may buy shares of securities also held in the portfolio of the Fund. The Investment Manager has adopted procedures overseen by the Chief Compliance Officer ("CCO") of the Investment Manager intended to monitor compliance with the compliance policies of the Investment Manager which include conflicts which may occur regarding allocation of investment opportunities between the Fund and other accounts. The CCO also serves as CCO of the Fund and reports directly to the Board of Directors at least annually.

Mr. E. Herzfeld and Mr. Paylor receive no direct compensation from the Fund for their services as Portfolio Managers. Portfolio managers are paid a fixed salary by the Advisor. In addition, the Advisor retains the ability to pay bonuses based on the overall profitability of the Investment Manager, however, compensation is not directly based upon the performance of a particular client or account, including the Fund's pre or after-tax performance, nor the value of a particular client or account, including the value of the Fund's assets.

The range of value of shares of the Fund owned by Mr. E. Herzfeld as of June 30, 2026: over $1,000,000. Range of value of shares of the Fund owned by Mr. Paylor as of June 30, 2026: $100,000-$500,000.

Investment Advisory Agreement

On June 18, 2025, the Fund’s Stockholders approved an Amended and Restated Investment Advisory Agreement (the “Amended Agreement”) between the Fund and the Adviser, effective as of July 1, 2025. The Amended Agreement was approved by the Fund’s Board of Directors (the “Board of Directors” or “Board”) on February 27, 2025, and is required to be approved annually by the Board after an initial two-year term ending June 30, 2027.

Pursuant to the Amended Agreement, the Adviser receives an annual fee from the Fund of 1.25% of the Fund's calendar quarter end “Managed Assets.” Managed Assets of the Fund are its gross assets less its liabilities incurred for purposes other than investment. This means that the Adviser receives more fees when the Fund uses indebtedness to purchase more assets or issues senior securities, as compared to an advisory agreement that pays an adviser based on net assets. This creates a potential risk that the Adviser might be incentivized to manage the Fund's portfolio using more leverage through indebtedness or the issuance of senior securities than it would if it were paid on the basis of net assets.

Under the Amended Agreement, the Adviser receives an incentive fee of 10.0% of the Fund's pre-incentive fee net investment income for each calendar quarter subject to an 9.0% annualized hurdle rate, with a “catch-up” provision intended to provide the Adviser with an incentive fee of 10% on all of the Fund’s Pre-Incentive Fee net investment income as if a hurdle rate did not apply when the Fund’s net investment income exceeds 2.25% in any calendar quarter. The “catch-up” portion of our pre-incentive fee net investment income is the portion that exceeds the 2.25% hurdle rate but is less than or equal to 2.5% in any calendar quarter. This creates a potential risk that the Adviser might be incentivized to manage the Fund's portfolio using higher risk assets to generate more income than it would if there were no incentive fee. That fee may be higher than the advisory fee paid by some investment companies.

The Amended Agreement was last approved by the board on February 27, 2025. A discussion regarding the basis for the board’s approval of the Amended Agreement is provided in the Fund’s Semi-Annual Report to stockholders for the semi-annual report period in which the approval occurred. The Amended Agreement became effective on July 1, 2025 following the Fund’s Stockholders approval on June 18, 2025.

The Amended Agreement provides that the Adviser bears all expenses of its employees and overhead incurred by it in connection with its duties thereunder. Except with respect to the reimbursement for compliance services, the Adviser pays the salaries and expenses of officers and directors of the Fund who are current employees or officers of the Adviser. The Fund bears all of its own expenses (See “Expenses of the Fund” below).

The services of the Adviser under the Amended Agreement are not deemed to be exclusive, and nothing in the Amended Agreement prevents the Adviser or any affiliate thereof, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of the Adviser desire to purchase or sell a security at the same time the security is purchased for or sold by the Fund, such purchases and sales are to the extent feasible, allocated among such clients and the Fund in a manner believed by the Adviser to be equitable to the Fund. The allocation of securities may adversely affect the price and quality of purchases and sales of securities by the Fund. Purchase and sale orders for the Fund may be combined with those of other clients of the Adviser in the interest of the most favorable results for the Fund.

The Amended Investment Advisory Agreement, initially approved by the board on February 27, 2025, was approved by the Fund’s Stockholders on June 18, 2025. The effective date of the Amended Agreement was June 24, 2025. The Amended Agreement will continue in effect for a period of two years from the effective date and thereafter it is required to be approved annually by the board. The Amended Agreement will thereafter continue in effect for successive periods of 12 months, provided that its continuance is specifically approved annually by (i) the Board or (ii) a vote of a majority of the outstanding voting securities of the Fund, provided that in either event continuance is also approved by a majority of the Independent Directors who are not parties to the Amended Agreement and are not "interested persons" of the Fund as that term is defined in the 1940 Act ("Independent Directors"), by a vote cast in person at a meeting called for the purpose of voting on such approval. The Amended Agreement automatically terminates upon assignment; and it may be terminated without penalty (i) by the Board or by a majority of outstanding securities of the Fund upon not less than 45 days' or more than 60 days’ written notice to the adviser, or (ii) by the Adviser upon 90 days’ notice to the Fund.

The Adviser is not liable for any act or omission, error of judgment, mistake of law or loss suffered by the Fund or its investors in connection with the matters to which the Amended Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from reckless disregard of, its obligations and duties under the Amended Agreement, or a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act).

As the investment adviser to the Fund, the Adviser (i) on an ongoing basis manages the Fund’s assets in accordance with the Fund’s investment objective, policies and restrictions, and (ii) determines from time to time securities to be purchased, sold, retained or lent by the Fund, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected.

The Adviser also performs or arranges for the performance of certain administrative and accounting functions for the Fund, including (i) providing persons satisfactory to the directors of the Fund to serve as officers and, in that capacity, manage the daily operations of the Fund; (ii) processing the payment of expenses for the Fund; (iii) supervising the preparation of periodic reports to the Fund’s stockholders; (iv) preparing materials for Fund board and committee meetings; (v) supervising the pricing of the Fund’s investment portfolio and the publication of the NAV of the Fund’s shares, earnings reports and other financial data; (vi) monitoring relationships with organizations providing services to the Fund, including the custodian, transfer agent, administrator, fund accounting agent, auction agent and printers; (vii) supervising compliance by the Fund with record-keeping requirements under the 1940 Act and regulations thereunder, maintaining books and records for the Fund (other than those maintained by the Adviser, custodian, administrator, and/or transfer agent) and preparing and filing of tax reports other than the Fund’s income tax returns; and (viii) providing executive, clerical and secretarial help needed to carry out these responsibilities.

Benefit to the Adviser

The Fund’s Adviser will benefit from any Offer because the Adviser’s fee is based on the Managed Assets of the Fund (gross assets of the Fund, less its liabilities incurred for purposes other than investment). It is not possible to state precisely the amount of additional compensation the Adviser will receive as a result of any Offer because the proceeds of such Offer will be invested in additional portfolio securities which will fluctuate in value.

Rights Offerings

The Fund may, in the future and at its discretion, choose to make rights offerings from time to time for a number of shares and on terms which may or may not be similar to any Offer. Any such future rights offering will be made in accordance with the 1940 Act. Under the laws of Maryland, the state in which the Fund is organized, the board is authorized to approve rights offerings without obtaining stockholder approval. The staff of the SEC has interpreted the 1940 Act as not requiring stockholder approval of a rights offering at a price below the then current NAV so long as certain conditions are met, including a good faith determination by a board that such offering would result in a net benefit to existing stockholders.

Expenses of the Fund

Except as indicated above, the Fund will pay all costs and expenses of its operations and transactions, including, without limitation, those relating to: the Fund’s reorganizational costs; any offering costs incurred in connection with any offerings of the Fund’s common stock and other securities; calculating the Fund’s net asset value (including the costs and expenses of any independent valuation firm or pricing service); interest payable on debt, if any, incurred to finance the Fund’s investments; fees and expenses, including legal fees and expenses and travel expenses, incurred by the Adviser or members of its investment team, or payable to third parties, in performing due diligence on prospective investments, monitoring the Fund’s investments and, if necessary, enforcing the Fund’s rights; amounts payable to third parties relating to, or associated with, evaluating, making and disposing of investments, including any costs associated with subscriptions to data service, research-related subscriptions and expenses and quotation equipment and services used in making or holding investments and the costs of specialty and custom software for monitoring risk, compliance and overall portfolio; brokerage fees and commissions; federal and state registration fees; exchange listing fees; federal, state and local taxes; costs of offerings or repurchases of the Fund’s securities; the Base Management Fee and the Incentive Fee (as defined below); distributions on securities issued by the Fund, as applicable; administration fees payable to the Fund’s administrator, including any administrator affiliated with the Adviser or any sub-administrator (collectively, the “Administrator”) under any administration agreement with such Administrator (as the same may be amended or restated from time to time, the “Administration Agreement”) and any related expenses; transfer agent, fund accounting agent and custody fees and expenses; independent director fees and expenses; the costs of any reports, proxy statements or other notices to the Fund’s securityholders, including printing costs and the costs of any investor relations personnel responsible for the preparation of the foregoing and related matters; costs of holding meeting of the Fund’s securityholders; litigation, indemnification and other non-recurring or extraordinary expenses; fees and expenses associated investor relations efforts; dues, fees and charges of any trade association of which the Fund is a member; direct costs and expenses of administration and operation, including printing, mailing, telecommunications and staff, including fees payable in connection with outsourced administration functions; fees and expenses associated with independent audits and outside legal costs; the Fund’s fidelity bond; directors and officers/errors and omissions liability insurance, and any other insurance premiums; costs associated with the Fund’s registration, reporting and compliance obligations under the 1940 Act and applicable U.S. federal and state securities laws, including compliance and attestation costs and costs of filing reports or other documents with the SEC (or other regulatory bodies), and other reporting and compliance costs, including registration and listing fees; and all other expenses reasonably incurred by the Fund or the Administrator in connection with administering the Fund’s business or incurred by the Adviser on the Fund’s behalf, such as the allocable portion of overhead and other expenses incurred by any affiliated Administrator in performing its obligations under the Administration Agreement, including rent, the fees and expenses associated with performing compliance functions, and the Fund’s allocable portion of the costs of compensation and related expenses of the Fund’s chief compliance officer, chief financial officer, chief operating officer and their respective support staff.

PORTFOLIO TRANSACTIONS AND BROKERAGE

In portfolio transactions involving equity securities, the Adviser places orders on behalf of the Fund directly with brokers, which may include brokers affiliated with the Adviser, except that the purchase of shares in rights offerings is made directly from the issuer. The Adviser may manage other accounts and funds that have investment objectives and strategies that are similar to those of the Fund. Although investment decisions for the Fund are made independently from those of other accounts or funds managed by the Adviser, investments of the type the Fund may make may also be made by those other accounts and funds. When the Fund and one or more accounts or funds managed by the Adviser are prepared to invest in, or desire to dispose of, the same security, available investments or opportunities for each will be allocated in a manner believed by the Adviser to be equitable to each. In some cases, this procedure may affect adversely the price paid or received by the Fund or the size of the position obtained or disposed of by the Fund.

The primary objective of the Adviser in placing orders for the purchase and sale of securities for the Fund’s portfolio is to obtain best execution taking into account such factors as price, commission, size of order, difficulty of execution and skill required of the broker or dealer. The capability and financial condition of the broker or dealer may also be criteria for the choice of that broker or dealer. Subject to obtaining the best execution, brokers, who provide investment research services to the Adviser, including market and statistical information and quotations for portfolio evaluation purposes, may receive orders for transactions of the Fund. The terms “investment research” and “market and statistical information and quotations” include advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities and potential buyers or sellers of securities, as well as the furnishing of analyses and reports concerning issuers, industries, securities, economic factors and trends, and portfolio strategy. Neither the Fund nor the Adviser is obligated to deal with any broker or group of brokers for the execution of portfolio transactions.

Research provided to the Adviser in advising the Fund will be in addition to and not in lieu of the services required to be performed by the Adviser itself, and the Adviser’s fees will not be reduced as a result of the receipt of supplemental information. This information is regarded as only supplementary to the Adviser’s own research effort, since the information must be analyzed, weighed and reviewed by the Adviser’s staff. This information may be useful to the Adviser in providing services to clients other than the Fund, and not all such information will necessarily be used by the Adviser in connection with the Fund. Conversely, information provided to the Adviser by brokers and dealers through whom other clients of the Adviser effect securities transactions may prove useful to the Adviser in providing services to the Fund. The board will review at least annually the commissions allocated by the Adviser on behalf of the Fund to determine if such allocations were reasonable in relation to the benefits inuring to the Fund.

During the fiscal years ended 2026, 2025, and 2024, the Fund paid $58,551.00, $14,779.82, and $9,395.25, respectively, in brokerage commissions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons or organizations beneficially owning 25% or more of the outstanding shares of the Fund could be presumed to “control” the Fund. As a result, those persons or organizations could have the ability to take action with respect to the Fund without the consent or approval of other stockholders. As of June 25, 2026 there were 46 record holders of the Fund’s common stock. To the knowledge of the Fund, as of June 25, 2026, the following persons or entities owned of record or beneficially more than 5% of our outstanding voting securities.

Name and Address	Number of Shares Owned	% Ownership	Type of Ownership
Thomas J. Herzfeld 119 Washington Avenue Suite 504 Miami Beach, FL 33139	198,120	9.89%	Beneficial
Bain Capital Private Equity LP 200 Clarendon Street Boston, MA 02116	251,029	12.51%	Beneficial

Our officers and directors, as a group, owned an aggregate of 100,158 shares of our common stock, or 5.00% of the voting securities of the Fund, as of June 25, 2026.

REGULATION AS A REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANY

General

We are a non-diversified closed-end management investment company that has registered as an investment company under the 1940 Act. As a registered closed-end investment company, we are subject to regulation under the 1940 Act. Under the 1940 Act, unless authorized by vote of a majority of the outstanding voting securities, we may not:

●	change our classification to an open-end management investment company;

●	except in each case in accordance with our policies with respect thereto set forth in this prospectus (see “Investment Objective and Policies - Investment Restrictions”), borrow money, issue senior securities, underwrite securities issued by other persons, purchase or sell real estate or commodities or make loans to other persons;

●	deviate from any policy in respect of concentration of investments in any particular industry or group of industries as recited in the prospectus, deviate from any investment policy which is changeable only if authorized by stockholder vote under the 1940 Act, or deviate from any fundamental policy recited in its registration statement in accordance with the requirements of the 1940 Act; or

●	change the nature of our business so as to cease to be an investment company.

A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50%) of the outstanding voting securities of such company.

As with other companies regulated by the 1940 Act, a registered closed-end management investment company must adhere to certain substantive regulatory requirements. A majority of our directors must be persons who are not interested persons, as that term is defined in the 1940 Act. Additionally, we are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the closed-end management investment company. Furthermore, as a registered closed-end management investment company, we are prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our directors who are not interested persons and, in some cases, prior approval by the SEC.

As a registered closed-end management investment company, we are generally required to meet an asset coverage ratio with respect to our outstanding senior securities representing indebtedness, defined under the 1940 Act as the ratio of our gross assets (less all liabilities and indebtedness not represented by senior securities) to our outstanding senior securities representing indebtedness, of at least 300% after each issuance of senior securities representing indebtedness. In addition, we are generally required to meet an asset coverage ratio with respect to any outstanding preferred stock, as defined under the 1940 Act as the ratio of our gross assets (less all liabilities and indebtedness not represented by senior securities) to our outstanding senior securities representing indebtedness, plus the aggregate involuntary liquidation preference of any outstanding preferred stock, of at least 200% immediately after each issuance of preferred stock. We are also prohibited by the 1940 Act from issuing or selling any senior security if, immediately after such issuance, we would have outstanding more than (i) one class of senior security representing indebtedness, exclusive of any promissory notes or other evidences of indebtedness issued in consideration of any loan, extension, or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed, or (ii) one class of senior security which is stock, except that in each case any such class of indebtedness or stock may be issued in one or more series. Under the Fund’s articles of incorporation, the Fund only issues common stock and is not currently permitted to issue preferred stock and would only be permitted to do so after the Fund’s articles of incorporation are revised or supplemented. In addition to the 1940 Act requirements, the Fund is further limited in its ability to issue senior securities (including preferred stock), pledge its assets or borrow money by its fundamental investment restrictions. Such investment restrictions are more restrictive than the 1940 Act. See “Investment Objective and Policies-Investment Restrictions”.

We are generally not able to issue and sell our common stock at a price below net asset value per share. See “Risk Factors and Special Considerations-Risks Related to Offerings Pursuant to this Prospectus”. We may, however, sell our common stock, or at a price below the then-current net asset value of our common stock if our board determines that such sale is in our best interests and the best interests of our stockholders, and our stockholders approve such sale. In addition, we may generally issue new shares of our common stock at a price below net asset value in rights offerings to existing stockholders, in payment of dividends and in certain other limited circumstances.

As a registered closed-end management investment company, we are generally limited in our ability to invest in any portfolio company in which our investment adviser or any of its affiliates currently has an investment or to make any co-investments with our investment adviser or its affiliates without an exemptive order from the SEC, subject to certain exceptions.

We will be periodically examined by the SEC for compliance with the 1940 Act.

As a registered closed-end management investment company, we are subject to certain risks and uncertainties. See ““Risk Factors and Special Considerations”.

For more information on temporary investments we may make pending investment of funds in portfolio securities consistent with our investment objective and strategies described in this prospectus and the accompanying prospectus supplement, see “Investment Objective and Policies-Investment Policies - General- Temporary Defensive Positions”.

For more information about issuance of senior securities (including certain debt securities and/or preferred stock) by the Fund and more information about our fundamental investment policies, see “Investment Objective and Policies-Investment Restrictions”.

Code of Ethics

The Fund and the Adviser have adopted a joint code of ethics pursuant to Rule 17j-1 under the 1940 Act. The code of ethics permits personnel subject to the code to invest in securities, including securities that may be purchased or held by the Fund, subject to certain conditions and restrictions.

The code of ethics is available without charge, upon request, by contacting us by mail at 119 Washington Avenue, Suite 504 Miami Beach, FL 33139, or by telephone at (800) TJH-FUND (toll-free) or (305) 777-1660 , or on the SEC’s website at http://www.sec.gov, or, upon payment of a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

Compliance Policies and Procedures

We and our investment adviser have adopted and implemented written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws and are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a CCO to be responsible for administering the policies and procedures. Thomas K. Morgan currently serves as our CCO.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. Many of these requirements affect us. For example:

●	pursuant to Rule 30a-2 of the 1940 Act, our chief executive officer and chief financial officer must certify the accuracy of the financial statements contained in our periodic reports;

●	pursuant to Item 11 of Form N-CSR, our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures; and

●	pursuant to Item 11 of Form N-CSR, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

Proxy Voting Policies and Procedures

Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30, are each available without charge, upon request, by contacting us by mail at 119 Washington Avenue, Suite 504 Miami Beach, FL 33139, or by telephone at (800) TJH-FUND (toll-free) or (305) 777-1660, or on the SEC’s website at http://www.sec.gov, or, upon payment of a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

A copy of the Fund’s Proxy Voting Policies and Procedures is attached as Appendix A.

DESCRIPTION OF COMMON STOCK

The Fund is authorized to issue up to 100,000,000 shares of capital stock, at $0.001 par value per share, all of which shares are classified as common stock. The board is authorized, however, to classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the designation and number of shares of any such class or series, and the nature, rates, amounts and times at which and the conditions under which dividends shall be payable on, and the voting, conversion, redemption and liquidation rights of, such class or series and any other preferences, rights, restrictions and qualifications applicable thereto.

The Fund’s shares have no preemptive, conversion, exchange or redemption rights. Each share has equal voting, dividend, distribution and liquidation rights. The shares outstanding are fully paid and nonassessable. Stockholders are entitled to one vote per share. All voting rights for the election of directors are noncumulative, which means that the holders of more than 50% of the shares can elect 100% of the directors then nominated for election if they choose to do so. In such event, the holders of the remaining shares will not be able to elect any directors. The foregoing description and the description under “Certain Provisions of Articles of Incorporation and Bylaws” below are subject to the provisions contained in the Fund’s Articles of Incorporation and Bylaws.

Title of Class	Authorized	Amount of Shares Held by the Fund for its Account	Amount of Shares Outstanding as of April 30, 2026
Shares of common stock	100,000,000	0 shares	2,002,996 Shares

Other offerings of the Fund’s shares, if made, will require approval of the board. Any additional offering will be subject to the requirement of the 1940 Act that shares may not be sold at a price below the then current NAV, exclusive of underwriting discounts and commissions, except in connection with an offering to existing stockholders or with the consent of the holders of a majority of the Fund’s outstanding voting securities.

Share Repurchases and Tender Offers

In recognition of the possibility that the Fund’s shares might trade at a discount to NAV, the board may determine that it would be in the best interest of stockholders of the Fund to take action to attempt to reduce or eliminate a market value discount from NAV. The board may take action from time to time either to repurchase Fund shares in open market or private transactions or to make a tender offer for Fund shares at NAV. No assurance can be given that the directors will decide to undertake such action, or that any such repurchases or tender offers would reduce any market discount.

In connection with the change in investment strategy of the Fund, the Board has adopted a contingent tender offer policy (see “Tender Offer Policy” below) to address the Fund’s trading discount to its NAV per share.

The Fund anticipates that the market price of its shares generally will continue to vary from NAV. The market price of the Fund’s shares is determined by a number of factors, including the relative demand for and supply of such shares in the market, the Fund’s investment performance, the Fund’s distributions and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives. The fact that the Fund’s shares may be the subject of share repurchases or tender offers at NAV from time to time may reduce the spread between market price and NAV that otherwise might exist. In the opinion of the Adviser, stockholders may be less inclined to accept a significant discount on sales of the Fund’s shares if they have a reasonable expectation of being able to recover NAV in conjunction with a possible share repurchase or tender offer.

The price at which shareholders may tender their shares to the Fund will generally be a percentage of the market price of the Fund’s shares at the close of trading on the last day that shareholders can tender their shares. When a tender offer is made, notice will be provided describing the terms of the tender offer; and the notice will contain information shareholders should consider in deciding whether or not to participate in the tender offer (including the existence and amount of any repurchase fee that may be charged) and detailed instructions on how to tender shares.

Subject to the Fund’s investment restriction with respect to borrowing, the Fund may incur debt to finance repurchases and tenders. See “Investment Restrictions.” If the Fund incurs debt to finance such repurchases and tenders, interest on any such borrowings will reduce the Fund’s net income. In addition, although the board believes that share repurchases and tenders generally would have a favorable effect on the market price of the Fund’s shares, the acquisition of shares by the Fund will decrease the total assets of the Fund and therefore would have the effect of increasing the Fund’s ratio of expenses to average net assets.

More generally, the use of leverage (borrowing money or issuing senior securities to purchase properties or securities) will cause the Fund to incur additional expenses and may significantly magnify losses in the event of underperformance of the assets purchased with borrowed money. In addition, a lender may terminate or refuse to renew any credit facility. If the Fund is unable to access additional credit, it may be forced to sell investments at inopportune times, which may further negatively impact the Fund’s performance.

In the event that the Fund engages in financial leveraging, the asset coverage requirements of the 1940 Act may restrict the Fund’s ability to engage in repurchases of its shares. With respect to senior securities consisting of debt, such requirements provide that no purchases of shares may be made by the Fund unless, at the time of the purchase, the senior securities consisting of debt have an asset coverage of at least 300% after deducting the amount of the purchase price. With respect to senior securities consisting of preferred stock, such requirements provide that no purchases of shares may be made by the Fund unless, at the time of the purchase, the senior securities consisting of preferred stock have an asset coverage of at least 200% after deducting the amount of the purchase price.

It is the directors’ announced policy, which may be changed by the directors, that the Fund cannot accept tenders or effect repurchases if (1) such transactions, if consummated, would (a) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the Fund level in addition to the taxation of stockholders who receive dividends from the Fund) or (b) result in a failure to comply with applicable asset coverage requirements; (2) the amount of securities tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering stockholders; (3) there is any (a) in the board’s judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States, (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (d) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (e) in the board’s judgment, other event or condition which would have a material adverse effect on the Fund or its holders of common stock if shares of common stock were repurchased; or (4) the board determines that effecting any such transaction would constitute a breach of their fiduciary duty owed the Fund or its stockholders. The directors may modify these conditions in light of experience.

Tender Offer Policy

The board of directors approved a continuation of a self-tender offer policy (the “Self-Tender Policy”) originally adopted in 2020. Under the Self-Tender Policy, as amended effective August 20, 2021, the Fund has undertaken to conduct a tender offer by the end of October following each fiscal year-end (June 30th) of 5% of outstanding shares of the Fund at 97.5% of NAV if the average discount was greater than 10% for the fiscal year just ended. In the exercise of its business judgement, in determining whether to undertake a tender offer, the Board will generally consider, to the extent known at the time, the timing and procedures associated with a proposed tender offer, including when and how the purchase price will be determined, and how the Fund will fund the tender offer. The Board may consider all other information that it deems relevant in the exercise of its fiduciary duty. These tender offers may be commenced or suspended at any time or from time to time without any notice. The Board may in the future determine to suspend the tender offer policy in light of prevailing economic conditions, heightened volatility in the financial markets, or other factors that the Board determines to be relevant in the exercise of its fiduciary duty.

Tender offers will generally be made to all shareholders of the Fund and will not be conditioned upon any minimum number of shares being tendered. If the number of shares properly tendered and not withdrawn prior to the termination of the offer is less than or equal to the amount of shares offered to be repurchased, the Fund will, upon the terms and subject to the conditions of the offer, purchase all shares so tendered. In general, if more shares are tendered than the amount of the offer and not withdrawn prior to the termination of the offer, the Fund will purchase a number of shares equal to the amount of the offer on a pro rata basis. Costs associated with tender offers will be charged against capital. During the period of a tender offer, the Fund’s stockholders will be able to determine the Fund’s current NAV by use of a toll-free telephone number.

Shares that have been accepted and purchased by the Fund pursuant to a tender offer or share repurchase will be held in the treasury until retired by direction of the board. Treasury shares will be recorded and reported as an offset to stockholder’ equity and, accordingly, will reduce the Fund’s total assets. If treasury shares are retired, common stock issued and outstanding and capital in excess of par will be reduced.

Because of the nature of the Fund’s investment objective and policies, if the Adviser anticipates that a share repurchase or tender offer might have an adverse effect on the Fund’s investment performance and anticipate any material difficulty disposing of portfolio securities in order to consummate such share repurchase or tender offer, the board would consider deferring the share repurchase or tender offer. If the Fund must liquidate portfolio securities in order to effect a share repurchase or tender offer, the Fund’s ability to achieve its investment objective may be adversely affected.

If the Fund must liquidate portfolio securities in order to purchase shares tendered, the Fund may realize gains and losses on securities that it may not otherwise wish to sell in the ordinary course of its portfolio management, which may adversely affect the Fund’s yield. The portfolio turnover rate of the Fund may or may not be affected by the Fund’s repurchases of shares pursuant to a tender offer.

The Fund believes that these repurchase offers are generally beneficial to the Fund’s Shareholders, and generally are funded from available cash or sales of portfolio securities. However, the repurchase of Shares by the Fund decreases the assets of the Fund and, therefore, may have the effect of increasing the Fund’s expense ratio. In addition, portfolio transactions by the Fund to fund repurchase offers may increase portfolio turnover of the Fund. High portfolio turnover may result in the realization of net short-term capital gains by the Fund which, when distributed to the Fund and, ultimately, shareholders, will be taxable as ordinary income. In addition, a higher portfolio turnover rate results in correspondingly greater brokerage commissions and other transactional and custodial expenses that are borne by the Fund.

A shareholder’s tender of all or a part of its Shares for cash pursuant to a tender or repurchase will be a taxable transaction for federal income tax purposes. In certain circumstances, a shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the tender offer or repurchase offer.

In the exercise of its business judgement, in determining whether to undertake a tender offer, the Board of will generally consider, to the extent known at the time, the timing and procedures associated with a proposed tender offer, including when and how the purchase price will be determined, and how the Fund will fund the tender offer. The Board may consider all other information that it deems relevant in the exercise of its fiduciary duty.

These tender offers may be commenced or suspended at any time or from time to time without any notice. On May 31, 2020, in light of the effects of the COVID-19 pandemic on global economies and stock markets and the resulting volatility in stock prices, the Board initiated a temporary suspension of the Fund’s Self-Tender Policy. The Board may in the future determine to suspend the tender offer policy in light of prevailing economic conditions, heightened volatility in the financial markets, or other factors that the Board determines to be relevant in the exercise of its fiduciary duty.

Certain Provisions of Articles of Incorporation and Bylaws

The Fund presently has provisions in its Articles of Incorporation and Bylaws (together, the “Charter Documents”) that could have the effect of limiting (i) the ability of other entities or persons to acquire control of the Fund, (ii) the Fund’s freedom to engage in certain transactions or (iii) the ability of the Fund’s directors or stockholders to amend the Charter Documents or effect changes in the Fund’s management. The Charter Documents also contain provisions which would inhibit any conversion to an open-end investment company. The provisions of the Charter Documents may be regarded as “anti-takeover” provisions.

The board is divided into three classes. The term of office of the first class expired on the date of the second annual meeting of stockholders, the term of office of the second class expired on the date of the third annual meeting of stockholders and the term of office of the third class expired on the date of the fourth annual meeting of stockholders, etc. Upon the expiration of the term of office of each class as set forth above, the directors in such class will be elected for a term of three years to succeed the directors whose terms of office expired. Accordingly, only those directors in one class may be changed in any one year, and such classification may prevent replacement of a majority of the board for up to a two-year period (although under Maryland law procedures are available for the removal of directors even if they are not then standing for re-election, and under SEC regulations, procedures are available for including stockholder proposals in the annual proxy statement). Such system of electing directors is intended to have the effect of maintaining the continuity of management and, thus, make it more difficult for the Fund’s stockholders to change the majority of the directors. A director may be removed from office only by a vote of at least 75% of the outstanding shares of the Fund entitled to vote for the election of directors.

Under the Fund’s Articles of Incorporation, a vote of 75% (which is higher than that required under Maryland law or the 1940 Act) of the outstanding shares of common stock of the Fund is required to authorize (i) any merger or consolidation of the Fund with or into any other corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the Fund having an aggregate fair market value of $1,000,000 or more (other than in the regular course of its investment activities); and (iii) any amendment to the Articles of Incorporation of the Fund which converts the Fund to an open-end investment company. Any amendment to the Articles of Incorporation of the Fund which reduces the 75% vote required to authorize the enumerated actions also must be approved by vote of the holders of 75% of the outstanding shares of common stock. If any of the foregoing actions is approved by a vote of two-thirds of the directors who have served on the board for a period of at least 12 months, however, the affirmative vote of the holders of a majority of the Fund’s outstanding common stock will be sufficient to approve such actions.

The provisions of the Charter Documents described above could have the effect of depriving the owners of shares of opportunities to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the Fund in a tender offer or similar transaction. The overall effect of these provisions is to render more difficult the accomplishment of a merger or the assumption of control by a principal stockholder. However, they provide the advantage of potentially requiring persons seeking control of the Fund to negotiate with its management regarding the price to be paid and facilitating continuity of the Fund’s management, objective and policies. The board of the Fund has considered the forgoing provisions and concluded that they are in the best interests of the Fund and its stockholders.

Subscription Rights

We may issue subscription rights to holders of our common shares to purchase common shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to holders of our common shares, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our common stockholders as of the record date that we set for determining the stockholders eligible to receive subscription rights in such subscription rights offering.

The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

●	the period of time the offering would remain open (which will be open a minimum number of days such that all record holders would be eligible to participate in the offering and will not be open longer than 120 days);

●	the title of such subscription rights;

●	the exercise price for such subscription rights (or method of calculation thereof);

●	the number of such subscription rights issued in respect of each common or preferred share;

●	the number of rights required to purchase a single common or preferred share;

●	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

●	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

●	the date on which the right to exercise such subscription rights will commence, and the date on which such right will expire (subject to any extension);

●	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

●	any termination right we may have in connection with such subscription rights offering; and

●	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Each subscription right would entitle the holder of the subscription right to purchase for cash such number of shares at such exercise price as in each case is set forth in, or be determinable as set forth in the prospectus supplement relating to the subscription rights offered thereby. Subscription rights would be exercisable at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close time on the expiration date, all unexercised subscription rights would become void.

Upon expiration of the rights offering and the receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we would issue, as soon as practicable, the shares purchased as a result of such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

DIVIDENDS AND DISTRIBUTIONS; DIVIDEND REINVESTMENT PLAN

Dividends and Distributions

The Fund distributes monthly to its stockholders substantially all of its net investment income and net short-term capital gains. The Fund determines annually whether to distribute any net realized long-term capital gains in excess of net realized short-term capital losses. Prior to June 18, 2025, the Fund distributed annually to its stockholders substantially all of its net investment income and net short-term capital gains.

The Fund’s current policy is to comply with the provisions of the Code that are applicable to regulated investment companies and to distribute all its taxable income to its stockholders. Under these provisions, the Fund is not subject to federal income tax on its taxable income and no federal tax provision is required.

Dividend Reinvestment Plan

On July 16, 2025, the Fund announced the amendment of its dividend reinvestment plan (the “Plan) as approved by the Fund’s Board of Directors on May 8, 2025. Registered holders (“Stockholders”) of shares of common stock, $0.001 par value (“Common Stock”) of Herzfeld Credit Income Fund, Inc. (the “Fund”) will automatically be enrolled (“Participants”) in the Fund’s Dividend Reinvestment Plan (the “Plan”) and are advised as follows:

1.	Equiniti Trust Company, LLC (the “Agent”) will act as agent for each Participant. The Agent will open an account for each registered shareholder as a Participant under the “Plan” in the same name in which such Participant’s shares of Common Stock are registered. Under the Plan, the Fund’s Distributions (defined below), net of any applicable U.S. withholding tax, are reinvested in the same class of shares of the Fund.

2.	Stockholders automatically participate in the Plan, unless and until an election is made to withdraw from the plan on behalf of such participating Stockholder. A Stockholder who does not wish to have Distributions automatically reinvested may terminate participation in the Plan by written instructions to that effect to the Agent. Shareholders who elect not to participate in the Plan will receive all distributions in cash paid to the Stockholder of record (or, if the shares are held in street or other nominee name, then to such nominee). Such written instructions must be received by Equiniti within 15 days prior to the applicable dividend payment date, or the Stockholder will receive such Distribution in shares through the Plan. Under the Plan, the Fund’s Distributions to Stockholder are automatically reinvested in full and fractional shares as described below.

3.	When the Fund declares a dividend, capital gain or other distribution (each, a “Distribution” and collectively, “Distributions”) the Agent, on the Stockholder’s behalf, will receive additional authorized shares from the Fund either newly issued or repurchased from Stockholders by the Fund and held as treasury stock. Distributions that are reinvested through the issuance of new shares increase our Stockholders’ equity on which a management fee is payable to the Fund’s investment manager, Thomas J. Herzfeld Advisors, Inc. (the “Adviser”). The number of shares to be received when Distributions are reinvested will be determined by dividing the amount of the Distribution by 95% of the market price per share of the Fund’s common stock at the close of regular trading on the securities exchange where the Fund’s securities are listed on that date (currently the NASDAQ Capital Market)(the “Exchange”), or, if there is no sale on the Exchange on that date, then the average between the closing bid and asked quotations on the Exchange on such date will be used. The newly issued shares would be issued whether our shares are trading at a premium or discount to NAV. However, the Fund reserves the right to purchase shares in the open market in connection with the implementation of the Plan to the extent that shares are trading at a price below NAV per share. Shares purchased in open market transactions by the plan administrator will be allocated to a Stockholder based on the average purchase price, excluding any brokerage charges or other charges, of all shares purchased in the open market.

4.	The Agent will maintain all Stockholder accounts and furnish written confirmations of all transactions in the accounts, including information needed by Stockholders for personal and tax records. The Agent will hold shares in the account of the Stockholders in non-certificated form in the name of the participant, and each Stockholder’s proxy, if any, will include those shares purchased pursuant to the Plan. Each Participant, nevertheless, has the right to request certificates for whole and fractional shares owned. The Fund will issue certificates in its sole discretion. The Agent will distribute all proxy solicitation materials, if any, to participating Stockholders.

5.	In the case of Stockholders, such as banks, brokers or nominees, that hold shares for others who are beneficial owners participating under the Plan, the Agent will administer the Plan on the basis of the number of shares certified from time to time by the record stockholder as representing the total amount of shares registered in the Stockholder’s name and held for the account of beneficial owners participating under the Plan.

6.	Neither the Agent nor the Fund shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as expressly set forth herein. Neither shall they be liable hereunder for any act done in good faith or for any good faith omissions to act, including, without limitation, failure to terminate a participant’s account prior to receipt of written notice of his or her death or with respect to prices at which shares are purchased or sold for the participant’s account and the terms on which such purchases and sales are made, subject to applicable provisions of the federal securities laws.

7.	The automatic reinvestment of Distributions will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such Distributions. See “U.S. Federal Income Tax Matters.”

8.	The Fund reserves the right to amend or terminate the Plan upon 60 days’ notice to Stockholders. There is no direct service charge to Participants with regard to purchases under the Plan; however, the Fund reserves the right to amend the Plan to include a service charge payable by the Participants.

9.	All correspondence concerning the Plan should be directed to Equiniti Trust Company, LLC, P.O. Box 10027, Newark, NJ 07101. Certain transactions can be performed by calling the toll-free number (877) 283-0317.

PLAN OF DISTRIBUTION

We may offer, from time to time, in one or more offerings or series, up to $109,000,000 of our common stock, par value $0.001 per share, or subscription rights in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts or a combination of these methods. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. A prospectus supplement or supplements will also describe the terms of the offering of the securities, including: the purchase price of the securities or how the price will be determined and the proceeds, if any, we will receive from the sale; any over-allotment options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; the public offering price and the date by which investors must pay for the securities; the amount of the sales load, if any, as a percentage of the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; and any securities exchange or market on which the securities may be listed. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices; provided, however, in the event we offer common stock, the offering price per share of our common stock exclusive of any underwriting commissions or discounts will not be less than the NAV per share of our common stock at the time we make the offering except (1) in connection with a subscription rights offering to our existing stockholders, (2) with the consent of the majority of our common stockholders and approval of our board of directors, or the board, or (3) under such circumstances as the SEC may permit. The price at which securities may be distributed may represent a discount from prevailing market prices.

In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Our common stockholders will indirectly bear such fees and expenses as well as any other fees and expenses incurred by us in connection with any sale of securities. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum aggregate commission or discount to be received by any member of FINRA or independent broker-dealer will not be greater than 8% of the gross proceeds of the sale of securities offered pursuant to this prospectus and any applicable prospectus supplement. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Unless otherwise specified in the applicable prospectus supplement, each issuance of common stock will be listed on the NASDAQ Capital Market.

Under agreements that we may enter, underwriters, dealers and agents who participate in the distribution of shares of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. A prospectus supplement or supplements will also describe the terms of such indemnification provisions. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

In order to comply with the securities laws of certain states, if applicable, our securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

TAXATION

The following summary reflects the existing provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and other relevant federal income tax authorities as of the date of this prospectus and is subject to any subsequent changes therein. The federal income tax consequences described below are merely statements of general tax principles. The following discussion summarizes certain material U.S. federal income tax considerations affecting the Fund and its U.S. stockholders. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to owners of common stock. Therefore, the summary discussion that follows may not be considered to be individual tax advice and may not be relied upon by any owner of common stock. The summary is based upon current provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder (the “Regulations”), and administrative and judicial interpretations thereof, all of which are subject to change, which change could be retroactive, and may affect the conclusions expressed herein. The summary applies only to U.S. stockholders in whose hands common stock is a capital asset within the meaning of Section 1221 of the Code, and may not apply to certain types of owners of common stock in the Fund, including, but not limited to insurance companies, tax-exempt organizations, U.S. stockholders holding the Fund’s shares through tax-advantaged accounts (such as an individual retirement account (an “IRA”), a 401(k) plan account, or other qualified retirement account), financial institutions, pass-through entities, broker-dealers, non-U.S. stockholders, U.S. stockholders holding common stock as part of a hedge, straddle or conversion transaction, and U.S. stockholders who are subject to the alternative minimum tax. Persons who may be subject to tax in more than one country should consult the provisions of any applicable tax treaty to determine the potential tax consequences to them. The following summary does not address U.S. federal income tax considerations applicable to subscription rights. If the Fund issues subscription rights, the applicable supplement will contain a discussion of certain U.S. federal income tax considerations relating to such rights.

A “U.S. stockholder” is for U.S. federal income tax purposes generally: (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; (iii) a trust if a court within the United States is asked to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantive decisions of the trust (or a trust which has made a valid election to be treated as a U.S. trust); or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source. A “non-U.S. stockholder” generally is any person or entity that is not a U.S. stockholder.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of the Fund’s common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective stockholder that is a partner of a partnership holding shares of the Fund’s common stock should consult his, her or its tax advisers with respect to the purchase, ownership and disposition of shares of the Fund’s common stock.

The Fund has not requested and will not request an advance ruling from the Internal Revenue Service (the “IRS”) as to the federal income tax matters described below. The IRS could adopt positions contrary to those discussed below and such positions could be sustained. In addition, the following discussion applicable to U.S. stockholders of the Fund addresses only some of the federal income tax considerations generally affecting investments in the Fund.

IN VIEW OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES TO A STOCKHOLDER, EACH STOCKHOLDER IS ADVISED TO CONSULT THE STOCKHOLDER’S OWN TAX ADVISER WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF BEING A STOCKHOLDER OF THE FUND, INCLUDING THE EFFECT AND APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES THEREIN.

Federal Taxation of the Fund and its Distributions

The Fund has elected and intends to continue to qualify annually to be treated as a regulated investment company under the Code. To qualify as a regulated investment company, the Fund must, among other things: (a) derive at least 90% of its gross income for each taxable year from (i) dividends, interest, payments with respect to securities loans and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including but not limited to gains from options, futures and forward contracts) derived with respect to its business of investing in such stock, securities or currencies, and (ii) net income from certain qualified publicly traded partnerships (together with (i), the “Qualifying Income Requirement”); and (b) diversify its holdings so that, at the close of each quarter of the taxable year: (i) at least 50% of the value of its assets is comprised of cash, cash items (including receivables), U.S. government securities, securities of other regulated investment companies and other securities, with those other securities limited, in respect of any one issuer, to an amount that does not exceed 5% of the value of its total assets and that does not represent more than 10% of the outstanding voting securities of such issuer; and (ii) not more than 25% of the value of its assets is invested in the securities (other than U.S. government securities or securities of other regulated investment companies) of any one issuer or the securities (other than the securities of other regulated investment companies) of two or more issuers controlled by it and engaged in the same, similar or related trades or businesses, or one or more “qualified publicly traded partnerships” (together with (i), the “Diversification Requirement”).

The Treasury Department is authorized to promulgate regulations under which gains from foreign currencies (and options, futures, and forward contracts on foreign currency) would constitute qualifying income for purposes of the Qualifying Income Requirement only if such gains are directly related to the principal business of the Fund in investing in stock or securities or options and futures with respect to stock or securities. To date, no such regulations have been issued.

As a regulated investment company, the Fund (but not its stockholders) generally will not be subject to U.S. federal income tax on the portion of its income and capital gains that it distributes to its stockholders in any taxable year for which it distributes, in compliance with the Code’s timing and other requirements the sum of (i) at least 90% of its investment company taxable income (which includes dividends, taxable interest, taxable original issue discount income, market discount income, income from securities lending, net short-term capital gain in excess of net long-term capital loss, certain net realized foreign currency exchange gains, and any other taxable income other than “net capital gain” as defined below and is reduced by deductible expenses all determined without regard to any deduction for dividends paid); and (ii) 90% of its tax-exempt interest, if any, net of certain expenses allocable thereto (“net tax-exempt interest”). The Fund may retain for investment all or a portion of its “net capital gain” (i.e., the excess of its net long-term capital gain over its net short-term capital loss). If the Fund retains any investment company taxable income or net capital gain, it will be subject to tax at regular corporate rates on the amount retained. The Fund currently intends to distribute to its stockholders, at least annually, substantially all of its investment company taxable income, as computed for U.S. federal income tax purposes. If the Fund retains any net capital gain, it may designate the retained amount as undistributed net capital gain in a notice to its stockholders, who will be (i) required to include in income for federal income tax purposes, as long-term capital gain, their shares of such undistributed amount; and (ii) entitled to credit their proportionate shares of tax paid by the Fund against their federal income tax liabilities, if any, and to claim refunds to the extent the credit exceeds such liabilities. For federal income tax purposes, the tax basis of the shares owned by a stockholder of the Fund will be increased by the amount of undistributed net capital gain included in the stockholder’s gross income and decreased by the federal income tax paid by the Fund on that amount of capital gain.

In general, for purposes of the Qualifying Income Requirement described above, income derived from a partnership will be treated as qualifying income only to the extent such income is attributable to items of income of the partnership which would be qualifying income if realized directly by the regulated investment company. However, all of the net income of a regulated investment company derived from an interest in a qualified publicly traded partnership (defined as a partnership (x) the interests in which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof, and (y) that derives less than 90% of its income from the qualifying income described in clause (i) of the Qualifying Income Requirement described above) will be treated as qualifying income. In general, such entities will be treated as partnerships for federal income tax purposes if they meet the passive income requirement under Section 7704(c)(2) of the Code. In addition, although in general the passive loss rules of the Code do not apply to regulated investment companies, such rules do apply to a regulated investment company with respect to items attributable to an interest in a qualified publicly traded partnership. For purposes of the Diversification Requirement described above, the term “outstanding voting securities of such issuer” will include the equity securities of a qualified publicly traded partnership. The transferee of a partnership interest generally is required to withhold 10% of the amount realized on the sale or exchange of a partnership interest, unless the transferor certifies it is not a foreign person or meets other certification requirements. Special rules apply to transfers of interests in publicly traded partnerships.

If the Fund fails to satisfy the Qualifying Income Requirement or the Diversification Requirement in any taxable year, it may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. Additionally, relief is provided for certain de minimis failures to satisfy the Diversification Requirements where the Fund corrects the failure within a specified period of time. If the applicable relief provisions are not available or cannot be met, the Fund will fail to qualify as a regulated investment company and will be subject to tax in the same manner as an ordinary corporation subject to tax at a flat rate of 21% and all distributions from earnings and profits (as determined under U.S. federal income tax principles) to its stockholders will be taxable as ordinary dividend income eligible for the dividends-received deduction for corporate stockholders and taxable at the long-term capital gains tax rate taxable on a graduated basis with a maximum tax rate of 20% for non-corporate U.S. stockholders. In addition, certain U.S. stockholders will be subject to a 3.8% tax with respect to their net investment income, which includes capital gains and dividends.

If the Fund fails to distribute by December 31 of each calendar year an amount equal to the sum of (1) at least 98% of its taxable ordinary income (excluding capital gains and losses) for such year, (2) at least 98.2% of the excess of its capital gains over its capital losses (as adjusted for certain ordinary losses) for the twelve month period ending on October 31 of such year), and (3) all taxable ordinary income and the excess of capital gains over capital losses for the prior year that were not distributed during such year and on which it did not pay federal income tax, the Fund will be subject to a nondeductible 4% excise tax (the “Excise Tax”) on the undistributed amounts. A distribution will be treated as paid on December 31 of the calendar year if it is declared by the Fund in October, November, or December of that year to stockholders of record on a date in such month and paid by it during January of the following year. Such distributions will be taxable to stockholders (other than those not subject to federal income tax) in the calendar year in which the distributions are declared, rather than the calendar year in which the distributions are received. The Fund intends to actually distribute or be deemed to have distributed substantially all of its net income and gain, if any, by the end of each calendar year in compliance with these requirements so that it will generally not be required to pay the Excise Tax. The Fund may, in certain circumstances, be required to liquidate its investments in order to make sufficient distributions to avoid Excise Tax liability at a time when an investment adviser might not otherwise have chosen to do so. Liquidation of investments in such circumstances may affect the ability of the Fund to satisfy the requirements for qualification as a regulated investment company. Moreover, if the Fund utilizes leverage through borrowings, it may be restricted by loan covenants with respect to the declaration and payment of dividends in certain circumstances. Limits on the Fund’s payment of dividends may prevent the Fund from distributing at least 90% of its net income and may therefore jeopardize the Fund’s qualification for taxation as a regulated investment company and/or may subject the Fund to the nondeductible 4% federal excise tax. The Fund will endeavor to avoid restrictions on its ability to make dividend payments. However, no assurances can be given that the Fund will not be subject to the Excise Tax and, in fact, in certain instances if warranted, the Fund may choose to pay the Excise Tax as opposed to making an additional distribution.

For federal income tax purposes, the Fund is generally permitted to carry forward a net capital loss in any taxable year to offset our own capital gains, if any. These amounts are available to be carried forward to offset future capital gains to the extent permitted by the Code and applicable tax regulations. Any such loss carryforwards will retain their character as short-term or long-term. If the Fund were to experience an ownership change as defined under the Code, its capital loss carryforwards and other favorable tax attributes, if any, may be subject to limitation.

Gain or loss on the sales of securities by the Fund will generally be long-term capital gain or loss if the securities have been held by the Fund for more than one year. Gain or loss on the sale of securities held for one year or less will be short-term capital gain or loss.

The Fund’s investment in so-called “Section 1256 contracts,” such as regulated futures contracts, certain foreign currency contracts, options on most stock indices and any listed non-equity options, are subject to special tax rules. Any such Section 1256 contracts held by the Fund at the end of its taxable year are required to be marked to their market value, and any unrealized gain or loss on those positions will be included in the Fund’s income as if each position had been sold for its fair market value at the end of the taxable year. The resulting gain or loss will be combined with any gain or loss realized by the Fund from positions in Section 1256 contracts closed during the taxable year. Provided such positions are held as capital assets and are not part of a “hedging transaction” nor part of a “straddle,” 60% of the resulting net gain or loss will be treated as long-term capital gain or loss, and 40% of such net gain or loss will be treated as short-term capital gain or loss, regardless of the period of time the positions were actually held by the Fund.

Certain of the Fund’s investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, including the dividends received deduction, (ii) convert lower taxed long-term capital gains and qualified dividend income into higher taxed short-term capital gains or ordinary income, (iii) convert ordinary loss or a deduction into capital loss (the deductibility of which is more limited), (iv) cause the Fund to recognize income or gain without a corresponding receipt of cash making it difficult to satisfy the investment income distribution requirements, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as good income for purposes of the Qualifying Income Requirement described above. The Fund monitors its transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and prevent disqualification of the Fund as a regulated investment company.

Income received by the Fund from sources within foreign countries may be subject to foreign withholding and other taxes. Tax conventions between certain countries and the United States may reduce or eliminate such taxes. If more than 50% of the Fund’s total assets at the close of any taxable year consist of stock or securities of foreign corporations and it meets the distribution requirements described above, the Fund may file an election (the “pass-through election”) with the IRS pursuant to which stockholders of it would be required to (i) include in gross income (in addition to taxable dividends actually received) their pro rata shares of foreign income taxes paid by it even though not actually received by such stockholders; and (ii) treat such respective pro rata portions as foreign income taxes paid by them. The Fund will furnish its stockholders with a written statement providing the amount of foreign taxes paid by it that will “pass-through” for the year, if any. Generally, a credit for foreign taxes is subject to the limitation that it may not exceed the stockholder’s U.S. tax attributable to his or her total foreign source taxable income. For this purpose, if the pass-through election is made, the source of the Fund’s income will flow through to stockholders. The limitation on the foreign tax credit is applied separately to foreign source passive income, and to certain other types of income. Stockholders may be unable to claim a credit for the full amount of their proportionate share of the foreign taxes paid by the Fund. Various limitations, including a minimum holding period requirement, apply to limit the credit and deduction for foreign taxes for purposes of regular federal tax and alternative minimum tax. In addition, a stockholder of the Fund may not be able to use foreign tax credits passed through by the Fund if the Fund’s shares are loaned pursuant to a securities lending agreement.

The Fund may invest in a non-U.S. corporation, which could be treated as a passive foreign investment company (a “PFIC”) or become a PFIC under the Code. A PFIC is generally defined as a foreign corporation that meets either of the following tests: (1) at least 75% of its gross income for its taxable year is income from passive sources (such as interest, dividends, certain rents and royalties, or capital gains); or (2) an average of at least 50% of its assets produce, or are held for the production of, such passive income. If the Fund acquires any equity interest in a PFIC, the Fund could be subject to federal income tax and interest charges on “excess distributions” received with respect to such PFIC stock or on any gain from the sale of such PFIC stock (collectively “PFIC income”), plus interest thereon even if the Fund distributes the PFIC income as a taxable dividend to its stockholders. The balance of the PFIC income will be included in the Fund’s investment company taxable income and, accordingly, will not be taxable on such inclusions to the extent it distributes that income to its stockholders. The Fund’s distributions of PFIC income, if any, will be taxable as ordinary income even though, absent the application of the PFIC rules, some portion of the distributions may have been classified as capital gain.

If the Fund holds 10% or more of the interests treated as equity (by vote or value) for U.S. federal income tax purposes in a foreign corporation that is treated as a controlled foreign corporation, or “CFC” (including equity tranche investments and certain debt tranche investments in a CLO treated as a CFC), the Fund may be treated as receiving a deemed distribution (taxable as ordinary income) each tax year from such foreign corporation in an amount equal to the Fund’s pro rata share of the corporation’s income for the tax year (including both ordinary earnings and capital gains). If the Fund is required to include such deemed distributions from a CFC in its income, the Fund will be required to distribute such income to maintain its RIC status regardless of whether or not the CFC makes an actual distribution during such tax year. Treasury Regulations generally treat the Fund’s income inclusion with respect to a CFC as qualifying income for purposes of determining its ability to be subject to tax as a RIC either if (i) there is a current distribution out of the earnings and profits of the CFC that are attributable to such income inclusion or (ii) such inclusion is derived with respect to its business of investing in stock, securities, or currencies. As such, the Fund may limit and/or manage its holdings in issuers that could be treated as CFCs in order to ensure its continued qualification as a RIC and/or maximize the Fund’s after-tax return from these investments.

If the Fund is required to include amounts from CLO securities in income prior to receiving the cash distributions representing such income, the Fund may have to sell some of its investments at times and/or at prices the Fund would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If the Fund is not able to obtain cash from other sources, it may fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax.

The Fund will not be permitted to pass through to its stockholders any credit or deduction for taxes and interest charges incurred with respect to a PFIC. Payment of this tax would therefore reduce the Fund’s economic return from its investment in PFIC shares. To the extent the Fund invests in a PFIC, it may elect to treat the PFIC as a “qualified electing fund” (“QEF”), then instead of the tax and interest obligation described above on excess distributions, the Fund would be required to include in income each taxable year its pro rata share of the QEF’s annual ordinary earnings and net capital gain. As a result of a QEF election, the Fund would likely have to distribute to its stockholders an amount equal to the QEF’s annual ordinary earnings and net capital gain to satisfy the Code’s minimum distribution requirement described herein and avoid imposition of the Excise Tax even if the QEF did not distribute those earnings and gain to the Fund. In most instances it will be very difficult, if not impossible, to make this election because of certain requirements in making the election. The Fund may elect to “mark-to-market” its stock in any PFIC. “Marking-to-market,” in this context, means including in ordinary income each taxable year the excess, if any, of the fair market value of the PFIC stock over the Fund’s adjusted basis therein as of the end of that year. Pursuant to the election, the Fund also may deduct (as an ordinary, not capital, loss) the excess, if any, of its adjusted basis in the PFIC stock over the fair market value thereof as of the taxable year-end, but only to the extent of any net mark-to-market gains with respect to that stock it included in income for prior taxable years under the election. The Fund’s adjusted basis in its PFIC stock subject to the election would be adjusted to reflect the amounts of income included and deductions taken thereunder. In either case, the Fund may be required to recognize taxable income or gain without the concurrent receipt of cash.

Gains or losses attributable to fluctuations in exchange rates between the time the Fund accrues income or receivables or expenses or other liabilities denominated in a foreign currency and the time the Fund actually collects such income or receivables or pays such liabilities are generally treated as ordinary income or loss. Foreign currency gains and losses realized by the Fund in connection with certain transactions involving foreign currency-denominated debt instruments, certain options, futures contracts, forward contracts, and similar instruments relating to foreign currency, foreign currencies, and foreign currency-denominated payables and receivables are subject to Section 988 of the IRC, which causes such gains and losses to be treated as ordinary income or loss and may affect the amount and timing of recognition of the Fund’s income. In some cases elections may be available that would alter this treatment, but such elections could be detrimental to the Fund by creating current recognition of income without the concurrent recognition of cash. If a foreign currency loss treated as an ordinary loss under Section 988 were to exceed the Fund’s investment company taxable income (computed without regard to such loss) for a taxable year the resulting loss would not be deductible by it or its shareholders in future years. The foreign currency income or loss will also increase or decrease the Fund’s investment company income distributable to its shareholders.

Distributions paid out of the Fund’s current and accumulated earnings and profits (as determined at the end of the year), whether reinvested in additional shares or paid in cash, are generally taxable and must be reported by each stockholder who is required to file a federal income tax return. Distributions in excess of the Fund’s current and accumulated earnings and profits, as computed for federal income tax purposes, will first be treated as a return of capital up to the amount of a stockholder’s tax basis in his or her Fund shares and then as capital gain.

For federal income tax purposes, distributions of investment company taxable income are generally taxable as ordinary income, and distributions of gains from the sale of investments that the Fund owned for one year or less will be taxable as ordinary income. Distributions designated by the Fund as “capital gain dividends” (distributions from the excess of net long-term capital gain over short-term capital losses) will be taxable to stockholders as long-term capital gain regardless of the length of time they have held their shares of the Fund. Such dividends do not qualify as dividends for purposes of the dividends received deduction described below.

Non-corporate stockholders of the Fund may be eligible for the long-term capital gain tax rate applicable to distributions of “qualified dividend income” received by such non-corporate stockholders. The Fund’s distribution will be treated as qualified dividend income and therefore eligible for the long-term capital gains tax rate to the extent that it receives dividend income from taxable domestic corporations and certain qualified foreign corporations, provided that certain holding periods and other requirements are met. For example, if the Fund’s shares are loaned pursuant to a securities lending arrangement, dividends paid while the shares are held by the borrower may not be qualified dividend income and may not qualify for the dividends received deduction. Currently, the maximum long-term capital gain tax rate for individual U.S. stockholders is 20%. Corporate stockholders of the Fund will be subject to tax on distributions of qualified dividend income at a flat rate of 21%. Generally, corporate stockholders will not be eligible for the dividends received deduction because the Fund’s income will not consist of qualified dividend income.

Under current law, a 3.8% Medicare contribution tax applies to net investment income including interest (excluding, tax-exempt interest), dividends, and capital gains of U.S. individuals with income exceeding $200,000 ($250,000 if married and filing jointly) and of estates and trusts.

The Fund will furnish a statement to stockholders providing the federal income tax status of its dividends and distributions including the portion of such dividends, if any, that qualifies as long-term capital gain.

Different tax treatment, including penalties on certain excess contributions and deferrals, certain pre-retirement and post-retirement distributions, and certain prohibited transactions, is accorded to accounts maintained as qualified retirement plans. Stockholders are urged and advised to consult their own tax advisers for more information.

The Fund may retain for investment its net capital gain. However, if the Fund retains any net capital gain or any investment company taxable income, it will be subject to a tax of 21% of such amount. If the Fund retains any net capital gain, it expects to designate the retained amount as undistributed capital gains in a notice to its stockholders, each of whom, if subject to U.S. federal income tax on long-term capital gains, (i) will be required to include in income for U.S. federal income tax purposes its share of such undistributed long-term capital gain, (ii) will be entitled to credit its proportionate share of the tax paid by the Fund against their U.S. federal income tax liability, if any, and to claim refunds to the extent that the credit exceeds such liability and (iii) will increase its tax basis in its common shares for the Fund by an amount equal to 79% of the amount of undistributed capital gain included in such stockholder’s gross income.

Upon the disposition of shares of the Fund (whether by redemption, sale or exchange), a stockholder may realize a capital gain or loss. Such capital gain or loss will be long-term or short-term depending upon the stockholder’s holding period for the shares. The capital gain will be long-term if the shares were held for more than 12 months and short-term if held for 12 months or less. Currently, for individual U.S. stockholders, the maximum long-term capital gain tax rate is 20% and the maximum short-term capital gain tax rate is 37%. In addition, certain U.S. stockholders will be subject to a 3.8% tax with respect to their net investment income, which includes capital gains and dividends from selling, exchanging, or holding shares of the Fund. Corporate U.S. stockholders are taxed at a flat rate of 21% on long-term and short-term capital gains.

If a stockholder sells or exchanges shares of the Fund within 90 days of having acquired such shares and if, before January 31 of the calendar year following the calendar year of the sale or exchange, as a result of having initially acquired those shares, the stockholder subsequently pays a reduced sales charge on a new purchase of shares of the Fund, the sales charge previously incurred in acquiring the Fund’s shares generally shall not be taken into account (to the extent the previous sales charges do not exceed the reduction in sales charges on the new purchase) for the purpose of determining the amount of gain or loss on the disposition, but generally will be treated as having been incurred in the new purchase. Any loss realized on a disposition will be disallowed under the “wash sale” rules to the extent that the shares disposed of by the stockholder are replaced by the stockholder within a period of 61 days beginning 30 days before and ending 30 days after the date of disposition. In such a case, the basis of the shares acquired will be adjusted to reflect the disallowed loss. Any loss realized by a stockholder on a disposition of shares held by the stockholder for six months or less will be treated as a long-term capital loss to the extent of any distributions of capital gain dividends received by the stockholder and disallowed to the extent of any distributions of tax-exempt interest dividends received by the stockholder with respect to such shares. Capital losses are generally deductible only against capital gains except that individuals may deduct up to $3,000 of capital losses against ordinary income.

The Fund generally is required to withhold, and remit to the U.S. Treasury, subject to certain exemptions, an amount equal to 24% of all distributions and redemption proceeds paid or credited to a stockholder of the Fund if (i) the stockholder fails to furnish the Fund with the correct taxpayer identification number (“TIN”) certified under penalties of perjury, (ii) the stockholder fails to provide a certified statement that the stockholder is not subject to backup withholding, or (iii) the IRS or a broker has notified the Fund that the number furnished by the stockholder is incorrect or that the stockholder is subject to backup withholding as a result of failure to report interest or dividend income. If the backup withholding provisions are applicable, any such distributions or proceeds, whether taken in cash or reinvested in shares, will be reduced by the amounts required to be withheld. Backup withholding is not an additional tax. Any amounts withheld may be credited against a stockholder’s U.S. federal income tax liability.

A tax-exempt stockholder could realize unrelated business taxable income (“UBTI”) by virtue of its investment in the Fund as a result of the Fund’s investments and if shares in the Fund constitute debt financed property in the hands of the tax-exempt stockholder within the meaning of Section 514(b) of the Code. In addition, special tax consequences apply to charitable remainder trusts (CRTs) that invest in regulated investment companies that invest directly or indirectly in certain real estate mortgage investments. Tax-exempt stockholders are urged and advised to consult their own tax advisers as to the tax consequences of an investment in the Fund.

State and local laws often differ from federal income tax laws with respect to the treatment of specific items of income, gain, loss, deduction and credit.

Distributions made to non-U.S. stockholders attributable to net investment income generally are subject to U.S. federal income tax withholding at a 30% rate (or such lower rate provided under an applicable income tax treaty). Notwithstanding the foregoing, if a distribution described above is effectively connected with the conduct of a trade or business carried on by a non-U.S. stockholder within the United States (or, if an income tax treaty applies, is attributable to a permanent establishment in the United States), federal income tax withholding and exemptions attributable to foreign persons will not apply. Instead, the distribution will be subject to withholding at the highest applicable U.S. tax rate (currently 37% in the case of individuals and 21% in the case of corporations) and the non-U.S. stockholder will be subject to federal income tax reporting requirements generally applicable to U.S. persons described above.

Under U.S. federal tax law, a non-U.S. stockholder is not, in general, subject to federal income tax or withholding tax on capital gains (and is not allowed a deduction for losses) realized on the sale of shares of the Fund and on long-term capital gains dividends, provided that the Fund obtains a properly completed and signed certificate of foreign status, unless (i) such gains or distributions are effectively connected with the conduct of a trade or business carried on by the non-U.S. stockholder within the United States (or, if an income tax treaty applies, are attributable to a permanent establishment in the United States of the non-U.S. stockholder); (ii) in the case of an individual non-U.S. stockholder, the stockholder is present in the United States for a period or periods aggregating 183 days or more during the year of the sale and certain other conditions are met; or (iii) the shares of the Fund constitute U.S. real property interests (“USRPIs”), as described below.

Under current law, if the Fund is considered to be a “United States Real Property Holding Corporation” (as defined in the IRC and Treasury Regulations), then distributions attributable to certain underlying real estate investment trust investments and redemption proceeds paid to a non-U.S. stockholder that owns at least 5% of the Fund, generally, will (i) cause the non-U.S. stockholder to treat such gain or distribution as income effectively connected with a trade or business in the United States, (ii) subject such gain or distribution to withholding tax and (iii) cause the non-U.S. stockholder to be required to file a federal income tax return. In addition, in any year when at least 50% of the Fund’s assets are USRPIs (as defined in the IRC and Treasury Regulations), distributions of the Fund that are attributable to gains from the sale or exchange of stock in USRPIs may be subject to U.S. withholding tax (regardless of such stockholder’s percentage interest in the Fund) and may require the non-U.S. stockholder to file a U.S. federal income tax return in order to receive a refund (if any) of the withheld amount.

Subject to the additional rules described herein, federal income tax withholding will apply to distributions attributable to dividends and other investment income distributed by the Fund. The federal income tax withholding rate may be reduced (and, in some cases, eliminated) under an applicable tax treaty between the United States and the non-U.S. stockholder’s country of residence or incorporation. In order to qualify for treaty benefits, a non-U.S. stockholder must comply with applicable certification requirements relating to its foreign status (generally by providing a Fund with a properly completed Form W-8BEN).

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax generally is imposed on payments of interest and dividends to (i) foreign financial institutions including non-U.S. investment funds and (ii) certain other foreign entities, unless the foreign financial institution or foreign entity provides the withholding agent with documentation sufficient to show that it is compliant with FATCA (generally by providing the Fund with a properly completed Form W-8BEN or Form W-8BEN-E, as applicable). If the payment is subject to the 30% withholding tax under FATCA, a non-U.S. stockholder will not be subject to the 30% withholding tax described above on the same income. After December 31, 2018, FATCA withholding would have applied to certain capital gain distributions, return of capital distributions, and the proceeds arising from the sale of Fund shares; however, based on proposed regulations issued by the IRS, which can be relied on currently, such withholding is no longer required unless final regulations provide otherwise. Stockholders are urged and advised to consult their own tax advisors regarding the application of this new reporting and withholding regime to their own tax situation.

Under Treasury regulations, if a stockholder recognizes a loss of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on IRS Form 8886. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders are urged and advised to consult their own tax advisers to determine the applicability of these regulations in light of their individual circumstances.

The Fund will inform stockholders of the source and tax status of all distributions promptly after the close of each calendar year.

Distributions from the Fund and sales or other dispositions of shares of the Fund may be subject to additional state, local and foreign taxes depending on each stockholder’s particular situation. An investor should also be aware that the benefits of any reduced tax rate applicable to long-term capital gains and qualified dividend income may be impacted by the application of the alternative minimum tax to individual stockholders.

Stockholders are urged and advised to consult their own tax advisers as to the federal, state, local, foreign and other tax laws affecting investments in the Fund and to possible effects of the changes in any such federal, state, local, foreign, or other tax laws.

DETERMINATION OF NET ASSET VALUE

The Fund’s NAV per share will be calculated by the Adviser (i) no less frequently than monthly, (ii) on the last business day of each month and (iii) at any other times determined by the board. NAV per share is calculated by dividing the value of the Fund’s net assets (the value of its assets less its liabilities) by the total number of shares of common stock outstanding.

An unaudited NAV per share is posted monthly on the Fund’s website at http://www.herzfeld.com/herz. In calculating the NAV per share at any time:

(i)	the value of any cash on hand or on deposit, bills and demand notes and accounts receivable, prepaid expenses, cash dividends and interest declared or accrued and not yet received, will be its face amount, unless the Adviser has determined that its value is less, in which case its value will be deemed to be such amount as the Adviser determines to be reasonable;

(ii)	investments in securities traded on a national securities exchange (or reported on the NASDAQ National Market or Capital Market) are stated at the last reported sales price on the day of valuation (or at the NASDAQ official closing price); other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price;

(iii)	the value of any security traded in the unregulated market will be determined, by taking the last quoted bid price;

(iv)	investments (if any) in securities of the U.S. government, its agencies and instrumentalities having a maturity of 60 days or less are valued at amortized cost;

(v)	the value of a forward contract is calculated by reference to the price quoted at the date of valuation of the contract by the customary banking sources of the Fund;

(vi)	the value of commodity futures or option contracts entered into by the Fund are the margin deposit plus or minus the difference between the value of the contract on the date NAV is calculated and the value on the date the contract originated, value being that established on a recognized commodity or options exchange, or by reference to other customary sources, with a gain or loss being recognized;

(vii)	the value of any security or property for which no price quotation is available as provided above is the fair value determined in such manner as the board, acting in good faith, deems appropriate, although the actual calculation may be done by others (including by the Adviser acting as the Board’s valuation designee); and

(viii)	the liabilities of the Fund are deemed to include, without limitation, all bills and accounts payable, all other contractual obligations for the payment of money, including the amount of distributions declared and unpaid, all accrued and unpaid management fees, advisory fees and other expenses, all reserves for taxes or contingencies and all other liabilities of the Fund determined in accordance with generally accepted accounting principles.

The Fund has procedures to determine the fair value of securities and other financial instruments for which market prices are not readily available. Under these procedures, the Adviser convenes on a regular and ad hoc basis to review such securities and considers a number of factors, including valuation methodologies and significant unobservable valuation inputs, when arriving at a fair value. The Adviser may employ a market-based approach which may use related or comparable assets or liabilities, recent transactions, market multiples, book values and other relevant information for the investment to determine the fair value of the investment. An income-based valuation approach may also be used in which the anticipated future cash flows of the investment are discounted to calculate fair value. Discounts may be applied due to the nature or duration of any restrictions on the disposition of investments. Due to the inherent uncertainty of valuations of such investments, the fair values may differ significantly from the values that would have been used had an active market existed. The Adviser employs various methods for calibrating these valuation approaches including a regular view of valuation methodologies, key inputs and assumptions, transactional back-testing or disposition analysis and reviews of any related market activity.

Any assets or liabilities initially expressed in terms of foreign currencies are translated into dollars at a quoted exchange rate or at such other appropriate rate as may be determined by the Adviser.

CUSTODIAN, TRANSFER AGENT, DIVIDEND DISBURSING AGENT, AND REGISTRAR

U.S. Bank National Association acts as custodian for the Fund’s assets. The principal address of the custodian is 155 N RiverCenter Dr., Milwaukee, WI 53212. The custodian employs sub-custodians in each of the jurisdictions in which the Fund invests. The custodian’s services include, in addition to the custody of all cash and securities owned by the Fund, the maintenance of a custody account in the custodian’s Fund department, the segregation of all certificated securities owned by the Fund, the appointment of authorized agents as sub-custodians, disbursement of funds from the custody account of the Fund, releasing and delivering securities from the custody account of the Fund, maintaining records with respect to such custody account, delivering to the Fund a daily and monthly statement with respect to such custody account, and causing proxies to be executed. Prior to January 1, 2026, the Fund’s custodian was Fifth Third Bank located at 38 Fountain Square Plaza, Cincinnati, OH 45263. The custodian’s fee is paid by the Fund. For the fiscal years ended June 30, 2025, and 2024, the Fund paid custodian fees to Fifth Third Bank of $7,850, and $7,739, respectively. For the fiscal year ended June 30, 2026, the Fund paid custodian fees to Fifth Third Bank of $4,445.60, and to U.S. Bank of $17,187.80.

Under a Master Services Agreement between Ultimus Fund Solutions, LLC (“Ultimus”) and the Fund, Ultimus serves as the Fund’s administrator, fund accounting agent, and transfer agent. Ultimus is located at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246. Administrative services include generally managing the administrative affairs of the Fund, and supervising the preparation of reports to stockholders, reports to and filings with the SEC and materials for meetings of the board. Fund accounting services include calculating the net asset value per share and maintaining the financial books and records of the Fund. As transfer agent, Ultimus provides shareholder services to the Fund. The Master Services Agreement permits Ultimus to subcontract for the provision of services it has contracted for under the Master Services Agreement, and Ultimus has subcontracted transfer agency services to Equiniti Trust Company, LLC (“EQ”). EQ is located at 28 Liberty Street, 53rd Floor, New York, NY 10005; their mailing address is EQ Shareholder Services, PO Box 500, Newark, NJ 07101. EQ provides transfer agency services, including serving as the Fund’s dividend/distribution disbursing agent, dividend reinvestment plan agent, and as registrar for the Fund’s common stock. For the fiscal years ended June 30, 2026, 2025, and 2024, the Fund paid transfer agency fees of $34,148, $32,933, and $31,050, respectively.

LEGAL MATTERS

Mayer Brown LLP, 1999 K Street NW, Washington, DC 20006, serves as counsel to the Fund.

EXPERTS

The independent registered accounting firm of the Fund is Deloitte & Touche LLP, located at 115 Federal Street, Boston, MA 02110. As the independent registered public accounting firm of the Fund, Deloitte & Touche LLP is an expert in accounting and auditing and is auditing the Fund’s financial statements included in the Fund’s Annual Report to Stockholders for the fiscal year ended June 30, 2026 (the “Annual Report”). The audited financial statements included in the Annual Report to Stockholders for fiscal year ending June 20, 2025 was prepared by Tait, Weller & Baker LLP (“Tait Weller”), located at 50 South 16th Street, Suite 2900, Philadelphia, PA 19102. As the independent registered public accounting firm for the Fund during that period, Tait Weller was an expert in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 together with related exhibits under the Securities Act. The registration statement contains information about us and the securities being offered by this prospectus and any accompanying prospectus supplement. We are also required to file with or submit to the SEC annual, semi-annual and quarterly reports, proxy statements and other information about us. You may request copies of these reports and filings, including this prospectus and any accompanying prospectus supplement free of charge, make inquiries or request other information about us by contacting us by mail at 119 Washington Avenue, Suite 504 Miami Beach, FL 33139, or by telephone at (800) TJH-FUND (toll-free) or (305) 777-1660. Copies of these reports and filings are also available free of charge through our website at http://www.herzfeld.com/herz. The inclusion of our website address in this prospectus and any prospectus supplement is, in each case, intended to be an inactive textual reference only and not an active hyperlink to our website. The information contained in, or that can be accessed through, our website is not part of this prospectus or any accompanying prospectus supplement. Information contained on our website is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, upon paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement that the Fund has filed with the SEC. The Fund is permitted to “incorporate by reference” the information that it files with the SEC, which means that the Fund can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and later information that the Fund files with the SEC will automatically update and supersede this information.

The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Rule 30(b)(2) under the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, are incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents:

●	the Fund’s Annual Report on Form N-CSR for the fiscal year ended June 30, 2025, filed with the SEC on September 8, 2025 (the “2025 Annual Report”);

●	the Fund’s Semi-Annual Report on Form N-CSRS for the six month period ended December 31, 2025, filed with the SEC on March 5, 2026; and

●	the description of our common shares contained in our Registration Statement on Form N-2 (File No. 333-144838) filed with the SEC on July 25, 2007, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby.

To obtain copies of these filings, see “Available Information” above.